As filed with the Securities and Exchange Commission on April 22, 2005

Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Specialty Underwriters’ Alliance, Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	6331 (Primary Standard Industrial Classification Code Number)	20-0432760 (I.R.S. Employer Identification Number)

222 South Riverside Plaza
Chicago, Illinois 60606
(888) 782-4672
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Courtney C. Smith
Chief Executive Officer
Specialty Underwriters’ Alliance, Inc.
222 South Riverside Plaza
Chicago, Illinois 60606
(888) 782-4672
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
William W. Rosenblatt, Esq.
Christopher J. Doyle, Esq.
Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038-4982
(212) 806-5400
Facsimile: (212) 806-6006

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Aggregate Offering	Aggregate Offering	Registration
Securities to be Registered	Registered	Price Per Share (1)	Price (1)	Fee
Common Stock, $.01 par value	1,558,688 shares(2)	$8.43	$13,139,739	$1,546.55

(1)	Estimated solely for purposes of calculating the registration fee, based upon the average of the high and low prices per share of Specialty Underwriters’ Alliance, Inc.’s common stock, par value $.01 per share, on April 19, 2005, as reported on The Nasdaq National Market.

(2)	Represents shares of common stock of Specialty Underwriters’ Alliance, Inc., par value $.01 per share, to be offered for resale by the selling stockholders named herein.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STSTE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to Completion, Dated April 22, 2005

PROSPECTUS

[insert LOGO]

Specialty Underwriters’ Alliance, Inc.

1,558,688 Shares

Common Stock

     This prospectus relates solely to the sale of 1,558,688 shares of our common stock by the selling stockholders named in this prospectus. We will not receive any proceeds from the sale of these shares.

     We originally sold these shares of common stock to the selling stockholders in various private placement transactions.

     The selling stockholders may offer their shares of common stock from time to time in public or private transactions on the Nasdaq National Market, on one or more exchanges, in the over-the-counter market, in negotiated transactions, through put or call option transactions relating to the shares, through short sales of shares or through a combination of these methods. The selling stockholders may sell the shares at market prices prevailing at the time of sale or at negotiated prices. The shares of common stock may be sold directly or through agents or broker-dealers acting as principal or agent, or in block trades or through one or more underwriters on a firm commitment or best efforts basis. The selling stockholders may engage underwriters, brokers, dealers or agents, who may receive commissions or discounts from the selling stockholders. The shares of common stock are subject to lock-up provisions that prohibit the sale of any shares for a period of 180 days from November 17, 2004, except as described in this prospectus.

     We have agreed to bear the expenses incurred in connection with the registration of these shares. The selling stockholders will pay or assume brokerage commissions or similar charges incurred in the sale of these shares of common stock.

     The selling stockholders and any underwriters, agents or broker-dealers that participate with the selling stockholders in the distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any commissions received by them and any profit on the resale of the common stock may be deemed to be underwriting commissions or discounts under the Securities Act.

     Our common stock is traded on the Nasdaq National Market under the symbol “SUAI.” On April 20, 2005, the last reported sales for the common stock as reported on the Nasdaq National Market was $8.53 per share.

     See “Risk Factors” beginning on page 3 of this prospectus for certain risk factors you should consider before investing in shares of our common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2005

TABLE OF CONTENTS

INFORMATION CONCERNING DEFINITIONS AND FINANCIAL INFORMATION	ii
PROSPECTUS SUMMARY	1
RISK FACTORS	3
FORWARD-LOOKING STATEMENTS	12
USE OF PROCEEDS	12
MARKET PRICE INFORMATION	12
DIVIDEND POLICY	12
CAPITALIZATION	13
SELECTED FINANCIAL INFORMATION	14
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SPECIALTY UNDERWRITERS’ ALLIANCE, INC	18
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF POTOMAC	26
BUSINESS	29
REGULATION	37
MANAGEMENT	42
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	51
PRINCIPAL AND SELLING STOCKHOLDERS	53
DESCRIPTION OF CAPITAL STOCK	55
PLAN OF DISTRIBUTION	57
LEGAL MATTERS	59
EXPERTS	59
WHERE YOU CAN FIND MORE INFORMATION	59
INDEX TO FINANCIAL STATEMENTS	F-1
GLOSSARY OF SELECTED INSURANCE, REINSURANCE AND INVESTMENT TERMS	G-1

i

INFORMATION CONCERNING DEFINITIONS AND FINANCIAL INFORMATION

     In this prospectus, references to the “Company,” “SUA,” “we,” “us” or “our” and similar designations refer to Specialty Underwriters’ Alliance, Inc. and its subsidiary, SUA Insurance Company.

     For your convenience, we have provided a glossary, beginning on page G-1, of selected insurance and investment terms. In this prospectus, amounts are expressed in dollars and the financial statements have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP, except as otherwise indicated.

ii

PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before buying shares of our common stock. You should read the entire prospectus carefully before making an investment in our common stock.

Our Company

Overview

     Specialty Underwriters’ Alliance, Inc. was formed in April 2003 and, through its wholly-owned subsidiary, SUA Insurance Company, offers commercial property and casualty insurance to selected customer groups. We believe that we are different from other specialty insurance companies because we have created an innovative business model that emphasizes partner relationships with key agents, or partner agents, knowledgeable in the types of business classes we underwrite. Highly specialized business knowledge of these business classes is required to achieve underwriting profits. Historically, we believe that this segment of the industry has been underserved by most standard property and casualty insurance companies because they lack such specialized knowledge and are not willing to make the necessary investment to support select business classes.

     Generally, insurance agents are paid by commission up-front. As a result, agents make money even if the insurance carrier does not make an underwriting profit. Often, in the specialty program business, insurance agents historically have had underwriting authority and were responsible for handling claims. We believe that this system has not served the carriers, the agents or the insureds very well. Poor underwriting results have led to underwriting losses for carriers, and instability in the insurance market from carrier turnover. In turn, agents have incurred additional costs in searching for, and converting to, new carriers. Policyholders have experienced uncertainty regarding the placement of their coverage from year to year and the quality of service.

     Our business model is designed to realign the interests of carriers, agents and insureds. We have entered into on-going arrangements with key agents. Our agreements with the partner agents provide that in exchange for marketing and pre-qualifying business for us, our partner agents receive an up-front commission designed to cover their costs and an underwriting profit-based commission paid over several years. In addition, they purchase shares of Class B common stock of our company, with returns on their investment tied to our performance. We provide our partner agents with a five-year exclusive arrangement (generally allowing partner agents to offer other companies’ products if we decline to offer coverage to a prospective insured) covering a specific class of business and territory. Further, we are implementing a centralized information system designed to reduce processing and administrative time. Lastly, we are a stable, dedicated source of specialty program commercial property and casualty insurance capacity.

     We have a secure category rating of “B+” (Very Good) from A.M. Best, which is the sixth highest of 15 rating levels.

     On November 23, 2004, we completed our initial public offering of 12,700,000 shares of common stock at an initial public offering price of $9.50 per share. Concurrent with the closing of the initial public offering, we sold 1,000,000 shares of our common stock at a price of $8.835 per share in a private placement. Simultaneously with the closing of our initial public offering, Courtney C. Smith, Peter E. Jokiel, William S. Loder and Gary J. Ferguson, each an executive officer, purchased directly from us 22,637, 33,956, 16,978 and 16,978 shares of our common stock, respectively. Additionally, at the closing of our initial public offering we sold 26,316 shares of our Class B common stock to our partner agents at a total aggregate amount of $250,000. The net proceeds to us from all these transactions after deducting expenses were approximately $119.8 million.

     Simultaneously with the closing of the initial public offering, we acquired all of the outstanding common stock of Potomac Insurance Company of Illinois, or Potomac, from OneBeacon Insurance Company, or OneBeacon, for $22.0 million. We refer to this transaction as the “Acquisition.” After giving effect to the Acquisition, we changed the name of Potomac Insurance Company of Illinois to SUA Insurance Company.

     SUA Insurance Company is licensed to conduct insurance business in 41 states and the District of Columbia. We consider these jurisdictions to be those that are important to our current business plan because they account for approximately 90% of the population of the United States. SUA Insurance Company is not licensed in Hawaii, Maine, Minnesota, Montana, New Hampshire, North Carolina, Oregon, Tennessee and Wyoming. However, in the future we may apply for licenses in one or more of those states.

     Prior to the Acquisition, SUA Insurance Company entered into a transfer and assumption agreement with OneBeacon whereby all of its liabilities, including all direct liabilities under existing insurance policies, were transferred to and assumed by OneBeacon.

     In the event of the failure to pay by OneBeacon, SUA Insurance Company could experience losses which could materially adversely affect our business and results of operations. OneBeacon currently has a rating of “A” (Excellent) from A.M. Best, which is the third highest of 15 rating levels.

     On December 22, 2004 we received additional proceeds of $3.7 million from underwriters’ exercise of the over allotment option, in which they purchased an additional 422,000 shares.

     Our website address is www.suainsurance.com. We make available on this website under “Investor Relations,” free of charge, our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K, Forms 3, 4 and 5 filed via Edgar by our directors and executive officers and various other SEC filings, including amendments to these reports, as soon as reasonably practicable after we electronically file or furnish such reports to the SEC. We also make available on our website our Corporate Governance Guidelines and Principles, our Code of Business Conduct and Ethics and the charters of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. This information also is available by written request to Investor Relations at our executive office address listed below. The information on our website, or on the site of our third-party service provider, is not incorporated by reference into this report.

     Our principal executive offices are located at 222 South Riverside Plaza, Chicago, Illinois 60606 and our telephone number is (888) 782-4672.

This Offering

     All of the shares offered hereby are being offered by the selling stockholders. We will not receive any proceeds from the offering. See “Use of Proceeds,” “Principal and Selling Stockholders” and “Plan of Distribution” herein.

RISK FACTORS

     An investment in our common stock involves a high degree of risk. In deciding whether to invest, you should carefully consider the following risk factors, as well as the other information contained in this prospectus. Any of the following risks could have a material adverse effect on our business, financial condition, results of operations or prospects and cause the value of our stock to decline, which could cause you to lose all or part of your investment. Additional risks and uncertainties that we are unaware of, or that are currently deemed immaterial, also may become important factors that affect us. Our forward-looking statements in this prospectus are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below. See “Forward-Looking Statements.”

Risks Related to our Business

We have a limited operating history. If we are unable to implement our business strategy or operate our business as we currently expect, our results may be adversely affected.

     We effectively commenced operations with the closing of our initial public offering, but did not start to write insurance policies until the first quarter of 2005. As a result, we have not yet generated any significant revenues. The business of Potomac, our accounting predecessor, is not representative of or comparable with our primary business strategy. Businesses, such as ours, that are starting up or in their initial stages of development present substantial business and financial risks and may suffer significant losses. Additionally, we are still in the process of hiring staff, developing business relations, continuing to establish operating procedures, obtaining additional facilities and implementing new systems. If we are unable to implement these actions in a timely manner, our results may be adversely affected.

We rely on a limited number of partner agents. Our failure to recruit and retain partner agents could materially adversely affect our results. Our transition of our partner agents’ business may significantly delay our ability to generate revenue.

     We have only three partner agents. We hope to enter into additional agent relationships in the future. Our ability to recruit and retain partner agents may be negatively impacted by certain aspects of our business model, including our requirement that partner agents defer and make contingent a portion of their agency commissions and purchase, or commit to purchase, shares of our Class B common stock. In addition, our ability to add new partner agents may be limited by our level of capital. Because we are unlikely to seek or obtain mid-term cancellations of existing policies produced by our partner agents, we will seek to transition policies over a 12-month period as they are renewed. We will be unable to generate premium revenue until policies are written by us, and a delay in our ability to write or transition policies could lead to a significant delay in our ability to generate substantial amounts of revenue.

We may be subject to losses if OneBeacon fails to honor its reinsurance obligations to us.

     Our subsidiary, SUA Insurance Company, has a transfer and assumption agreement with OneBeacon whereby all of SUA Insurance Company’s liabilities existing as of the acquisition of Potomac, including all direct liabilities under existing insurance policies, were ceded to and assumed by OneBeacon.

     The legal requirements to transfer insurance obligations from one insurer to another, sometimes referred to as a novation, vary from state to state, generally based on the state in which the policy was issued. In some states, if certain notifications are made to policyholders and they do not object to the transfer within certain periods of time, they are deemed to have agreed to the transfer. In other states, policyholders must consent to the transfer in writing. Additionally, in some states insurance regulatory approval is required in addition to policyholder consents.

     To the extent the legal requirements for novation have been met, OneBeacon will become directly liable to those policyholders for any claims arising from insured events under the policy, and SUA Insurance Company’s obligation to those policyholders would cease. Accordingly, SUA Insurance Company would extinguish any recorded liabilities to such policyholders and the related reinsurance recoverables, so no gain or loss would occur.

     Until a novation is achieved, SUA Insurance Company continues to be directly liable to legacy policyholders for claims arising under their policies, but has reinsurance coverage from OneBeacon to reimburse SUA Insurance Company for any such claims. Thus SUA Insurance Company should not experience any gains or losses with respect to such legacy policies unless OneBeacon failed to honor its reinsurance obligation to SUA Insurance Company. In the event of the failure to pay by OneBeacon, SUA Insurance Company could experience losses that could materially adversely affect our business and results of operations.

We have received a secure category rating of “B+” (Very Good) from A.M. Best. A future downgrade in our rating could affect our competitive position with customers and our rating may put us at a disadvantage with higher-rated carriers.

     Competition in the types of insurance business that we underwrite is based on many factors, including the perceived financial strength of the insurer and ratings assigned by independent rating agencies. A.M. Best Company, Inc., or A.M. Best, is generally considered to be a significant rating agency with respect to the evaluation of insurance companies. A.M. Best’s ratings are based on a quantitative evaluation of a company’s performance with respect to profitability, leverage and liquidity and a qualitative evaluation of spread of risk, investments, reinsurance programs, reserves and management. Insurance ratings are used by customers, reinsurers and reinsurance intermediaries as an important means of assessing the financial strength and quality of insurers.

     We have received a secure category rating of “B+” (Very Good) from A.M. Best, which is the sixth highest of 15 rating levels and indicates A.M. Best’s opinion of our financial strength and ability to meet ongoing obligations to our future policyholders. The rating is not a recommendation to buy, sell or hold our securities. We cannot assure you that we will be able to maintain this rating. If we experience a significant ratings downgrade, we may experience a substantial loss of business as policyholders might purchase insurance from companies with higher claims-paying and financial strength ratings instead of from us.

Our rating may place us at a competitive disadvantage or cause us to incur additional expenses.

     Certain financial institutions and banks require property owners with loans to be insured by insurers with at least an “A-” rating by A.M. Best. Certain other insureds choose to insure their own property and casualty risks only with such higher-rated insurers. Also, due to financial responsibility laws, some states and the federal government require certain regulated entities to purchase mandatory insurance from insurers holding a minimum of “A-” rating by A.M. Best. Some agents may be unwilling or unable to write certain lines of business such as property, long-tail liability lines and automobile liability with insurers that are not rated at least “A-” (Excellent) by A.M. Best. We have talked to some potential partner agents who require at least “A-” rating by A.M. Best. We may seek to enter into fronting arrangements under which policies may be nominally written by a higher rated insurer to allow our partner agents to produce business in these lines, but there can be no assurances that these arrangements will be available at a reasonable price or acceptable to agents, and the cost of these arrangements will reduce our operating profit.

A delay or other problem in the implementation of our centralized technology system could have a material adverse effect on our business plan.

     We are implementing a centralized technology system for underwriting, policy issuance and claims administration through each partner agent’s website. We must rely on our chosen vendors in integrating their technology in order to implement our system and they have relatively limited experience in doing so. As a result, we cannot assure you that our vendors will be able to develop our technology system for us in a timely manner and at the price we anticipate. A delay in implementation of our centralized technology system would inhibit us from automating our underwriting, policy issuance and claims administration. Instead, we would need to manually process our policies and claims that could lead to less efficiency and the possibility of a decrease in premium volume. Accordingly, a delay or other problems in our implementation schedule could have a material adverse effect on our business plan.

We may require additional capital in the future, which may not be available on favorable terms or at all.

     We expect that our future capital requirements will depend on many factors, including our ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover our losses. We believe that our current funds are sufficient to support our current business plan for at least twelve months. However, to the extent that our funds are insufficient to fund future operating requirements, we may need to raise additional funds through financings or curtail our growth and reduce our assets. Any equity or debt financing, if available at all, may be on terms that are not favorable to us. If we are able to raise capital through equity financings, your interest in our company would be diluted, and the securities we issue may have rights, preferences and privileges that are senior to those of the shares offered in this offering. If we cannot obtain adequate capital, our business, financial condition and results of operations could be adversely affected.

We may misevaluate the risks we seek to insure. If we misevaluate these risks, our business, reputation, financial condition and results of operations could be materially and adversely affected.

     We were formed to provide commercial lines insurance to specialty program markets through our operating subsidiary. The market for commercial lines insurance to specialty programs differs significantly from the standard market. In the standard market, insurance rates and forms are highly regulated, products and coverages are largely uniform and have relatively predictable exposures and companies tend to compete for customers on the basis of price. In contrast, the specialty market provides coverage for risks that do not fit the underwriting criteria of most standard carriers. We expect that our success will depend on the ability of our underwriters to accurately assess the risks associated with the businesses that we insure. We expect that underwriting for specialty program lines will require us to make assumptions about matters that are inherently unpredictable and beyond our control, and for which historical experience and probability analysis may not provide sufficient guidance. Such matters include, but are not limited to the effects of future inflation on our claim trends, future law changes in jurisdictions where we do business, judicial interpretations regarding policy coverage, the predictability and frequency of catastrophic events, and medical protocol changes. If we fail to adequately evaluate the risks to be insured, our business, financial condition and results of operations could be materially and adversely affected, since our claims experience could be significantly different than what we assumed in our pricing, resulting in reduced underwriting profits or underwriting losses.

We compete with a large number of companies in the insurance industry for underwriting revenues.

     We compete with a large number of other companies in our selected lines of business. We compete with major U.S. and non-U.S. insurers such as American International Group, Inc., or AIG, Travelers Insurance Group Holdings Inc., or Travelers, CNA Financial Corporation, or CNA, and ACE Limited, or ACE, that offer the lines of insurance that we offer and that target the same market as we do and utilize similar business strategies. We face competition both from specialty insurance companies, underwriting agencies and intermediaries, as well as diversified financial services companies such as W.R. Berkley Corporation, Markel Insurance Company, or Markel, Philadelphia Consolidated Holding and RLI Insurance Company, or RLI. In addition, newly formed and existing insurance industry companies such as Arch Capital Group Ltd., or Arch, Meadowbrook Insurance Group, or Meadowbrook, and Argonaut Insurance Company, or Argonaut, have recently raised capital to meet perceived demand in the current environment and address underwriting capacity issues. Other newly formed and existing insurance companies also may be preparing to enter the same market segments in which we compete or raise new capital. Since we have limited operating history, we expect that our competitors will have greater name and brand recognition than we have. Many of them also have higher financial strength and ratings assigned by independent ratings agencies and more (in some cases substantially more) capital and greater marketing and management resources than we have and may offer a broader range of products and more competitive pricing than offer.

     Our competitive position is based on many factors, including our perceived financial strength, ratings assigned by independent rating agencies, geographic scope of business, client relationships, premiums charged, contract terms and conditions, products and services offered (including the ability to design customized programs), speed of claims payment, reputation, experience and qualifications of employees and local presence. We choose types and lines of businesses (tow trucks, workers’ compensation) that do not require “A” level A.M. Best ratings. We work with a limited number of partner agents which will enable us to provide them with customized approaches to their business and give them long term (five years) exclusive arrangements. Our systems capability is designed for this type of business which enables us to change and adapt quicker to changes in the marketplace. Since we have recently commenced operations, we may not be able to compete successfully on many, or any, of these bases. In addition, some companies in our lines of business are increasing their capital-raising activities, which could result in additional new entrants to our markets and an excess of capital in the industry. If competition limits our ability to write new business at adequate rates, our return on capital may be adversely affected.

     In addition, a number of new, proposed or potential legislative or industry developments could further increase competition in our industry. In certain states, state-sponsored entities provide property insurance in catastrophe-prone areas or other “alternative markets” types of coverage. Furthermore, the growth of services offered over the Internet may lead to greater competition in the insurance business. New competition from these developments could cause the supply and/or demand for insurance to change, which could adversely affect our underwriting results.

If we are unable to obtain regulatory approval to begin writing policies and transition business in a timely manner, our ability to generate revenue could be delayed.

     We must successfully receive approval of our rates and forms in order to issue policies in certain jurisdictions. Our partner agents cannot begin to transition policies to be written in those states to us until we have completed this process. Because we are unlikely to seek or obtain mid-term cancellations of existing policies produced by our partner agents, we will seek to transition policies over a 12-month period as they are renewed. We will be unable to generate premium revenue until policies are written by us, and a delay in our ability to write or transition policies could lead to a significant delay in our ability to generate substantial amounts of revenue.

Our reliance on retail agents to market our products subjects us to their credit risk.

     We market our insurance products primarily through retail insurance agents who produce business for our partner agents. Our clients pay premiums for insurance policies to a retail agent for payment over to us. These premiums are considered to have been paid and, in most cases, the client will no longer be liable to us for those amounts. We also make claims payments to these agents and under local law we are likely to be liable to our client if the agent does not forward the claim payment to the client. Consequently, we assume a degree of credit risk associated with retail agents with respect to most of our insurance business. We receive business from many retail agents and will not be able to determine the creditworthiness of all of them.

The availability of reinsurance that we use to limit our exposure to risks may be limited, and counterparty credit and other risks associated with our reinsurance arrangements may result in losses that could adversely affect our financial condition and results of operations.

     To limit our risk of loss, we use reinsurance. The availability and cost of reinsurance protection is subject to market conditions, which are beyond our control. Currently, there is a high level of demand for these arrangements, and we cannot assure you that we will be able to obtain, or in the future renew, adequate protection at cost-effective levels. We have retained liability under our reinsurance arrangements generally for all of the first $1 million of losses with reinsurers being responsible for losses above that level subject to certain limitations. See “Business—Reinsurance”.

     As a result of market conditions and other factors, we may not be able to successfully alleviate risk through reinsurance. Further, we expect to be subject to credit risk with respect to our reinsurance arrangements because the ceding of risk to reinsurers will not relieve us of our liability to the clients or companies we insure. Our failure to establish adequate reinsurance arrangements or the failure of our reinsurance arrangements to protect us from overly concentrated risk exposure could adversely affect our business, financial condition and results of operations.

The occurrence of severe catastrophic events may have a material adverse effect on us.

     We underwrite property and casualty insurance which covers catastrophic events. Therefore, we have large aggregate exposures to natural and man-made disasters, such as hurricane, typhoon, windstorm, flood, earthquake, acts of war, acts of terrorism and political instability. We expect that our loss experience generally will include infrequent events of great severity. Although we may attempt to exclude losses from terrorism and other similar risks from some coverages we write, we may not be successful in doing so. The risks associated with natural and man-made disasters are inherently unpredictable, and it is difficult to predict the timing of such events with statistical certainty or estimate the amount of loss any given occurrence will generate. The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event. While we attempt to limit our net exposure in any area and to any one catastrophe, we may not be able to do so. Therefore, the occurrence of losses from catastrophic events could have a material adverse effect on our results of operations and financial condition. These losses could adversely affect our net worth and reduce our stockholders’ equity and statutory surplus of our operating subsidiary (which is the amount remaining after all liabilities, including loss reserves, are subtracted from all admitted assets, as determined under statutory accounting principles, or SAP). A decrease in statutory surplus would adversely affect our operating subsidiary’s ability to write new business. Increases in the values and geographic concentrations of insured property and the effects of inflation have resulted in increased severity of industry losses in recent years and we expect that those factors will increase the severity of catastrophe losses in the future.

The effects of emerging claim and coverage issues on our business are uncertain.

     As industry practices and legal, judicial, social and other environmental conditions change, unexpected issues related to claims and coverage may emerge with respect to various segments of our business. These issues may adversely affect our business by either extending coverage beyond our underwriting intent or by increasing the number or size of claims. In some instances, the effects of these changes may not become apparent until some time after we have issued insurance contracts that are affected by the changes. As a result, the full extent of liability under our insurance contracts may not be known for many years after a contract is issued.

     Recent examples of emerging claims and coverage issues that could affect us include:

•	larger settlements and jury awards against professionals and corporate directors and officers covered by professional liability and directors’ and officers’ liability insurance; and

•	a growing trend of plaintiffs targeting property and casualty insurers in purported class action litigation relating to claims-handling, insurance sales practices and other practices related to the conduct of business in our industry.

     The effects of these and other unforeseen emerging claim and coverage issues are extremely hard to predict and could harm our business, financial condition and results of operations.

Recent federal legislation may negatively affect the business opportunities we perceive are available to us in the market.

     The Terrorism Risk Insurance Act of 2002, or TRIA, was enacted by the U.S. Congress and became effective in November 2002 in response to the tightening of supply in some insurance markets resulting from, among other things, the terrorist attacks of September 11, 2001. TRIA applies to the insurance written by us.

     TRIA requires some U.S. commercial property and casualty insurers, including us, to make available to their policyholders terrorism insurance coverage for certified acts of terrorism at the same limits and terms as are available for other coverages. Exclusions or sub-limit coverage for certified acts of terrorism may be established, but solely at the discretion of an insured. We are currently unable to predict the extent to which TRIA may affect the demand for our products, or the risks that may be available for them to consider underwriting. We may or may not offer such coverage in the future and if we do offer coverage we are unable to assure the adequacy of the premium we will charge to cover losses.

A significant amount of our invested assets is subject to market volatility and we may be adversely affected by interest rate changes.

     We invest the premiums we receive from customers and our investment portfolio initially consists of highly rated and liquid fixed income securities. The fair market value of these assets and the investment income from these assets will fluctuate depending on general economic and market conditions. Because we classify substantially all of our invested assets as available for sale, changes in the market value of our securities will be reflected in our consolidated balance sheet. In addition, we expect that market fluctuations and market volatility will affect the value of our investment portfolio and could adversely affect our liquidity. Our investment results and, therefore, our financial condition may be impacted by changes in the business, financial condition or results of operations of the entities in which we invest, as well as changes in interest rates, government monetary policies, general economic conditions and overall market conditions.

     Our investment portfolio contains interest rate-sensitive instruments, such as bonds, which may be adversely affected by changes in interest rates. Because of the unpredictable nature of losses that may arise under insurance policies, we expect our liquidity needs will be substantial and may arise at any time. Increases in interest rates during periods when we sell investments to satisfy liquidity needs may result in losses. Changes in interest rates also could have an adverse effect on our investment income and results of operations and may expose us to prepayment risks on certain fixed income investments.

     Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. Although we attempt to take measures to manage the risks of investing in a changing interest rate environment, we may not be able to mitigate interest rate sensitivity effectively. Our mitigation efforts include maintaining a high quality portfolio with a relatively short duration to reduce the effect of interest rate changes on book value. Despite our mitigation efforts, a significant increase in interest rates could have a material adverse effect on our book value.

Our profitability may be adversely impacted by inflation.

     The effects of inflation could cause the severity of claims from catastrophes or other events to rise in the future. We expect that our reserve for losses and loss adjustment expenses will include assumptions about future payments for settlement of claims and claims handling expenses, such as medical treatments and litigation costs and the length of time claims are settled and paid. To the extent inflation causes these costs to increase above reserves established for these costs (particularly on liability coverages which often take many years to settle), we expect to be required to increase our loss reserves with a corresponding reduction in our net income in the period in which the deficiency is identified.

Our holding company structure and certain regulatory and other constraints affect our ability to pay dividends and make other payments.

     We are a holding company. As a result, we do not have, and expect to not have, any significant operations or assets other than our ownership of the shares of our subsidiary.

     Dividends and other permitted distributions from our operating subsidiary are our primary source of funds to pay dividends, if any, to stockholders and to meet ongoing cash requirements, including debt service payments and other expenses. The inability of our operating subsidiary to pay dividends in an amount sufficient to enable us to meet our cash requirements at the holding company level could have a material adverse effect on our operations.

     The ability of our operating subsidiary to pay dividends or make other distributions to stockholders is subject to statutory and regulatory restrictions under Illinois law, including restrictions imposed as a matter of administrative policy, which are applicable generally to any insurance company in its state of domicile that limit such payments or distributions without prior approval by regulatory authorities.

     Illinois law provides that no dividend or other distribution may be declared or paid at any time except out of earned surplus, rather than contributed surplus. A dividend or other distribution may not be paid if the surplus of the domestic insurer is at an amount less than that required by Illinois law for the kind or kinds of business to be transacted by such insurer, or when payment of a dividend or other distribution by such insurer would reduce its surplus to less than such amount. Additionally, if insurance regulators determine that payment of a dividend or any other payments to an affiliate would, because of the financial condition of the paying insurance company or otherwise, be hazardous to such insurance company’s policyholders, the regulators may prohibit such payments that would otherwise be permitted without prior approval.

     Illinois law provides that a domestic insurer which is a member of a holding company system may not pay any extraordinary dividend nor make any other extraordinary distribution to its securityholders until 30 days after the Director has received notice of the declaration thereof and has not within such period disapproved the payment unless the Director approves such payment within the 30-day period. Illinois law defines an extraordinary dividend or distribution as “any dividend or distribution of cash or other property whose fair market value, together with that of other dividends or distributions, made within the period of 12 consecutive months ending on the date on which the proposed dividend is scheduled for payment or distribution exceeds the greater of: (a) 10% of the company’s surplus as regards policyholders as of the 31st day of December next preceding, or (b) the net income of the company for the 12-month period ending the 31st day of December next preceding, but does not include pro rata distributions of any class of the company’s own securities.” See “Regulation—Regulation of Dividends and Other Payments from Our Operating Subsidiary.”

We are subject to extensive regulation, which may adversely affect our ability to achieve our business objectives. If we do not comply with these regulations, we may be subject to penalties, including fines, suspensions and withdrawals of licenses, which may adversely affect our financial condition and results of operations.

     We are subject to extensive governmental regulation and supervision. Most insurance regulations are designed to protect the interests of policyholders rather than stockholders and other investors. These regulations, generally administered by a department of insurance in each jurisdiction in which we expect to do business, relate to, among other things:

•	approval of policy forms and premium rates;

•	standards of solvency, including risk-based capital measurements;

•	licensing of insurers and their agents;

•	restrictions on the nature, quality and concentration of investments;

•	restrictions on the ability of our insurance company subsidiary to pay dividends to us;

•	restrictions on transactions between insurance company subsidiaries and their affiliates;

•	restrictions on the size of risks insurable under a single policy;

•	requiring certain methods of accounting;

•	periodic examinations of our operations and finances;

•	prescribing the form and content of records of financial condition required to be filed; and

•	requiring reserves for unearned premium, losses and other purposes.

     For example, our operating subsidiary is subject to minimum capital and surplus requirements imposed by the laws of the jurisdictions in which it is licensed to transact an insurance business. As of December 31, 2004, the capital and surplus of our operating subsidiary was approximately $100 million. If our operating subsidiary does not maintain the required minimum capital and surplus of any jurisdiction in which it is licensed, it could be subject to regulatory action in such jurisdiction, including, but not limited to, the suspension or revocation of its license to transact an insurance business in such jurisdiction. No jurisdiction in which our operating subsidiary is licensed has minimum capital and surplus requirements in excess of $35 million for the lines of insurance for which our operating subsidiary is licensed. Additionally, if our operating subsidiary does not maintain the required minimum capital and surplus for Illinois, its state of domicile (which currently is $2.2 million), it could be placed into receivership in Illinois. Also, any new minimum capital and surplus requirements adopted in the future may require us to increase the capital and surplus of our operating subsidiary, which we may not be able to do. See “Regulation—Statutory Surplus and Capital.”

     Insurance departments also conduct periodic examinations of the affairs of insurance companies and require the filing of annual and other reports relating to financial condition, holding company issues and other matters. These regulatory requirements may adversely affect or inhibit our ability to achieve some or all of our business objectives.

     In addition, regulatory authorities have relatively broad discretion to deny or revoke licenses for various reasons, including the violation of regulations. We base some of our practices on our interpretations of regulations or practices that we believe are generally followed by the industry. These practices may turn out to be different from the interpretations of regulatory authorities. If we do not have the requisite licenses and approvals or do not comply with applicable regulatory requirements, insurance regulatory authorities could preclude or temporarily suspend us from carrying on some or all of our activities or otherwise penalize us. This could adversely affect our ability to operate our business. Further, changes in the level of regulation of the insurance industry or changes in laws or regulations themselves or interpretations by regulatory authorities could adversely affect our ability to operate our business.

     In recent years, the state insurance regulatory framework in the United States has come under increased federal scrutiny, and some state legislators have considered or enacted laws that may alter or increase state authority to regulate insurance companies and insurance holding companies. Moreover, the National Association of Insurance Commissioners, or NAIC, which is an association of the senior insurance regulatory officials of all 50 states and the District of Columbia, and state insurance regulators regularly reexamine existing laws and regulations, interpretations of existing laws and the development of new laws, which may be more restrictive or may result in higher costs to us than current statutory requirements.

Our results of operations and revenues may fluctuate as a result of many factors, including cyclical changes in the insurance industry, which may cause the price of our shares to decline.

     The results of operations of companies in the insurance industry historically have been subject to significant fluctuations and uncertainties. Our profitability can be affected significantly by:

•	the differences between actual and expected losses that we cannot reasonably anticipate using historical loss data and other identifiable factors at the time we price our products;

•	volatile and unpredictable developments, including man-made, weather-related and other natural catastrophes or terrorist attacks, or court grants of large awards for particular damages;

•	changes in the amount of loss reserves resulting from new types of claims and new or changing judicial interpretations relating to the scope of insurers’ liabilities; and

•	fluctuations in equity markets, interest rates, credit risk and foreign currency exposure, inflationary pressures and other changes in the investment environment, which affect returns on invested assets and may impact the ultimate payout of losses.

     In addition, the demand for the types of insurance we will offer can vary significantly, rising as the overall level of economic activity increases and falling as that activity decreases, causing our revenues to fluctuate. These fluctuations in results of operations and revenues may cause the price of our securities to be volatile.

The sale of a substantial number of our shares of common stock may cause the market price of our shares of common stock to decline.

     As of the date of this prospectus, we have outstanding 14,680,688 shares of common stock. Of these shares, the 13,122,000 shares sold in the initial public offering are freely tradable. The 1,558,688 shares to which the registration statement of which this prospectus constitutes a part relates are subject to lock-up provisions that prohibit the sale of any shares for a period of 180 days from November 17, 2004 without the prior written consent of Friedman, Billings, Ramsey & Co., Inc. Subject to certain restrictions, after the end of the lock-up period and following the effectiveness of this registration statement, all of these shares are freely tradable. If our stockholders sell substantial amounts of shares of common stock in the public market, including the shares registered hereby, or upon the exercise of outstanding options, or if the market perceives that these sales could occur, the market price of our common stock could decline. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate, or to use equity as consideration for future acquisitions.

We do not currently intend to pay dividends to our stockholders and any determination to pay dividends in the future will be at the discretion of our board of directors.

     We currently intend to retain any profits to provide capacity to write insurance and to accumulate reserves and surplus for the payment of claims. As a result, our board of directors currently does not intend to declare dividends or make any other distributions to our stockholders. Our board of directors plans to periodically reevaluate our dividend policy. Any determination to pay dividends to our stockholders in the future will be at the discretion of our board of directors and will depend upon our results of operations, financial condition and other factors deemed relevant by our board of directors. Consequently, it is uncertain when, if ever, we will declare dividends to our stockholders. If no dividends are paid, investors will only obtain a return on their investment if the value of our shares of common stock appreciates.

Provisions in our certificate of incorporation and bylaws and under Delaware law could prevent or delay transactions that stockholders may favor and entrench current management.

     We are incorporated in Delaware. Our certificate of incorporation and bylaws, as well as Delaware corporate law, contain provisions that could delay or prevent a change of control or changes in our management that a stockholder might consider favorable, including a provision that authorizes our board of directors to issue preferred stock with such voting rights, dividend rates, liquidation, redemption, conversion and other rights as our board of directors may fix and without further stockholder action. The issuance of preferred stock with voting rights could make it more difficult for a third party to acquire a majority of our outstanding voting stock. This can frustrate a change in the composition of our board of directors, which could result in entrenchment of current management. Takeover attempts generally include offering stockholders a premium for their stock. Therefore, preventing a takeover attempt may cause you to lose an opportunity to sell your shares at a premium. If a change of control or change in management is delayed or prevented, the market price of our common stock could decline.

     Delaware law also prohibits a corporation from engaging in a business combination with any holder of 15% or more of its capital stock until the holder has held the stock for three years unless, among other possibilities, the board of directors approves the transaction. This provision may prevent changes in our management or corporate structure. Also, under applicable Delaware law, our board of directors is permitted to and may adopt additional anti-takeover measures in the future.

     Delaware law provides that no person shall enter into an agreement to merge with or acquire control of any person controlling a domestic insurer (including an insurance holding company) unless, at the time any such agreement is entered into, the agreement or acquisition has been approved by the Commissioner of the Delaware Department of Insurance. Control is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing, 10% or more of the voting securities of any other person.

FORWARD-LOOKING STATEMENTS

     Certain statements in this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to the safe harbor provisions of this legislation. We may, in some cases, use words such as “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “will,” or “may,” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements.

     Even though we believe our expectations regarding future events are based on reasonable assumptions, forward-looking statements are not guarantees of future performance. Important factors could cause actual results to differ materially from our expectations contained in our forward-looking statements.

     There are a number of important factors that could cause actual results to differ materially from the results anticipated by these forward-looking statements. These important factors include those that we discuss under the caption “Risk Factors.” You should read these factors and other cautionary statements as being applicable to all related forward-looking statements wherever they appear. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders.

MARKET PRICE INFORMATION

     Our shares of common stock trade on the Nasdaq National Market under the symbol “SUAI.” The following table sets forth the high and low sales price of our shares of common stock on the Nasdaq National Market for the periods presented. Our shares of common stock began trading on the Nasdaq National Market on November 23, 2004.

Period	High	Low
2005
First Quarter	$10.27	$8.92
April 1, 2005 through April 20, 2005	$9.10	$8.10
2004
Fourth Quarter	$9.69	$9.25

As of April 15, 2005, there were eleven record holders of our common stock. On April 20, 2005, the last reported sales price of our common stock on the Nasdaq National Market was $8.53.

DIVIDEND POLICY

     Our board of directors currently does not intend to declare dividends or make any other distributions. Our board of directors plans to periodically reevaluate our dividend policy. Any determination to pay dividends in the future will be at the board’s discretion and will depend upon our results of operations, financial condition and other factors deemed relevant by our board of directors. As a holding company, we depend on future dividends and other permitted payments from our subsidiary to pay dividends to our stockholders. Our subsidiary’s ability to pay dividends, as well as our ability to pay dividends, is, and is expected to be, subject to regulatory, contractual, rating agency and other constraints. Risks relating to our holding company structure and its effect on our ability to receive and pay dividends are described under “Risk Factors—We do not currently intend to pay dividends to our stockholders and any determination to pay dividends in the future will be at the discretion of our board of directors.”

CAPITALIZATION

     The following table sets forth our short-term debt and capitalization as of December 31, 2004:

     This table should be read in conjunction with the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Specialty Underwriters’ Alliance, Inc.” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

As of December 31, 2004
(in thousands, except for share
and per share amounts)
Debt	$—

Stockholders’ equity
Common shares, $0.01 par value per share: 75,000,000 shares authorized and 14,680,688 shares issued and outstanding	$147
Class B common stock, $0.01 par value per share: 2,000,000 shares authorized and 26,316 shares issued and outstanding	—
Preferred shares, $0.01 par value per share: 1,000,000 shares authorized; no shares issued and outstanding historical and as adjusted	—
Additional paid-in capital	127,506
Accumulated deficit	(8,733)
Accumulated other comprehensive income, net of tax	10

Total capitalization and shareholders’ equity	$118,930

SELECTED FINANCIAL INFORMATION

     This section presents our selected financial information. You should read carefully the financial statements included in this prospectus, including the notes to the financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Specialty Underwriters’ Alliance, Inc.” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Potomac Insurance Company of Illinois.” The selected financial information in this section is not intended to replace the financial statements.

     The selected financial information as of and for the year ended December 31, 2004 and as of December 31, 2003 and for the period from April 3, 2003 (Date of Inception) to December 31, 2003 is derived from our audited financial statements included elsewhere in this offering. The selected statement of income data for the period from January 1, 2004 through November 23, 2004, the years ended December 31, 2003 and 2002, and the seven months ended December 31, 2001 are derived from the audited financial statements of Potomac (predecessor), which have been prepared in accordance with GAAP and appear elsewhere in this prospectus.

     These historical results are not indicative of the results expected for any future period.

     Potomac is our predecessor for accounting purposes. We caution you that the financial information presented herein is neither comparable with nor representative of the actual results that we expect to achieve. Our actual results differ materially from this summary financial information due to the reinsurance of existing in-force insurance business of Potomac to OneBeacon and because Potomac’s historical insurance business is not representative of the principal business we plan to write.

     The following table presents selected financial data.

	Successor		Predecessor
	Twelve months	From April 3,	From January 1,	Twelve months	Twelve months	Seven months
	ended	through	through	ended	ended	ended
As of and for the Periods Ended	December 31	December 31	November 23,	December 31	December 31	December 31
(In thousands, except for per share data)	2004	2003	2004	2003	2002	2001
Results of Operations
Earned premiums	$—	$—	$—	$9,961	$13,518	$10,525
Net investment income	278	—	1,329	2,128	1,580	946
Total revenues	280	—	1,719	11,941	15,915	12,155
Net income (loss) before change in accounting principle net of tax	(8,155)	(578)	650	1,359	595	(576)
Net income (loss)	(8,155)	(578)	650	1359	3,721	(576)

Financial Condition
Investments	$97,835	$—	$—	$49,113	$30,087	$65,907
Total assets	217,231	4,940	—	204,355	246,255	335,751
Total liabilities	98,301	5,518	—	161,850	205,084	296,460
Shareholder’s equity	118,930	(578)	—	42,505	41,171	39,291

Net income (loss) per share
Basic	$(4.59)	$(57,800.00)
Diluted	$(4.59)	$(57,800.00)

The following table includes the complete loss development history of the direct gross loss and loss adjustment expense or LAE reserves of Potomac. Effective January 1, 2004, Potomac entered into a transfer and assumption agreement with its parent company, OneBeacon, which reinsured all its direct liabilities to OneBeacon. Therefore, effective January 1, 2004, Potomac had no net liabilities for unpaid Losses and LAE. On November 23, 2004, we purchased Potomac and subsequently received approval from the Illinois Department of Insurance to rename the company SUA Insurance Company. SUA Insurance Company did not issue any policies in 2004, however, it remains liable for the Loss and LAE reserves generated from its predecessor’s (Potomac’s) direct business should OneBeacon be unable to honor its reinsurance obligation in the future. Those Loss and LAE reserves, including IBNR, totaled $95,959 at December 31, 2004.

	Predecessor (Potomac)										Successor (SUA)
Specialty Underwriters’ Alliance, Inc.	Year Ended										Year Ended
Direct Basis ($000)	December 31,										December 31,
Y/E 12/31	1994	1995	1996	1997	1998	1999	2000	2001	2002	2003	2004
LIABILITY FOR UNPAID CLAIMS & CLAIM ADJ. EXP.	83,862	91,831	115,880	131,700	160,244	235,376	297,408	255,128	176,069	140,542	95,959

CUMULATIVE PAID AS OF:
1 YEAR LATER	38,313	37,000	53,647	65,659	81,545	98,963	86,980	76,958	58,815	10,090
2 YEARS LATER	57,668	61,051	84,611	108,284	128,261	163,656	159,584	134,008	68,756
3 YEARS LATER	71,448	77,409	112,193	131,940	163,498	220,344	213,116	143,601
4 YEARS LATER	80,957	95,415	124,855	151,753	191,357	261,115	222,556
5 YEARS LATER	92,790	103,816	135,029	166,365	212,314	270,071
6 YEARS LATER	99,866	109,322	143,667	176,712	215,134
7 YEARS LATER	102,876	114,002	148,722	177,865
8 YEARS LATER	105,354	116,673	149,304
9 YEARS LATER	106,752	117,095
10 YEARS LATER	106,969

RE-ESTIMATED LIABILITY AS OF:
END OF YEAR	83,862	91,831	115,880	131,700	160,244	235,376	297,408	255,128	176,069	140,542	95,959
1 YEAR LATER	91,041	96,003	118,878	145,067	211,516	326,426	326,203	247,629	198,858	110,371
2 YEARS LATER	92,251	96,301	127,693	184,404	272,353	359,245	320,706	270,997	168,770
3 YEARS LATER	93,099	100,950	158,274	222,057	279,420	350,765	344,771	240,368
4 YEARS LATER	95,467	125,181	181,078	221,608	266,482	366,736	318,382
5 YEARS LATER	112,451	141,469	179,581	209,018	273,463	351,129
6 YEARS LATER	124,508	139,473	168,994	212,266	265,763
7 YEARS LATER	123,464	129,867	169,519	208,048
8 YEARS LATER	115,307	129,675	168,778
9 YEARS LATER	114,454	126,347
10 YEARS LATER	111,444

	Predecessor (Potomac)										Successor (SUA)
Specialty Underwriters’ Alliance, Inc.	Year Ended										Year Ended
Direct Basis ($000)	December 31,										December 31,
Y/E 12/31	1994	1995	1996	1997	1998	1999	2000	2001	2002	2003	2004
RED (DEF) Dec 2004	(27,583)	(34,516)	(52,898)	(76,348)	(105,520)	(115,753)	(20,974)	14,760	7,298	30,171

% REDUNDANCY (DEFICIENCY) REPORTED AS OF:
1 YEAR LATER	(9)	(5)	(3)	(10)	(32)	(39)	(10)	3	(13)	21
2 YEARS LATER	(10)	(5)	(10)	(40)	(70)	(53)	(8)	(6)	4
3 YEARS LATER	(11)	(10)	(37)	(69)	(74)	(49)	(16)	6
4 YEARS LATER	(14)	(36)	(56)	(68)	(66)	(56)	(7)
5 YEARS LATER	(34)	(54)	(55)	(59)	(71)	(49)
6 YEARS LATER	(48)	(52)	(46)	(61)	(66)
7 YEARS LATER	(47)	(41)	(46)	(58)
8 YEARS LATER	(38)	(41)	(46)
9 YEARS LATER	(36)	(38)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF
SPECIALTY UNDERWRITERS’ ALLIANCE, INC.

     The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited financial statements and related notes contained in this prospectus and the information set forth under “Capitalization” and “Selected Financial Information.” Much of the information contained in this discussion and analysis includes forward-looking statements that involve risks and uncertainties. Many factors will cause our actual results to differ materially from those anticipated or implied by these forward-looking statements including, but not limited to, those discussed in “Risk Factors.” You should read the information under “Risk Factors” for information about material risks and uncertainties that affect our business, as well as “Forward-Looking Statements.”

Overview

     We were formed on April 3, 2003 for the purpose of achieving attractive returns in the specialty commercial property and casualty insurance business by using an innovative business model. Specialty insurance typically serve niche groups of insureds that require highly specialized knowledge of a business class to achieve underwriting profits. This segment has traditionally been underserved by most standard commercial property and casualty insurers, due to the complex business knowledge and the investment required to achieve attractive underwriting profits. Competition in this segment is based primarily on client service, availability of insurance capacity, specialized policy forms, efficient claims handling and other value-based considerations, rather than price.

     As of December 31, 2004, we have not yet commenced substantive operations. During the period April 3, 2003 to December 31, 2004, we incurred costs related to our initial public offering and initial start-up costs for infrastructure required to commence insurance operations generating an accumulated deficit of $8.7 million. Among these activities, we engaged consultants to assist us in our business selection process of partner agents, we contracted with a service company to assist us in reviewing the business of those agents and developing underwriting and pricing guidelines, we began the development of our key business processing systems with vendors and consultants, and we began work on the development of our offering documents together with our underwriter and legal counsel. Effective November 23, 2004, we completed our initial public offering and concurrent private placements and concurrently completed the acquisition of Potomac. Effective with the completion of our initial public offering, we are in a position to conduct our intended business activities. We plan to commence writing insurance in 2005 utilizing the core group of partner agents currently assembled. Because we are unlikely to seek to or obtain cancellations of existing policies produced by our partner agents prior to the end of their terms, we will seek to transition policies over a 12-month period following the commencement of our insurance operations. As of December 31, 2004, we had not underwritten any insurance business.

     Our business model stresses a “partnership” relationship with partner agents designed to better serve the specialty program commercial property and casualty insurance marketplace by addressing the typical misalignment of interests between agent and carrier. Partner agents will receive up-front commissions capable of covering their costs and meaningful underwriting profit-based commissions payable over several years as compensation for writing business for us. As a result of these commission arrangements, a substantial amount of our commission expenses will be variable and will depend on the underwriting profits of the business.

Revenues

     We expect to derive the majority of our revenues from net earned premiums from policies written by our insurance operations and investment income from our investment portfolios. The amount of our insurance premiums written will depend on the number and type of policies we write, as well as prevailing market prices. We will strive to focus on the profitability over time of our blocks of policies rather than amount of premiums. As a result, the volume of premiums written may not be indicative of our ultimate expected profitability.

     Our investment income will depend on the amount of invested assets in our investment portfolios and the yield that we earn on those invested assets. Our investment yield is a function of market interest rates and the credit quality and maturity period of our invested assets. In addition, we could realize capital gains or losses on sales of investments as a result of changing market conditions, including changes in market interest rates and changes in the credit quality of our invested assets.

Expenses

     We expect that our expenses will consist primarily of loss and loss adjustment expenses, policy acquisition expenses and general and administrative expenses.

     Loss and loss adjustment expenses will depend on the number and type of insurance contracts we write and will reflect our best estimate of ultimate losses and loss adjustment expenses we expect to incur on each contract written using various actuarial analyses. Actual loss and loss adjustment expenses will depend on actual costs to settle insurance claims. Our ability to accurately estimate ultimate loss and loss adjustment expense at the time of pricing each insurance contract will be a critical factor in determining our profitability.

     Policy acquisition expenses are expected to consist principally of up-front commissions, fees, and tax expenses that are directly related to obtaining and writing insurance contracts. Typically, policy acquisition expenses are based on a certain percentage of the premiums written on contracts of insurance. Since our commission expense will include meaningful underwriting profit-based commission accruals, as well as up-front commissions, our commission expense is likely to be higher in periods of greater profitability and lower in periods with poorer underwriting results. We expect that these expenses will be a function of the number and type of insurance contracts written.

     General and administrative expenses will consist primarily of personnel expenses, payments to providers of outsourced services, professional fees and other operating overhead. We expect to use various third-party service providers as necessary to administer and manage the insurance business that we underwrite. Additionally, from time to time we engage legal, accounting, tax and financial advisors. General and administrative expenses are a function of the development of our business, including the growth in personnel and the overall volume of insurance contracts written.

     We plan to outsource most of our administrative services primarily to a third-party services provider. Pursuant to these arrangements, we will pay a fixed payment together with additional amounts based on other factors. As a result, our administrative expenses generally will vary with the volume of our business as well as the other factors.

Results of Operations from January 1, 2004 to December 31, 2004 and from April 3, 2003 to December 31, 2003

     We were formed April 3, 2003 and did not have any financial activity until our initial funding date of December 12, 2003. For the period April 3, 2003 to December 31, 2003, we reported a net loss of $0.6 million.

     For the period from January 1, 2004 to December 31, 2004, we reported a net loss of $8.2 million as a result of initial start-up costs while recording no insurance revenues. We did have investment income and realized gains of $0.3 million. Total expenses of $8.4 million were primarily comprised of $4.7 million in service company fees, $1.5 million in consulting fees, $0.7 million in salaries and benefits, $0.6 million in legal expenses, interest expense of $0.3 million and $0.6 million of miscellaneous expenses.

Liquidity and Capital Resources

     We are organized as a Delaware holding company and, as such, have no direct operations of our own. Our assets consist primarily of investments in our subsidiary, through which we will conduct substantially all of our insurance operations.

     As a holding company, we will have continuing funding needs for general corporate expenses, the payment of principal and interest on future borrowings, if any, taxes and the payment of other obligations. Funds to meet these obligations are expected to come primarily from dividends, interest and other statutorily permissible payments from our operating subsidiary. The ability of our operating subsidiary to make these payments will be limited by the applicable laws and regulations of Illinois. There will be restrictions on the payment of dividends by our insurance subsidiary to us.

     Our principal consolidated cash requirements are expected to be the servicing of future borrowing arrangements, if any, the acquisition of and investment in operating subsidiaries, expenses to develop and implement our business strategy, capital expenditures, premiums ceded, losses and loss adjustment expenses, commissions, policy administration expenses, taxes and other operating expenses. The potential for a large claim under one of our insurance contracts means that we may need to make substantial and unpredictable payments within relatively short periods of time. We currently do not intend to declare dividends or make any other distributions to our stockholders. Our board of directors plans to periodically reevaluate our dividend policy. Our cash requirements also will include the payment of any future dividends to our stockholders if and when our board of directors determines to change our dividend policy.

     As of December 31, 2004, we have made capital expenditures of $2.4 million related to information systems.

Sources of Cash

     On November 23, 2004, we received the proceeds of our initial public offering and concurrent private placements. Total proceeds after underwriting discounts and offering expenses were $119.8 million. Concurrent with the offering we acquired Potomac from OneBeacon for $22.0 million, including transaction costs. On December 22, 2004, we received proceeds of $3.7 million from underwriter’s exercise of the over allotment option.

     Prior to completing our initial public offering, our sole source of cash was $3.9 million in term loans from senior and subordinated lenders. Concurrent with the initial public offering, all outstanding loans, together with accrued interest of $0.2 million were repaid, through an exchange for common stock. Further, warrants issued in conjunction with the loans were cancelled resulting in a gain in the fourth quarter of $4.0 million.

     The proceeds of the loans were used to pay our operating expenses and pay some of our offering expenses.

     We expect our future sources of funds will consist of net premiums written, reinsurance ceding commissions and recoveries, investment income and proceeds from sales and redemptions of investment assets.

     We do not have any borrowings outstanding as of December 31, 2004.

     For the period from January 1, 2004 to December 31, 2004, our increase in cash was $8.8 million. Cash was provided from the net proceeds of our initial public offering of $119.8 million and proceeds of $3.7 million from underwriter’s exercise of the over allotment option and $3.2 million from term loans. Net cash used for investment activities during the twelve month period ended December 31, 2004 totaled $110.0 million and was primarily related to the acquisition of Potomac and subsequent purchases of investments with the proceeds from the initial public offering. Net cash used for operating activities during the period from January 1, 2004 to December 31, 2004 totaled $7.9 million and was primarily related to our initial start-up costs.

     We have no off-balance sheet arrangements or transactions with unconsolidated, special purpose entities.

Adequacy of Capital

     While insurance regulation differs by location, each jurisdiction requires that minimum levels of capital be maintained in order to write new insurance business. Factors that affect capital requirements generally include premium volume, the extent and nature of loss and loss adjustment expense reserves, the type and form of insurance business underwritten and the availability of reinsurance protection from adequately rated reinsurers on terms that are acceptable to us.

     Insurers are required to maintain certain minimum levels of capital and risk-based capital, the calculation of which includes numerous factors as specified by the respective insurance regulatory authorities and the related insurance regulations. We will capitalize our insurance operations in excess of the minimum regulatory requirements so that we may maintain adequate financial ratings.

     We believe that the proceeds of the initial public offering and the concurrent private placement will be sufficient to execute our business strategy for at least the next 12 months. We would need to raise additional funds to further expand our business strategy, enter new business lines, and manage our expected growth or to deal with higher than expected expenses or poorer than expected results.

     If we cannot maintain or obtain adequate capital to manage our business strategy and expected growth targets, our business, results of operations and financial condition may be adversely affected.

Critical Accounting Estimates

     Our significant accounting policies, as of December 31, 2003 and December 31, 2004, are described in the notes to our financial statements.

     After we begin our insurance operations, we expect that our financial statements will contain certain amounts that are inherently subjective in nature and require management to make certain judgments and assumptions in the application of accounting policies used to determine those amounts reported in the financial statements. The use of different assumptions could produce materially different estimates of the reported amounts. We believe the following critical accounting policies will affect significant estimates used in the preparation of the financial statements after the commencement of our insurance operations.

     Recent Accounting Pronouncements

     In December 2004, the FASB issued FAS No. 123 (revised 2004), “Share-Based Payment” (“FAS 123R”). FAS 123R replaces FAS No. 123, “Accounting for Stock-Based Compensation” (“FAS 123”) and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). In April 2005, the SEC amended compliance dates for FASB Statement No. 123R on Employee Stock Options to allow implementation at the beginning of the next fiscal year, instead of the next reporting period, that begins after June 15, 2005. As permitted by FAS 123, we currently account for share-based payments to employees using APB 25’s intrinsic value method and, as such, generally recognize no compensation expense for employee stock options. Accordingly, the adoption of FAS 123R’s fair value method will have a significant impact on our result of operations, although it will have no impact on our overall financial position. The impact of adoption of FAS 123R cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had we adopted FAS 123R in prior periods, the impact of that standard would have approximated the impact of FAS 123 as described in the disclosure of pro forma net income and earnings per share in Note 7 to our consolidated financial statements. FAS 123R also requires the benefits of tax deductions in excess of recognized compensation expense to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption. While we cannot estimate what those amounts will be in the future (because they depend on, among other things, when employees exercise stock options), the amount of operating cash flows recognized in prior periods for such excess tax deductions were zero in 2004, as we had a net operating loss carry forward in 2004 and have never paid any tax.

     Premium Income

     Net premiums written will consist of direct premiums written less ceded premiums. The components of net premiums written will be recognized as revenue over the period that coverage is provided. When premium rates increase, the effect of those increases will not immediately affect earned premium. Rather, those increases will be recognized ratably over the period of coverage. Unearned premiums and prepaid reinsurance premiums, which are recorded on the balance sheets, will represent that portion of premiums written that are applicable to the unexpired terms of policies in force.

     Investments

     We have classified all fixed maturity investment securities upon acquisition as available-for-sale securities. Available-for-sale fixed maturities securities are reported at fair value. Short-term investments are recorded at cost.

     We use quoted market prices in determining the fair value of fixed maturities and short-term investments in most cases. Where quoted market prices are unavailable, we expect to base the estimate on recent trading. Unrealized appreciation or depreciation of available-for-sale investments carried at fair value are excluded from net income and credited or charged, net of applicable deferred income taxes, directly to accumulated other comprehensive income, a separate component of stockholders’ equity. The change in unrealized appreciation or depreciation is reported as a component of other comprehensive income.

     We continually monitor the difference between our cost basis and the estimated fair value of our investments. Our accounting policy for impairment recognition for fixed maturities requires other-than-temporary impairment charges to be recorded when we determine that it is probable we will be unable to collect all amounts due according to the contractual terms of the investment. Impairment charges on investments are recorded based on the fair value of the investments at the balance sheet date, and are included in net realized gains and losses. Factors considered in evaluating whether a decline in value is other than temporary include: the length of time and the extent to which the fair value has been less than cost; the financial conditions and near-term prospects of the issuer; and our intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery.

     Deferred Policy Acquisition Costs

     We will establish an asset for deferred policy acquisition costs such as up-front commissions, premium taxes and other variable costs incurred in connection with writing our lines of business. Deferred policy acquisition costs will be amortized over the period of coverage of the policies written. We will assess the recoverability of deferred policy acquisition costs on a quarterly basis. The loss and loss adjustment expense ratio we use to estimate the recoverability of deferred costs is expected to be based primarily on the assumption that the future loss and loss adjustment expense ratio will include consideration of the recent experience. Such adjustments will be recorded through operations in the period identified. Actual results could differ materially from such estimates, requiring future adjustments to the recorded deferred policy acquisition cost asset.

     Intangible Assets

     We recorded an indefinite-life intangible asset for the value of insurance licenses acquired in connection with the acquisition of Potomac. Indefinite-lived intangible assets are not subject to amortization. If the aggregate fair value of insurance licenses declines to an amount less than their book value, impairment will be recorded as a realized loss for the excess of book value over fair value

     Losses, Claims and Settlement Expenses

     Our most significant estimates will likely relate to our reserves for property and casualty losses and loss adjustment expenses. We will be required to establish reserves for the estimated total unpaid cost of losses and loss adjustment expenses for events that have already occurred. These reserves should reflect our best estimates of the total cost of claims that were reported to us, but not yet paid, referred to as Case Reserves, and the cost of claims “incurred but not yet reported” to us, or IBNR, referred to as IBNR Reserves.

     The estimate of these reserves is subjective and complex and will require us to make estimates about the future payout of claims, which is inherently uncertain. When we establish and adjust reserves, we will do so based on our knowledge of the circumstances and facts of claims. Upon notice of a claim, we will establish a Case Reserve for losses based on the claims information reported to us at that time. Subsequently, we will conduct an investigation of each reported claim, which will allow us to more fully understand the factors contributing to the loss and our potential exposure. This investigation may extend over a long period of time. As our investigations of claims develop and as our claims personnel identify trends in claims activity, we plan to refine and adjust our estimates of Case Reserves. When we establish reserves, we plan to do so based on our knowledge of the circumstances and claim facts. We plan to continually review our reserves, and as experience develops and additional information becomes known, we will adjust the reserves. Such adjustments will be recorded through operations in the period identified. To evaluate and refine our overall reserving process, we will track and monitor all claims until they are settled and paid in full and all salvage and subrogation claims are resolved.

     For IBNR losses, the amount of reserves for each line of business are estimated on the basis of historical and statistical information. We plan to consider historical patterns of paid and reported claims, industry data and the probable number and nature of losses arising from claims that have occurred but have not yet been reported for a given accident year.

     To establish loss and loss adjustment expense reserves, we will need to make estimates and assumptions that affect the amounts of assets, liabilities, revenues and expenses reported in our financial statements. Actual results could differ materially from those estimates.

     The estimation of ceded reinsurance loss and loss adjustment expense reserves will be subject to the same factors as the estimation of insurance loss and loss adjustment expense reserves.

     Deferred Income Taxes

     We have established a valuation allowance for the portion of any deferred tax asset that management believes may not be realized. The establishment and ongoing evaluation of a valuation allowance for deferred tax assets requires the use of judgment and estimates. Actual results could differ materially from those estimates.

Contractual Obligations

     The following table of contractual obligations includes information with respect to our known contractual obligations as of December 31, 2004.

Table of Contractual Obligations

Payment due by period (dollars in thousands)
		Less than			More than
Contractual Obligations	Total	1 Year	1-3 Years	3-5 Years	5 Years
Long-Term Debt Obligations	$–	$–	$–	$–	$–
Capital Lease Obligations	–	–	–	–	–
Operating Lease Obligations	–	–	–	–	–
Purchase Obligations	8,733	8,733	–	–	–
Other Long-Term Liabilities Reflected on the Registrant’s Balance Sheet under GAAP	–	–	–	–	–
Total	$8,733	$8,733	$–	$–	$–

For purposes of this table:

- “Long-Term Debt Obligation” means: (i) a payment obligation (included in the Company’s consolidated financial statements) under long-term borrowings referenced in FASB Statement of Financial Accounting Standards No. 47, “Disclosure of Long-Term Obligations,” (March 1981), as may be modified or supplemented, and (ii) interest payment obligations related to such long-term borrowings.

- “Capital Lease Obligation” means a payment obligation under a lease classified as a capital lease pursuant to FASB Statement of Financial Accounting Standards No. 13, “Accounting for Leases,” (November 1976), as may be modified or supplemented.

- “Operating Lease Obligation” means a payment obligation under a lease classified as an operating lease and disclosed pursuant to FASB Statement of Financial Accounting Standards No. 13, “Accounting for Leases,” (November 1976), as may be modified or supplemented. All operating lease obligations are for facilities.

- “Purchase Obligation” means an agreement to purchase goods or services that is enforceable and legally binding on the registrant that specifies all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. This table does not include our accounts payable reflected in our audited consolidated balance sheet data that are included in our consolidated financial statements contained elsewhere in this prospectus.

     On February 3, 2005, we entered into a lease agreement for our office space that commences on May 1, 2005 and terminates on April 30, 2020. Our future net lease obligations are $1.43 million for years 1 through 5, $2.37 million for years 6 through 10 and $2.69 million for years 11 through 15.

Quantitative and Qualitative Disclosures about Market Risk

     Market risk can be described as the risk of change in fair value of a financial instrument due to changes in interest rates, creditworthiness, foreign exchange rates or other factors. We will seek to mitigate that risk by a number of actions, as described below.

Effects of Inflation

     Inflation could have a significant effect on our results of operations in some situations. The effects of inflation could cause the severity of claims to increase in the future. Our estimates for losses and loss adjustment expenses will include assumptions, including those relating to inflation, about future payments for settlement of claims and claims handling expenses. To the extent inflation causes these costs to increase above our estimated reserves that will be established for these claims, we will be required to increase reserves for losses and loss adjustment expenses with a corresponding reduction in our earnings in the period in which the increase is identified. The actual effects of inflation on our results cannot be accurately determined until claims are ultimately settled.

Interest Rate Risk

     Our exposure to market risk for changes in interest rates is concentrated in our investment portfolio. We expect that changes in investment values attributable to interest rate changes will be mitigated, however, by corresponding and partially offsetting changes in the economic value of our insurance reserves to the extent we have established such loss reserves. We will monitor this exposure through periodic reviews of our consolidated asset and liability positions. We will model and periodically review estimates of cash flows, as well as the impact of interest rate fluctuations relating to the investment portfolio and insurance reserves.

     The table below summarizes the estimated effects of hypothetical increases and decreases in market interest rates on our fixed maturity portfolio:

			Estimated	After Tax
		Assumed Change	Fair Value After	Increase
	Fair Value	in Relevant	Change in	(Decrease)
	at 12/31/04	Interest Rate	Interest Rate	in Carrying Value
	(dollars in thousands)
Fixed Maturity Investments	$97,835	100 bp decrease	$99,543	$1,708
		50 bp decrease	$98,708	$873
		50 bp increase	$96,981	$(854)
		100 bp increase	$96,085	$(1,750)

Credit Risk

     Our portfolio includes primarily fixed income securities and short-term investments, which are subject to credit risk. This risk is defined as default or the potential loss in market value resulting from adverse changes in the borrower’s ability to repay the debt. In our risk management strategy and investment policy, we plan to earn competitive relative returns while investing in a diversified portfolio of securities of high credit quality issuers and to limit the amount of credit exposure to any one issuer.

     The portfolio of fixed maturities consists solely of high quality bonds at December 31, 2004, and we had no investments at December 31, 2003. The following table summarizes bond ratings at carrying value.

		Percent of
	2004	Portfolio
	(dollars in thousands)
Bond Ratings
U.S. Government and affiliated agency securities	15,624	31%
AA rated	3,917	8%
A rated	30,924	61%

Total	50,465	100%

     We also have other receivable amounts subject to credit risk, including reinsurance recoverables from our current reinsurer, OneBeacon. To mitigate the risk of counterparties’ nonpayment of amounts due under these arrangements, we will establish business and financial standards for reinsurer approval, incorporating ratings by major rating agencies and considering then-current market information.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF POTOMAC

     The following discussion and analysis should be read in conjunction with Potomac’s financial statements included elsewhere in this prospectus, as well as the information under the caption “Selected Financial Information.” Much of the information contained in this discussion and analysis includes forward-looking statements that involve risks and uncertainties. Many factors will cause actual results to differ materially from those anticipated or implied by these forward-looking statements including, but not limited to, those discussed in “Risk Factors.” You should read the information under “Risk Factors” for information about material risks and uncertainties that affect our business, as well as “Forward-Looking Statements.”

Results of Operations from January 1, 2004 through November 23, 2004 versus Year Ended December 31, 2003

     Potomac’s pre-tax income was $1.0 million for the period from January 1, 2004 through November 23, 2004, and $2.1 million for the year ended December 31, 2003. As of January 1, 2004, Potomac ceased its participation in the OneBeacon Amended and Restated Reinsurance (Pooling) Agreement, or the Pool. As a result, net written premiums, net earned premiums, losses and underwriting expenses for the period from January 1, 2004 through November 23, 2004 were $0 and, therefore, are not comparable with 2003 results.

     Potomac’s net investment income decreased by $0.8 million or 38% for the period from January 1, 2004 through November 23, 2004, primarily due to the continued run-off of loss reserves in the latter part of 2003, as well as reduced interest rates. Net realized gains increased by $0.9 million in the same period when compared to 2003.

Year Ended December 31, 2003 versus Year Ended December 31, 2002

     Potomac’s pre-tax income for 2003 was $2.1 million, compared to pre-tax income of $0.9 million for 2002. Total revenues for 2003 declined by 25% compared to 2002, due principally to a corresponding 26% decline in earned premiums. The decline in earned premiums was due primarily to a reduction in premiums assumed by OneBeacon and the Pool, of which Potomac was a participant, from Liberty Mutual. On November 1, 2001, OneBeacon transferred its regional agency business in 42 states and the District of Columbia to Liberty Mutual. Under the terms of the renewal rights agreement, the underwriting results and cash flows of the renewed policies were shared between OneBeacon and Liberty Mutual over a two year period through a reinsurance agreement whereby OneBeacon assumed two-thirds and one-third of the business renewed in the first and second years, respectively. Total revenues for 2003 were also impacted by realized losses on sales of fixed maturity investments, partially offset by an increase in investment income due to a shift of funds to longer term maturities.

     Total expenses for 2003 declined by 34% compared to 2002, primarily as a result of reduced premium writings and improved underwriting performance. Improved underwriting performance resulted from continued efforts to improve premium adequacy through rate increases, aggressive rate pursuit actions and re-underwriting efforts, such as changes in business mix away from historically less profitable business lines and shifting away from certain classes of risks within business lines. Total expenses in 2003 also include net unfavorable prior accident year reserve development of $0.7 million primarily related to construction defect claims.

Liquidity and Capital Resources

     As of January 1, 2004, Potomac ceased its participation in the Pool and entered into a transfer and assumption reinsurance agreement whereby it transferred all of its direct insurance business written to OneBeacon. As a result, Potomac no longer has any insurance assets or liabilities on a net basis and will not share in any favorable or unfavorable development of prior year losses recorded by the Pool after January 1, 2004 unless OneBeacon fails to perform.

     In 2004, Potomac’s sources of cash consisted primarily of net investment income and proceeds from sales and maturities of investments. Potomac’s uses of cash were primarily investing expenses and the purchase of investments. Prior to January 1, 2004, the effective date of Potomac’s withdrawal from the Pool, its sources of cash also included premium collections and its uses included claim payments and operating expenses.

     During 2004 Potomac declared and paid $18.6 million in cash dividends and capital distributions and distributed $13.3 million of net assets to OneBeacon. During 2002 Potomac declared and paid $3.0 million in cash dividends to OneBeacon and OneBeacon contributed $0.5 million in cash to Potomac.

Related Party Transactions

     Prior to November 23, 2004, Potomac had a service contract with White Mountains Advisors LLC, or Advisors, a wholly-owned subsidiary of OneBeacon. Under this agreement, Advisors provided investment research and advice, including the execution of orders for the purchase and sale of securities. The amounts charged to Potomac by Advisors for such services were based on a fixed fee applied to the month-end market values of the investments being managed.

Critical Accounting Policies and Estimates

     Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses Potomac’s financial statements, which have been prepared in accordance with GAAP. The financial statements presented herein include all adjustments considered necessary by management to fairly present the financial position, results of operations and cash flows of Potomac. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

     Management believes that its critical accounting policies affect its more significant estimates used in the preparation of its financial statements. The descriptions below are summarized and have been simplified for clarity.

Loss and Loss Adjustment Expenses

     Potomac establishes loss and LAE that are estimates of amounts needed to pay claims and related expenses in the future for insured events that have already occurred. Reinsurance is an arrangement in which a reinsurance company contractually agrees to indemnify an insurance company for all or a portion of the insurance risks underwritten by the insurance company. Potomac establishes estimates of amounts recoverable from its reinsurers in a manner consistent with the claim liability covered by the reinsurance contracts, net of an allowance for uncollectible amounts. Net insurance loss reserves represent loss and LAE reserves reduced by reinsurance recoverable on unpaid losses.

     In a broad sense, loss and LAE reserves have two components: (i) case reserves, which are reserves established within the claims function for claims that have been reported to Potomac and (ii) IBNR. Case reserves are estimated based on the experience and knowledge of claims staff regarding the nature and potential cost of each claim. OneBeacon’s claims staff periodically adjusts case reserves as additional information becomes known or payments are made. Generally accepted actuarial methods are used to project estimates of IBNR. Actuaries use a variety of statistical and analytical methods to determine estimates of IBNR, which are based, in part, on historical claim reporting and payment patterns. In estimating IBNR, actuaries consider all available information, including reinsurance protections, inflation and the effects of legal, social and legislative trends on future claim payments. Management exercises judgment based upon its knowledge of its business, review of the outcome of actuarial studies, historical experience and other factors to record an estimate it believes reflects Potomac’s expected ultimate unpaid loss and LAE and related reinsurance recoverables.

     Potomac commenced business in 1982 at which time it was licensed solely in Illinois and consequently started writing business on a very limited basis. Potomac expanded its writings as it gradually accumulated licenses in additional states during the next several years. During this time, the insurance industry came to recognize its exposure to asbestos and environmental hazards and took actions to mitigate such exposure through policy exclusions and underwriting restrictions. Therefore, Potomac has very little direct exposure to the large latent losses.

     Potomac was a net participant in the Pool through 2003. The Pool included several companies that had direct written business in those years when asbestos and environmental losses were not explicitly excluded by standard policy language. As a result, through 2003 Potomac did have net exposure to such losses as a result of its business assumed from the Pool.

     Effective January 1, 2004, Potomac ceased its participation in the Pool and no longer has any assumed liabilities, real or contingent. At the time of de-pooling, Potomac also entered into a transfer and assumption agreement which effectively transferred all its direct liabilities to OneBeacon. Potomac remains contingently liable for the insurance liabilities associated with its former direct business to the extent OneBeacon fails to perform.

     Potomac has stopped writing business and virtually all its policies have expired. Potomac’s contingent direct liabilities were $97.3 million at November 23, 2004 which were fully reinsured by OneBeacon under the transfer and assumption agreement. Approximately 90% of such liabilities relate to accident years 1995 through 2000 and are principally risks written on Commercial Multi-Peril and Workers’ Compensation policies.

Reinsurance Transactions

     OneBeacon has entered into ceded reinsurance contracts from time to time to protect their businesses from losses due to poor risk diversification, to manage their operating leverage ratios and to limit ultimate losses arising from catastrophic events. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policies. Amounts related to reinsurance contracts are recorded in accordance with SFAS No. 113, “Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts”.

     The collectibility of reinsurance recoverables is subject to the solvency and willingness to pay of the reinsurers. Potomac is selective in regard to its reinsurers, placing reinsurance principally with those reinsurers with strong financial condition, industry ratings and underwriting ability. Management monitors the financial condition and rating of its reinsurers on an ongoing basis.

BUSINESS

     While we operate our business as described in this prospectus, we are a company with limited operating history. Changes in market conditions, the occurrence of catastrophic losses and other factors outside our control may require us to alter our anticipated methods of conducting our business, such as the nature, amount and types of risks we assume and the terms and limits of the products we write or intend to write.

Overview

     We were formed in April 2003 and, through its wholly-owned subsidiary, SUA Insurance Company, offer commercial property and casualty insurance to selected customer groups. We believe that we are different from other specialty insurance companies because we have created an innovative business model that emphasizes partner relationships with key agents, or partner agents, knowledgeable in the types of business classes we underwrite. Highly specialized business knowledge of these business classes is required to achieve underwriting profits. Historically, we believe that this segment of the industry has been underserved by most standard property and casualty insurance companies because they lack such specialized knowledge and are not willing to make the necessary investment to support select business classes.

     Generally, insurance agents are paid by commission up-front. As a result, agents make money even if the insurance carrier does not make an underwriting profit. Often, in the specialty program business, insurance agents historically have had underwriting authority and were responsible for handling claims. We believe that this system has not served the carriers, the agents or the insureds very well. Poor underwriting results have led to underwriting losses for carriers, and instability in the insurance market from carrier turnover. In turn, agents have incurred additional costs in searching for, and converting to, new carriers. Policyholders have experienced uncertainty regarding the placement of their coverage from year to year and the quality of service.

     Our business model is designed to realign the interests of carriers, agents and insureds. We have entered into on-going arrangements with key agents. Our agreements with the partner agents provide that in exchange for marketing and pre-qualifying business for us, our partner agents receive an up-front commission designed to cover their costs and an underwriting profit-based commission paid over several years. In addition, they purchase shares of Class B common stock of our company, with returns on their investment tied to our performance. We provide our partner agents with a five-year exclusive arrangement (generally allowing partner agents to offer other companies’ products if we decline to offer coverage to a prospective insured) covering a specific class of business and territory. Further, we have implemented a centralized information system designed to reduce processing and administrative time. Lastly, we are a stable, dedicated source of specialty program commercial property and casualty insurance capacity.

     We have a secure category rating of “B+” (Very Good) from A.M. Best, which is the sixth highest of 15 rating levels.

     On November 23, 2004, we completed our initial public offering of 12,700,000 shares of common stock at an initial public offering price of $9.50 per share. Concurrent with the closing of the initial public offering, we sold 1,000,000 shares of our common stock at a price of $8.835 per share in a private placement. Simultaneously with the closing of our initial public offering, Courtney C. Smith, Peter E. Jokiel, William S. Loder and Gary J. Ferguson, each an executive officer, purchased directly from us 22,637, 33,956, 16,978 and 16,978 shares of our common stock, respectively. Additionally, at the closing of our initial public offering we sold 26,316 shares of our Class B common stock to our partner agents at a total aggregate amount of $250,000. The net proceeds to us from all these transactions after deducting expenses were approximately $119.8 million.

     Simultaneously with the closing of the initial public offering, we acquired all of the outstanding common stock of Potomac from OneBeacon for $22.0 million. After giving effect to the Acquisition, we changed the name of Potomac Insurance Company of Illinois to SUA Insurance Company.

     SUA Insurance Company is licensed to conduct insurance business in 41 states and the District of Columbia. We consider these jurisdictions to be those that are important to our current business plan because they account for approximately 90% of the population of the United States. SUA Insurance Company is not licensed in Hawaii, Maine, Minnesota, Montana, New Hampshire, North Carolina, Oregon, Tennessee and Wyoming. However, in the future we may apply for licenses in one or more of those states.

     Prior to the Acquisition, SUA Insurance Company entered into a transfer and assumption agreement with OneBeacon whereby all of its liabilities, including all direct liabilities under existing insurance policies, were transferred to and assumed by OneBeacon.

     In the event of the failure to pay by OneBeacon, SUA Insurance Company could experience losses which could materially adversely affect our business and results of operations. OneBeacon currently has a rating of “A” (Excellent) from A.M. Best, which is the third highest of 15 rating levels.

     On December 22, 2004 we received additional proceeds of $3.7 million from underwriters’ exercise of the over allotment option, in which they purchased an additional 422,000 shares.

     Our website address is www.suainsurance.com. We make available on this website under “Investor Relations,” free of charge, our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K, Forms 3, 4 and 5 filed via Edgar by our directors and executive officers and various other SEC filings, including amendments to these reports, as soon as reasonably practicable after we electronically file or furnish such reports to the SEC. We also make available on our website our Corporate Governance Guidelines and Principles, our Code of Business Conduct and Ethics and the charters of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. This information also is available by written request to Investor Relations at our executive office address listed below. The information on our website, or on the site of our third-party service provider, is not incorporated by reference into this report.

     Our principal executive offices are located at 222 South Riverside Plaza, Chicago, Illinois 60606 and our telephone number is (888) 782-4672.

Industry

     The property and casualty insurance industry has historically been cyclical. When excess underwriting capacity exists, increased competition generally results in lower pricing and less favorable policy terms and conditions for insurers. As underwriting capacity contracts, pricing and policy terms and conditions generally become more favorable for insurers. In the past, underwriting capacity has been impacted by several factors, including catastrophes, industry losses, recognition of reserve deficiencies, changes in the law and regulatory requirements, investment returns and the ratings and financial strength of competitors.

     We believe the insurance industry is currently recovering from a prolonged period of excess underwriting capacity. A decline in underwriting margins in the late 1980s and incidences of large natural catastrophes led to increases in rates and a recovery in industry profitability in the mid-to-late 1990s. As a result of favorable loss levels and strong investment returns beginning in 1995, the insurance industry experienced increased competition and industry capacity, driving property and casualty premium rates down. However, significant catastrophic losses in 1999 and the subsequent contraction of capacity in the market resulted in improvement in rates, terms and conditions for insurers beginning in 2000, as the demand for insurance has increased.

Historical Industry Model

     Specialty commercial property and casualty insurance underwriting requires in-depth knowledge of a particular business class, and often personal knowledge of the participants in a business class. As a result, insurers rely on skilled agents to procure business. Such an agent generally is an outsourced underwriting department for the insurer. It markets to independent agents, processes submissions, selects risks, binds and issues policies on behalf of the insurer, and in some cases, handles claims on underwritten businesses. Such agents and insurers commonly work with a reinsurer, which participates in the pool of risks selected by such agents. Without an insurer providing licensed policy paper and a reinsurer providing capacity, such agents are unable to service their independent agent clients, which ultimately affects the policyholders.

     Historically, insurance carriers have engaged key agents under long-term contracts to produce and underwrite businesses. This was done through each such agent’s proprietary policy issuance and management information systems, with claims adjustment assigned to third parties. Agents and such third parties were generously compensated through these arrangements, but the compensation was not linked to the underlying profitability of the business. We believe that this strategy has led to a lack of alignment of interests between carriers and agents. In addition, we believe that this system has resulted in weak underwriting and pricing controls, poor claims management and high costs due to the duplication of activities.

Our Model

     We believe that our strategy of developing relationships with partner agents is a fundamental shift in the way insurance companies do business. We enter into contractual relationships with our partner agents in order to encourage them to work with us in building our portfolio of specialty program commercial property and casualty insurance business. A significant portion of the compensation paid to our partner agents will be directly tied to the underwriting profitability of their specific programs. In addition, our partner agents purchase an equity interest in our company, in the form of non-voting Class B common stock. We believe that offering an ownership interest to our partner agents encourages them to direct business to us, regardless of future market cycles. We expect our partner agents to provide prequalified leads through their retail agents. We retain control over underwriting and claims activities. In addition, we anticipate that all transaction processing will be done through our proprietary technology system in order to ensure data integrity and efficiency. To date, we have entered into definitive agreements with three partner agents (American Team Managers, AEON Insurance Group, Inc. and Risk Transfer Holdings, Inc.)

     The key features of our relationship with our partner agents are expected to be as follows:

•	Equity Ownership. Each partner agent must purchase shares of our non-voting Class B common stock. The Class B shares will become exchangeable, one-for-one with our common stock, five years after the effective date of the applicable partner agent agreement, as long as the partner agent’s contract is in force. These Class B shares will be subject to substantial restrictions on transferability during such period. If prior to five years after the effective date of the applicable partner agent agreement such partner agent’s contract is terminated, we may repurchase at the lower of cost or fair market value the partner agent’s Class B shares. If after five years following the effective date of the applicable partner agent agreement such partner agent’s contract is terminated, we may repurchase at fair market value the partner agent’s Class B shares. After the five-year period, for as long as the partner agent has an agency contract with us, such partner agent would be required to hold shares of Class B common stock worth at least 50% of its aggregate initial investment commitment in our Class B common stock.

•	Commission. We pay each partner agent an up-front commission designed to cover its costs. Such commission is likely to be lower than they had been receiving from other companies. In exchange for this reduced commission, we are responsible, through our own technology system, for policy issuance and administration, as well as for claims. In addition, each partner agent may receive a meaningful share of the underwriting profits for each of its programs, subject to a cap. If, after five years, the partner agent agreement is terminated, for any reason, the profit sharing calculations will be performed annually until all payout periods and earned profit sharing are satisfied.

•	Long-Term Contractual Commitment. Each partner agent has an exclusive five-year contractual arrangement (generally allowing partner agents to offer other companies’ products if we decline to offer coverage to a prospective insured) with us. We have no obligation to accept business that does not meet our guidelines. We agree to write only that class of business and lines of business by program in a defined territory only with that partner agent. Our partner agents may have one or a number of their programs with us. We expect that we will be a significant percentage of our partner agents’ program business. Each partner agent has the right to terminate its relationship with us on 180 days’ notice. We have the right to terminate our relationship with our partner agents for material breach of our agreement, insolvency, or failure to maintain appropriate licenses. We also may terminate a partner agent that is acquired by a third party, but cannot restrict the acquisition of a partner agent. In addition, we can terminate our relationship if a partner agent does not meet certain profitability and production guidelines that are established under each agreement. Upon termination, at our discretion, the partner agent must service the existing business until it is terminated. At such point, the partner agent is allowed to place such business with other insurers. In addition, there are no provisions in the agreements with our partner agents that grant renewal rights to either party. Further, the agreements with our partner agents do not give us any right to acquire a partner agent.

Our Insurance Product Lines

     Our insurance operations, initially through our three partner agents, are focused on the following programs:

     American Team Managers

•	General Contractors Program. This program services general contractors with less than $8 million in annual revenue. Eligible accounts under this program include residential or commercial contractors that are involved in remodeling and tenant improvements, commercial building and residential home building (limited to those contractors who build no more than five homes of three stories or fewer per year). The program offers only general liability coverage in the state of California.

•	Artisan Contractors Program. This program services artisan contractors with less than $500,000 in payroll expenses and $2,000,000 in annual revenues. We limit participation in this program to 52 classes of relatively low-exposure contractors, such as:

•	Appliances and accessories (installation, servicing and repair);

•	Carpentry;

•	Driveways, parking areas or sidewalks (paving or repairing);

•	Electrical work (within buildings);

•	Heating and air conditioning systems or equipment (installation, service or repair);

•	Paper hanging; and

•	Plumbing.

•	California Comp Program. This program uses technology to fully automate a disciplined underwriting approach to writing small workers’ compensation business initially in California. Our online product is available to small businesses of less than $25,000 in premium with relatively low hazard grades (low exposure to loss). We also expect to market workers’ compensation business in additional geographical areas where adequate pricing is expected.

     AEON Insurance Group, Inc.

•	Towing and Recovery Program. This program services professional towing operators who have garage operations with towing and recovery operators for hire and towing for auto auctions. The program offers policies that include property, inland marine, general liability, garage and automobile coverages on a national basis.

     Risk Transfer Holdings, Inc.

•	PEO Program. Professional Employer Organizations take on the employment responsibilities of human resources, benefits administration and insurance purveyor, while allowing their clients to focus on their core business objectives. This program specializes in workers’ compensation. While the risks are aggregated, each account is underwritten and priced individually in this program which is concentrated in the Southeastern United States.

Reinsurance

     We have entered into reinsurance agreements to cover our casualty lines of business. Coverage of our casualty lines of business includes general liability, auto liability, incidental professional liability and workers’ compensation. We purchased reinsurance from reinsurers that are rated at least “A-” (Excellent) or better by A.M. Best. Our reinsurers will be compensated by sharing specified percentages of premiums. Our reinsurers may pay us ceding commissions.

     We have entered into reinsurance agreements under which we generally are responsible for the first $1 million of losses resulting from a loss occurrence under a policy but would generally have reinsurance coverage for the next $19 million ($24 million in the case of a workers compensation policy) under that policy relating to the occurrence.

Underwriting

     We produce all of our business through our partner agents, and select our partner agents based on a shared underwriting philosophy. Our underwriting strategy focuses on strict control of underwriting, pricing, coverage, partner agent relationships and customer segmentation. Our primary underwriting goal is to achieve profitable results through targeted permissible loss ratios complemented by a low expense ratio. Because we are unlikely to seek or obtain mid-term cancellations of existing policies produced by our partner agents, we seek to transition policies over a 12-month period following the execution of each partner agent agreement as the policies are renewed, subject to our underwriting and pricing guidelines.

     Our underwriting philosophy has five components:

•	We carefully scrutinize prospective partner agents. We contract only with agents that we believe have strong reputations and significant specialized knowledge of the market they serve. Our partner agents possess records of achievement in the industry, including minimum business volumes, attractive combined loss ratios and long-term relationships with their insurance carriers. We grant partner agents program exclusivity so that partner agents do not market against each other. Partner agents are required to have the ability to expand their operations, have resources dedicated to selected programs and maintain minimum revenue levels. Most of our partner agents have a previous affiliation with members of our senior management or a referral from Guy Carpenter or an existing partner agent.

•	We plan to maintain strict control of our underwriting process. Our underwriters work with each partner agent to develop specific underwriting strategies, pricing structure, acceptable coverage and initial customer requirements. Senior underwriting personnel experienced in specialty classes, pricing, coverage and multiple lines of business along with actuarial, claims and systems personnel will form a program team to work with each partner agent. In addition, we develop a specific underwriting strategy for each customer segment. Each customer segment includes a demographic study of the number of prospective customers available, as well as the number of customers each partner agent expects to provide to us. We also create eligibility guidelines, which include size requirements for each account within the customer segment, acceptability for loss history, financial and ownership stability and adherence to loss prevention and safety practices. Ineligible operations are identified and eliminated from the customer segment.

With the cooperation of the partner agents, each program team conducts the market research and analysis to develop specific customer segments, line of business coverage guidelines and pricing requirements. Each customer segment or business opportunity has minimum standards and business performance measures. An exit strategy will be devised to address situations, including weaknesses in the market, in which business goals and profitability cannot be met consistently. We do not allow our partner agents to set rates on any program. We use in-house actuaries, as well as outside actuarial consultants, to validate the rating and pricing plans.

•	We are establishing a partner agent Advisory Committee. Our partner agent advisory committee will review any new partner agent and peer review all partner agent underwriting results. Our partner agent advisory committee also will have input on new programs and territorial assignment. This will enable us to work with our partner agents to avoid channel conflicts and promote the growth of profitable programs.

•	We are implementing a centralized processing system to control data. We will use a centralized technology system to more efficiently quote, issue and manage insurance polices while controlling data from the first entry into the system. Our system will provide transmission of account information from the retail agents to the partner agents and us. We are customizing the system for each partner agent program and customer segment. The system will allow our underwriters to provide approval of submissions at the point of entry using predetermined underwriting, pricing and coverage guidelines. Our underwriters continue to oversee the underwriting process by having access to the system as the agents enter information and approve quotes. In selected circumstances, the system will receive and approve online quotes with minimal underwriter intervention, based on predetermined underwriting criteria. All data used to underwrite risk and to handle claims will be controlled by us rather than controlled by agents, third party administrators or other intermediaries.

•	We will conduct strict audit reviews. Our operational and audit review process will include a partner agent review, a customer segment review and a line of business review. Our program performance management process will enable our management to preview a standard pricing profile and compare customer segments and lines of business with such standards. We will conduct program reviews quarterly, with interim reviews if necessary. Results will be quantified and reported to senior management and each partner agent, with a remediation plan to address any deficiencies. Our audit review teams will follow our internal audit guidelines and procedures, which include review of rate adequacy and authority and compliance guidelines, as well as a line of business analysis. Any partner agent that does not meet the acceptable standards after remediation will be presented before our senior management for an assessment review and possible termination.

Monitoring Rate Adequacy

     We develop estimated rate minimums, which are designed to help achieve profitable results. Our rate monitoring methods will help us calculate expenses and profitability ratios and any allocated loss adjustment expenses.

Program Performance Management

     Our program performance management process will consist of a series of reports that evaluates data associated with essential variables, and measures production, rate adequacy, loss analysis, adherence to guidelines, claims activity and trends.

Claims Control

     Claims control is a critical factor in driving company performance. We view claims control as one of our core areas of expertise. We believe that assigning integrated teams in the claims, underwriting and actuarial areas to specific customer groups will produce the best results. By doing this, our claim handlers become familiar with the uniqueness of customers and their businesses. This approach should encourage more insightful investigations, enhanced legal defenses and more efficient claims resolution. Also, we believe that improved communications between claims, underwriting and actuarial teams enhance risk selection, timely revision of underwriting criteria and program stability.

Information Technology

     We are implementing an Internet-based technology system to allow our program teams and partner agents to control underwriting, policy issuance and claims administration. We believe that this centralized system, simultaneously accessible to us and our partner agents, will help us to reduce high processing costs and eliminate duplication of data.

     Historically, various parties to an insurance contract have stored data relating to the same transaction in their proprietary systems. As a result, we believe they have been unable to effectively integrate this information, which has resulted in difficulties with resolving disputes. We believe that processing insurance transactions should be user friendly and fully automated. Our objective is to use a system that would provide a real-time communication link with our partner agents and improve data communication throughout our company.

Outsourcing Arrangements

     We have entered into an arrangement with Syndicated Services Company, Inc., or SSC, for administrative and operational support. We believe that SSC is uniquely situated to provide us with the resources and experience necessary in order to develop and implement our partner agent program strategy.

     SSC will provide us with expertise, support and service in the following key areas:

•	Program administration;

•	Form, rate and rules filings;

•	Billing and accounting for collections;

•	Regulatory compliance; and

•	Information systems and services.

     The integration of SSC into our innovative business strategy gives us immediate assistance in our outsourcing needs and, on a long-term basis, will help us to build a comprehensive system of management capabilities and controls.

Investment Philosophy

     Our investments are concentrated in highly liquid and highly rated instruments, primarily in fixed income securities, with reasonably short durations. Initially, we expect our portfolio to consist of taxable bonds to average in the three- to five-year duration range. We have no significant investment or industry concentrations. Our strategy considers liability durations and provides for unseen cash outflow needs. We use an external investment manager with significant assets under management and experience in insurance company portfolio requirements.

Competition

     We expect to compete with a large number of major U.S. and non-U.S. insurers such as AIG, Travelers, CNA and ACE in our selected lines of business such as workers’ compensation, automobile liability, general liability and limited property coverages. We expect to face competition both from specialty insurance companies, underwriting agencies and intermediaries, as well as diversified financial services companies such as W.R. Berkley Corporation, Markel, Philadelphia Consolidated Holding and RLI. In addition, other newly formed and already-existing insurance companies such as Arch, Meadowbrook and Argonant, may be preparing to enter the same market segments in which we expect to compete. Since we have no operating history, our competitors have greater name and brand recognition than we expect to have. Many of them also have higher financial strength and ratings assigned by independent ratings agencies and more (in some cases substantially more) capital and greater marketing and management resources than we have and may offer a broader range of products and more competitive pricing than we expect to, or will be able to, offer.

     Our competitive position will be based on many factors, including our perceived financial strength, ratings assigned by independent rating agencies, geographic scope of business, client relationships, premiums charged, contract terms and conditions, products and services offered (including the ability to design customized programs), speed of claims payment, reputation, experience and qualifications of employees, and local presence. We work with a limited number of partner agents which enable us to provide them with customized approaches to their business and give them long term (five years) exclusive arrangements.

Employees

     We have 37 full-time employees. Our future performance depends significantly on the continued service of our key personnel. None of our employees are covered by collective bargaining arrangements. We believe our employee relations are good.

Facilities

     We lease our headquarters in Chicago, Illinois. Our headquarters have approximately 24,987 square feet and our lease expires in 2020. We believe that our facility will support our future business requirements or that we will be able to lease additional space, if needed, on reasonable terms.

Legal Proceedings

     We are not currently involved in any material litigation other than routine litigation arising in the ordinary course of business and that is either expected to be covered by liability insurance or to have no material impact on our financial position and results of operations.

Ratings

     Our financial strength is regularly reviewed by independent rating agencies, who assign a rating based upon items such as results of operations, capital resources and minimum policyholders’ surplus requirements. We have received a secure category rating of “B+” from A.M. Best. See “Risk Factors—We have received a secure category rating of “B+” (Very Good) from A.M. Best. A future downgrade in our rating could affect our competitive position with customers and our rating may put us at a disadvantage with higher-rated carriers.”

     Some agents may be unwilling or unable to write certain lines of business with us because of our rating. We may seek to enter into fronting arrangements under which policies may be nominally written by a higher-rated insurer to allow our partner agents to produce business in these lines, but there can be no assurances that these arrangements will be available at a reasonable price or acceptable to agents. In addition, the cost of these arrangements will reduce our operating profit.

REGULATION

     We develop our business through SUA Insurance Company, our wholly-owned subsidiary. SUA Insurance is licensed to conduct insurance business in 41 states and the District of Columbia.

General

     Our operating subsidiary is subject to detailed regulation throughout the United States. Although there is limited federal regulation of the insurance business, each state has a comprehensive system for regulating insurers operating in that state. The laws of the various states establish supervisory agencies with broad authority to regulate, among other things, licenses to transact business, premium rates for certain coverages, trade practices, market conduct, agent licensing, policy forms, underwriting and claims practices, reserve adequacy, transactions with affiliates and insurer solvency. Many states also regulate investment activities on the basis of quality, distribution and other quantitative criteria. Further, most states compel participation in and regulate composition of various shared market mechanisms. States also have enacted legislation that regulates insurance holding company systems, including acquisitions, dividends, the terms of affiliate transactions, and other related matters. Our operating subsidiary is domiciled in Illinois.

     Insurance companies also are affected by a variety of state and federal legislative and regulatory measures and judicial decisions that define and qualify the risks and benefits for which insurance is sought and provided. These include redefinitions of risk exposure in such areas as product liability, environmental damage and workers’ compensation. In addition, individual state insurance departments may prevent premium rates for some classes of insureds from reflecting the level of risk assumed by the insurer for those classes. Such developments may result in adverse effects on the profitability of various lines of insurance. In some cases, these adverse effects on profitability can be minimized, when possible, through the repricing of coverages if permitted by applicable regulations, or the limitation or cessation of the affected business, which may be restricted by state law.

     Most states have insurance laws requiring that property and casualty rate schedules, policy or coverage forms, and other information be filed with the state’s regulatory authority. In many cases, such rates and/or policy forms must be approved prior to use. A few states have recently considered or enacted limitations on the ability of insurers to share data used to compile rates.

     Insurance companies are required to file detailed annual reports with the state insurance regulators in each of the states in which they do business, and their business and accounts are subject to examination by such regulators at any time. In addition, these insurance regulators periodically examine each insurer’s financial condition, adherence to statutory accounting practices, and compliance with insurance department rules and regulations.

     Applicable state insurance laws, rather than federal bankruptcy laws, apply to the liquidation or reorganization of insurance companies.

Insurance Regulation Concerning Change or Acquisition of Control

     The insurance regulatory codes in our operating subsidiary’s domiciliary state contain provisions (subject to certain variations) to the effect that the acquisition of “control” of a domestic insurer or of any person that directly or indirectly controls a domestic insurer cannot be consummated without the prior approval of the domiciliary insurance regulator. In general, a presumption of “control” arises from the direct or indirect ownership, control, possession with the power to vote or possession of proxies with respect to 10% or more of the voting securities of a domestic insurer or of a person that controls a domestic insurer. A person seeking to acquire control, directly or indirectly, of a domestic insurance company or of any person controlling a domestic insurance company generally must file with the relevant insurance regulatory authority a statement relating to the acquisition of control containing certain information required by statute and published regulations and provide a copy of such statement to the domestic insurer and obtain the prior approval of such regulatory agency for the acquisition. In addition, certain state insurance laws contain provisions that require pre-acquisition notification to state agencies of a change in control of a non-domestic insurance company admitted in that state. While such pre-acquisition notification statutes do not authorize the state agency to disapprove the change of control, such statutes do authorize certain remedies, including the issuance of a cease and desist order with respect to the non-domestic admitted insurer doing business in the state if certain conditions exist, such as undue market concentration.

Regulation of Dividends and Other Payments from Our Operating Subsidiary

     We are a legal entity separate and distinct from our subsidiary. As a holding company with no other business operations, our primary sources of cash to meet our obligations, including principal and interest payments with respect to indebtedness, will be available dividends and other statutorily permitted payments, such as tax allocation payments and management and other fees, from our operating subsidiary. Our operating subsidiary is subject to various state statutory and regulatory restrictions, including regulatory restrictions that are imposed as a matter of administrative policy, applicable generally to any insurance company in its state of domicile, which limit the amount of dividends or distributions an insurance company may pay to its stockholders without prior regulatory approval. The restrictions are generally based on certain levels or percentages of surplus, investment income and operating income, as determined in accordance with SAP, which differ from GAAP. Generally, dividends may be paid only out of earned surplus. In every case, surplus subsequent to the payment of any dividends must be reasonable in relation to an insurance company’s outstanding liabilities and must be adequate to meet its financial needs.

     Illinois law provides that no dividend or other distribution may be declared or paid at any time except out of earned surplus, rather than contributed surplus. A dividend or other distribution may not be paid if the surplus of the domestic insurer is at an amount less than that required by Illinois law for the kind or kinds of business to be transacted by such insurer, nor when payment of a dividend or other distribution by such insurer would reduce its surplus to less than such amount. A domestic insurer, which is a member of a holding company system, must report to the insurance director, or the Director, all ordinary dividends or other distributions to stockholders within five business days following the declaration and no less than 10 business days prior to the payment thereof.

     Illinois law further provides that no domestic insurer, which is a member of a holding company system, may pay any extraordinary dividend or make any other extraordinary distribution to its securityholders until: (1) 30 days after the Director has received notice of the declaration thereof and has not within such period disapproved the payment; or (2) the Director approves such payment within the 30-day period. Illinois law defines an extraordinary dividend or distribution as “any dividend or distribution of cash or other property whose fair market value, together with that of other dividends or distributions, made within the period of 12 consecutive months ending on the date on which the proposed dividend is scheduled for payment or distribution exceeds the greater of: (a) 10% of the company’s surplus as regards policyholders as of the 31st day of December next preceding, or (b) the net income of the company for the 12-month period ending the 31st day of December next preceding, but does not include pro rata distributions of any class of the company’s own securities.”

     If insurance regulators determine that payment of a dividend or any other payments to an affiliate (such as payments under a tax-sharing agreement or payments for employee or other services) would, because of the financial condition of the paying insurance company or otherwise, be hazardous to such insurance company’s policyholders, the regulators may prohibit such payments that would otherwise be permitted without prior approval.

Statutory Surplus and Capital

     In connection with the licensing of insurance companies, an insurance regulator may limit or prohibit the writing of new business by an insurance company within its jurisdiction when, in the regulator’s judgment, the insurance company is not maintaining adequate statutory surplus or capital. We do not currently anticipate that any regulator would limit the amount of new business that our operating subsidiary may write.

Risk-Based Capital

     In order to enhance the regulation of insurer solvency, the NAIC adopted in December 1993 a formula and model law to implement risk-based capital requirements for property and casualty insurance companies. These risk-based capital requirements are designed to assess capital adequacy and to raise the level of protection that statutory surplus provides for policyholder obligations. The risk-based capital model for property and casualty insurance companies measures three major areas of risk facing property and casualty insurers:

•	underwriting, which encompasses the risk of adverse loss developments and inadequate pricing;

•	declines in asset values arising from credit risk; and

•	declines in asset values arising from investment risks.

     Under the approved formula, an insurer’s statutory surplus is compared to its risk-based capital requirement. If this ratio is above a minimum threshold, no company or regulatory action is necessary. Below this threshold are four distinct action levels at which a regulator can intervene with increasing degrees of authority over an insurer as the ratio of surplus to risk-based capital requirement decreases. The four action levels include:

•	insurer is required to submit a plan for corrective action;

•	insurer is subject to examination, analysis and specific corrective action;

•	regulators may place insurer under regulatory control; and

•	regulators are required to place insurer under regulatory control.

Accreditation

     The NAIC has instituted its Financial Regulatory Accreditation Standards Program, or FRASP, in response to federal initiatives to regulate the business of insurance. FRASP provides a set of standards designed to establish effective state regulation of the financial condition of insurance companies. Under FRASP, a state must adopt certain laws and regulations, institute required regulatory practices and procedures, and have adequate personnel to enforce these laws and regulations in order to become an “accredited” state. Accredited states are not able to accept certain financial examination reports of insurers prepared solely by the regulatory agency in an unaccredited state.

NAIC IRIS Ratios

     In the 1970s, the NAIC developed a set of financial relationships or “tests” called the Insurance Regulatory Information System, or IRIS, that were designed to facilitate early identification of companies that may require special attention by insurance regulatory authorities. Insurance companies submit data on an annual basis to the NAIC, which in turn analyzes the data utilizing ratios covering 12 categories of financial data with defined “usual ranges” for each category. An insurance company may fall out of the usual range for one or more ratios because of specific transactions that are in themselves immaterial or eliminated at the consolidated level. Generally, an insurance company may become subject to increased scrutiny if it falls outside the usual ranges on four or more of the ratios.

Investment Regulation

     Our operating subsidiary is subject to state laws and regulations that require diversification of investment portfolios and that limit the amount of investments in certain investment categories. Failure to comply with these laws and regulations may cause non-conforming investments to be treated as non- admitted assets for purposes of measuring statutory surplus and, in some instances, would require divestiture. As of March 31, 2005, we believe our investments complied with such laws and regulations in all material respects.

Guaranty Funds and Assigned Risk Plans

     Most states require all admitted insurance companies to participate in their respective guaranty funds that cover various claims against insolvent insurers. Solvent insurers licensed in these states are required to cover the losses paid on behalf of insolvent insurers by the guaranty funds and generally are subject to annual assessments in the state by its guaranty fund to cover these losses. Some states also require licensed insurance companies to participate in assigned risk plans that provide coverage for automobile insurance and other lines for insureds that, for various reasons, cannot otherwise obtain insurance in the open market. This participation may take the form of reinsuring a portion of a pool of policies or the direct issuance of policies to insureds. The calculation of an insurer’s participation in these plans is usually based on the amount of premium for that type of coverage that was written by the insurer on a voluntary basis in a prior year. Participation in assigned risk pools tends to produce losses that result in assessments to insurers writing the same lines on a voluntary basis.

Credit for Reinsurance

     A primary insurer ordinarily will enter into a reinsurance agreement only if it can obtain credit for the reinsurance ceded on its statutory financial statements. In general, credit for reinsurance is allowed in the following circumstances:

•	if the reinsurer is licensed in the state in which the primary insurer is domiciled or, in some instances, in certain states in which the primary insurer is licensed;

•	if the reinsurer is an “accredited” or otherwise approved reinsurer in the state in which the primary insurer is domiciled or, in some instances, in certain states in which the primary insurer is licensed;

•	in some instances, if the reinsurer (1) is domiciled in a state that is deemed to have substantially similar credit for reinsurance standards as the state in which the primary insurer is domiciled and (2) meets financial requirements; or

•	if none of the above apply, to the extent that the reinsurance obligations of the reinsurer are secured appropriately, typically through the posting of a letter of credit for the benefit of the primary insurer or the deposit of assets into a trust fund established for the benefit of the primary insurer.

Statutory Accounting Principles

     Statutory accounting principles, or SAP, is a basis of accounting developed to assist insurance regulators in monitoring and regulating the solvency of insurance companies. It is primarily concerned with measuring an insurer’s surplus to policyholders. Accordingly, statutory accounting focuses on valuing assets and liabilities of insurers at financial reporting dates in accordance with appropriate insurance law and regulatory provisions applicable in each insurer’s domiciliary state.

     GAAP is concerned with a company’s solvency, but it is also concerned with other financial measurements, such as income and cash flows. Accordingly, GAAP gives more consideration to appropriate matching of revenue and expenses and accounting for management’s stewardship of assets than does SAP. As a direct result, different assets and liabilities and different amounts of assets and liabilities will be reflected in financial statements prepared in accordance with GAAP as opposed to SAP.

     Statutory accounting practices established by the NAIC and adopted, in part, by state insurance departments will determine, among other things, the amount of our statutory surplus and statutory net income, which will affect, in part, the amount of funds our operating subsidiary has available to pay dividends to us.

Federal Regulation

     Although state regulation is the dominant form of regulation for insurance and reinsurance business, the federal government has shown increasing concern over the adequacy of state regulation. It is not possible to predict the future impact of any potential federal regulations or other possible laws or regulations on our capital and operations, and the enactment of such laws or the adoption of such regulations could materially adversely affect our business.

     The Gramm Leach Bliley Act, or GLBA, which made fundamental changes in the regulation of the financial services industry in the United States, was enacted on November 12, 1999. The GLBA permits the transformation of the already converging banking, insurance and securities industries by permitting mergers that combine commercial banks, insurers and securities firms under one holding company, a “financial holding company.” Bank holding companies and other entities that qualify and elect to be treated as financial holding companies may engage in activities, and acquire companies engaged in activities, that are “financial” in nature or “incidental” or “complementary” to such financial activities. Such financial activities include acting as principal, agent or broker in the underwriting and sale of life, property, casualty and other forms of insurance and annuities.

     Until the passage of the GLBA, the Glass-Steagall Act of 1933 had limited the ability of banks to engage in securities-related businesses, and the Bank Holding Company Act of 1956, as amended, had restricted banks from being affiliated with insurers. With the passage of the GLBA, among other things, bank holding companies may acquire insurers and insurance holding companies may acquire banks. The ability of banks to affiliate with insurers may affect our product lines by substantially increasing the number, size and financial strength of potential competitors.

     In response to the tightening of supply in some insurance markets resulting from, among other things, the terrorist attacks of September 11, 2001, the Terrorism Risk Insurance Act of 2002, or TRIA, was enacted to ensure the availability of insurance coverage for terrorist acts in the United States. This law establishes a $100 billion federal assistance program through the end of 2005 to help the commercial property and casualty insurance industry cover claims related to certified acts of terrorism, regulates the terms of insurance relating to terrorism coverage and requires some U.S. commercial property and casualty insurers to make available to their policyholders terrorism insurance coverage for certified acts of terrorism at the same limits and terms as is available for other coverages. Exclusions or sub-limit coverage for certified acts of terrorism may be established, but solely at the discretion of the insured.

     A certified act of terrorism is defined by TRIA as an act of terrorism, resulting in aggregate losses greater than $5 million, that is violent or dangerous to human life, property or infrastructure, resulting in damage within the United States or its territories and possessions, or outside the United States in the case of a U.S. flagged vessel, air carrier or mission, committed by an individual or individuals acting on behalf of any foreign person or foreign interest in an effort to coerce the U.S. civilian population or influence the policy of or affect the U.S. government’s conduct by coercion. We currently are unable to predict the extent to which TRIA may affect the demand for our products or the risks that may be available for us to consider underwriting. The extent to which coverage for acts of terrorism will be offered by the insurance and reinsurance markets in the future is uncertain and we may or may not offer such coverage in the future.

Legislative and Regulatory Proposals

     From time to time, various regulatory and legislative changes have been proposed in the insurance and reinsurance industry. These proposals have included the possible introduction of federal regulation in addition to, or in lieu of, the current system of state regulation of insurers. We are unable to predict whether any of these or other proposed laws and regulations will be adopted, the form in which any such laws and regulations would be adopted, or the effect, if any, these developments would have on our operations and financial condition.

MANAGEMENT

Directors and Executive Officers

     Our directors and executive officers are as follows:

Name	Age	Position
Courtney C. Smith	57	Chief Executive Officer, President and Chairman of the Board of Directors
Peter E. Jokiel	57	Executive Vice President, Chief Financial Officer, Treasurer and Director
William S. Loder	56	Senior Vice President, Chief Underwriting Officer and Secretary
Gary J. Ferguson	61	Senior Vice President and Chief Claims Officer
Scott Goodreau	37	Vice President, General Counsel, Administration and Corporate Relations
Robert E. Dean.	53	Director
Raymond C. Groth	58	Director
Paul A. Philp	56	Director
Robert H. Whitehead	71	Director
Russell E. Zimmermann	64	Director

     Courtney C. Smith — Chief Executive Officer, President and Director. Mr. Smith was appointed as the Chairman of our board in May 2004, as our President and a director in April 2003 and as our Chief Executive Officer in December 2003. Mr. Smith has 32 years of experience in the property and casualty insurance industry. From April 1999 to April 2002, Mr. Smith was Chief Executive Officer and President of TIG Specialty Insurance, or TIG, a leading specialty insurance underwriter. While at TIG, Mr. Smith was instrumental in restructuring the company and changed TIG from an outsourced company to a controlled program specialty company. From November 1992 to March 1999, Mr. Smith was Chairman, Chief Executive Officer and President of Coregis Group, Inc., an insurer specializing in program business consolidated from the various Crum & Forster companies. Prior thereto, he served in various executive positions at Industrial Indemnity, AIG and Hartford Insurance Group. Mr. Smith is a member of the Society of Chartered Property and Casualty Underwriters, served on the advisory board of Illinois State University’s Katie Insurance School, was a member of the board of directors of the Alliance of American Insurers and was a trustee of American Institute of CPCU/Insurance Institute of America.

     Peter E. Jokiel — Executive Vice President, Chief Financial Officer, Treasurer and Director. Mr. Jokiel was appointed as our Chief Financial Officer, Treasurer and a director in December 2003 and was appointed as our Executive Vice President in June 2004. Mr. Jokiel has over 30 years experience in the insurance industry. From April 1997 to January 2001, Mr. Jokiel was President and Chief Executive Officer of CNA Financial Corporation’s life operations. From November 1990 to April 1997, he was Chief Financial Officer of CNA Financial Corporation, or CNA. Prior to that time, Mr. Jokiel served in various senior management positions at CNA and was an accountant at Touche Ross & Co. in Chicago. He is a certified public accountant and is a member of the American Institute of Certified Public Accountants and the Illinois Society of CPAs. Mr. Jokiel is a past member of the FASB Emerging Issues Task Force and the AICPA Insurance Companies Committee.

     William S. Loder — Senior Vice President, Chief Underwriting Officer and Secretary. Mr. Loder was appointed as our Secretary in April 2003 and as our Senior Vice President and Chief Underwriting Officer in December 2003. Mr. Loder has over 30 years of experience in the insurance industry. From July 2000 to July 2002, Mr. Loder worked for TIG Specialty Insurance, where he was responsible for corporate strategies, planning and company underwriting. From January 1983 to July 2000, he was President of the CNA office in Atlanta, where he had management responsibility for all insurance lines for production, profit, claims and policy services. Prior to that time, Mr. Loder held executive positions at CNA and Aetna Life & Casualty.

     Gary J. Ferguson — Senior Vice President and Chief Claims Officer. Mr. Ferguson was appointed our Senior Vice President and Chief Claims Officer in December 2003. From February 2002 to July 2003, Mr. Ferguson was managing director responsible for claims functions at TIG Specialty Insurance. From December 1997 to October 2001, Mr. Ferguson served as Senior Vice President for Zenith Insurance Company. Mr. Ferguson served as Chief Claims Officer of Coregis Group, Inc. from July 1992 to December 1997. From July 1966 to July 1992, he held senior claims positions at Crum & Forster and Industrial Indemnity. Mr. Ferguson has 38 years of experience in the insurance industry.

     Scott Goodreau — Vice President, General Counsel, Administration and Corporate Relations. Mr. Goodreau was appointed General Counsel on November 17, 2004 and Vice President Administration and Corporate Relations on March 8, 2005. From December 2003 until the completion of our public offering, Mr. Goodreau has worked on an independent contracting basis for us. Before joining SUA, Mr. Goodreau worked as Vice President & General Counsel for AscendantOne, Inc., a business unit of Insurance Services Office, Inc. in the insurance technology field. Mr. Goodreau also worked as Executive Vice President and General Counsel of a real estate development company and as an associate at Cahill Gordon & Reindel in its corporate department. Mr. Goodreau is a graduate of Harvard Law School.

     Robert E. Dean — Director. Mr. Dean was named a director of Specialty Underwriters’ Alliance, Inc. in May 2004. Mr. Dean is a private investor. From October 2000 to December 2003, Mr. Dean was a Managing Director of Ernst & Young Corporate Finance LLC, a wholly owned broker-dealer subsidiary of Ernst & Young LLP, serving as member of the Board of Managers from December 2001 to December 2003. From June 1976 to September 2000, Mr. Dean was employed by Gibson, Dunn & Crutcher LLP, where he practiced corporate and securities law and represented numerous public and private companies and investment banks. Mr. Dean was Partner-in-Charge of the Orange County, California, office from 1993 to 1996, was a member of the law firm’s Executive Committee from 1996 to 1999 and co-chaired its financial institutions practice related to banks, thrifts, mortgage and insurance companies. He currently serves as a director, chairman of the compensation committee and member of the audit committee of ResMAE Financial Corporation.

     Raymond C. Groth — Director. Mr. Groth was named a director of Specialty Underwriters’ Alliance, Inc. in May 2004. Since March 2001, he has been an Adjunct Professor of Business Administration at The Fuqua School of Business, Duke University. From June 1994 to March 2001, Mr. Groth was Managing Director for First Union Securities, Inc. Mr. Groth held several positions in The Investment Banking Department of The First Boston Corporation from September 1979 to March 1992. From June 1972 to August 1979, Mr. Groth was an associate with Cravath, Swaine & Moore LLP. He currently serves as a director and is a member of the audit committee and the corporate governance and nominating committee of CT Communications, Inc. and serves as a director of The Charlotte Symphony Orchestra.

     Paul A. Philp — Director. Mr. Philp has served as a Director of Specialty Underwriters’ Alliance, Inc. since February 2005. He has 30 years experience at the executive level in the insurance industry within multiple disciplines, including finance, operations, claims, technology and administration. Mr. Philp has served on the board of directors of various insurance related companies over the course of his career. Mr. Philp is currently a principal of Willowbrook Innovation Associates, an insurance consulting firm, and served as President, Chief Executive Officer and Chairman of the Board of Directors of AscendantOne, Inc. until 2003. In 1997, Mr. Philp founded Amherst Innovation Associates, an investment and technology consulting firm serving the insurance industry, and from 1992 until 1997 he served as President and Chief Financial Officer of AMS Services, an insurance technology vendor. From 1970 until 1992, Mr. Philp served as a Vice President of various subsidiaries of American International Group.

     Robert H. Whitehead — Director. Mr. Whitehead was named a director of Specialty Underwriters’ Alliance, Inc. in August 2004. Mr. Whitehead has over 40 years of experience in insurance business. From 1994 to 1997, he was a director of FHP Financial Corporation, a large California HMO. From June 1993 to June 1995, Mr. Whitehead was the Chief Executive Officer and President of the Hawaiian Insurance Guaranty Company, Ltd., when he successfully completed the rehabilitation and sale of that company on behalf of the state. From December 1963 to June 1993, Mr. Whitehead worked at Industrial Indemnity Company of San Francisco, California where he held a number of positions, including President and Chief Operating Officer. In addition, from 1955 to 1963 he held numerous insurance and reinsurance positions in London, New York, Montreal and Toronto. In the past he has been heavily involved in insurance hearings and other legislative activities at the state level in California. Mr. Whitehead has been an independent consultant since 1995.

     Russell E. Zimmermann — Director. Mr. Zimmermann was named a director of Specialty Underwriters’ Alliance, Inc. in May 2004. He is a retired partner of Deloitte & Touche LLP. Mr. Zimmermann was employed by Deloitte from March 1965 to May 2000. Mr. Zimmermann has 35 years of experience serving public and privately held companies in the insurance, manufacturing, banking, mutual fund and retail industries, including nearly 28 years serving as lead client services partner. He is a past member of the American Institute of Certified Public Accountants and the Illinois Society of Certified Public Accountants. Mr. Zimmermann currently serves as a director and chairman of the audit committee of ShoreBank Corporation.

Board of Directors

     Pursuant to our bylaws, the number of directors on our board is currently fixed at seven. Seven directors are presently serving on our board of directors, five of whom are independent as that term is defined by the National Association of Securities Dealers Inc. All directors hold office until the next annual meeting of stockholders or until their successors have been duly elected and qualified.

Board Committees

     Our board of directors has established an audit committee, a compensation committee, a nominating and corporate governance committee and an executive committee.

     Audit Committee

     Our current audit committee consists of Messrs. Zimmermann, Whitehead and Dean. Our board of directors has determined that Mr. Zimmermann is an “audit committee financial expert” as defined in item 401(h) of Regulation S-K. Each member of this committee is an independent director and meets each of the other requirements for audit committee members under applicable Nasdaq listing standards. The principal responsibilities of the audit committee are:

•	to assist the board of directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information we provide to any governmental body or the public; our systems of internal controls, established by management and our board of directors, regarding finance, accounting, legal compliance and ethics; and our auditing, accounting and financial reporting processes generally;

•	to serve as an independent and objective body to monitor our financial reporting process and internal control system;

•	to select, evaluate and, when appropriate, replace our independent registered public accounting firm;

•	to review and appraise the audit efforts of our independent accountants and internal auditing activities; and to provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing activities, and the board of directors; and

•	to approve all related party transactions.

     Our board of directors adopted a charter for the audit committee in 2004.

     Compensation Committee

     Our current compensation committee consists of Messrs. Dean, Groth and Philp. Each member of the compensation committee is an independent director under applicable Nasdaq listing standards, an “outside director” as defined in Section 162(m) of the Internal Revenue Code and a “non-employee” director as defined in Rule 16b-3 under the Securities Exchange Act of 1934. The principal duties of the compensation committee are:

•	to ensure our senior executives are compensated effectively in a manner consistent with the our stated compensation strategy, internal equity considerations, competitive practice, and the requirements of the appropriate regulatory bodies; and

•	to communicate to stockholders our compensation policies and the reasoning behind such policies, as required by the SEC.

     Our board of directors adopted a charter for the compensation committee in 2004.

     Executive Committee

     Our executive committee consists of Messrs. Whitehead, Jokiel and Smith. The principal duties of the executive committee are:

•	to exercise the authority of the board of directors with respect to matters requiring action between meetings of the board of directors; and

•	to decide issues from time to time delegated by our board of directors.

     Nominating and Corporate Governance Committee

     The nominating and corporate governance committee consists of Messrs. Groth, Zimmermann and Philp. Each member of this committee is an independent director under applicable Nasdaq listing standards. The principal duties of the nominating and corporate governance committee are:

•	to recommend to our board of directors proposed nominees for election to the board of directors by the stockholders at annual meetings, including an annual review as to the renominations of incumbents and proposed nominees for election by the board of directors to fill vacancies which occur between stockholder meetings;

•	to develop and recommend to the board of directors a code of business conduct and ethics and to review the code at least annually;

•	to make recommendations to the board of directors regarding corporate governance matters and practices and to oversee an annual evaluation of the performance of the board of directors and management; and

•	to annually evaluate this committee’s performance and charter.

     Our board of directors adopted a charter for the nominating and corporate governance committee in 2004.

Director Compensation

     We currently pay an annual retainer of $40,000 to each independent director. In addition, we pay a fee of $2,500 per meeting to each independent director who attends a board meeting in person. Each independent director who chairs a committee also receives an annual retainer of $5,000, as well as $2,000 for each meeting of such committee of the board chaired. Each other independent director receives $1,000 for each meeting of a committee of the board of directors attended. For telephonic board and committee meetings, each independent director is compensated at one-half the amount for in-person meetings. We also reimburse our independent directors for reasonable expenses they incur in attending board or committee meetings. We have in the past granted independent directors options to purchase shares of our common stock.

Executive Officer Compensation

     The table below sets forth certain information regarding compensation paid or accrued for 2004 and 2003 for our chief executive officer and each of our four other most highly compensated executive officers. We refer to these officers as our named executive officers.

	Summary Compensation Table
		Annual Compensation			Long-Term Compensation
					Awards			Payouts
Name and Principal				Other Annual	Restricted	Securities			All Other
Position		Salary		Compensation	Stock	Underlying	LTIP		Compensation
	Year	(1)	Bonus	(2)	Award(s)	Options/SAR	Payouts		($)
		($)	($)	($)	($)	(#)
Courtney C. Smith	2004	50,769	100,000	—	—	190,000	—		—
President and Chief Executive Officer	2003	—	—	—	—	—	—		—

Peter E. Jokiel	2004	44,423	87,500	—	—	136,000	—		—
Executive Vice President and Chief Financial Officer	2003	—	—	—	—	—	—		—

William S. Loder	2004	31,731	62,500	30,000	—	64,000	—		—
Senior Vice President and , Chief Underwriting Officer	2003	—	—	—	—	—	—		—

Gary Ferguson	2004	31,731	62,500	—	—	64,000	—		—
Senior Vice President and Chief Claims Officer	2003	—	—	—	—	—	—		—

Scott Goodreau	2004	31,743	—	324,450	—	30,000	—		—
Vice President, General Counsel, Administration and Corporate Relations	2003	—	—	—	—	—	—		—

(1)	Beginning November 17, 2004.

(2)	Consulting fees prior to employment.

Option Grants in Last Fiscal Year

     The following table sets forth each grant of stock purchase options during 2004 to each of the named executive officers.

Option Grants in the last fiscal year

	Individual Grants
	Number of	Percent of
	Securities	Total Options	Exercise or		Grant Date
	Underlying	Granted to	Base Price		Present Value
Name	Option Granted(1)	Employees	($/Share) (2)	Expiration Date	($)(3)
Courtney C. Smith	190,000	31%	$9.50	11/17/14	$929,100
Peter E. Jokiel	136,000	22%	$9.50	11/17/14	$657,787
William S. Loder	64,000	10%	$9.50	11/17/14	$316,587
Gary J. Ferguson	64,000	10%	$9.50	11/17/14	$267,093
Scott Goodreau	30,000	5%	$9.50	11/17/14	$106,311

(1)	All options granted during 2004 vest cumulatively at a rate of 33.33% on each of the first three anniversaries of the date grant.

(2)	The exercise price for the options granted in 2004 was equal to the price of our shares of common stock in a public offering on November 17, 2004.

(3)	The grant date present value was estimated using the binomial lattice option-pricing model with the following weighted average assumptions:

Expiration date	November 17, 2014
Expected dividend yield	None expected for five years beginning 2005 and no more than 2% expected for five years beginning 2011
Expected volatility	45%
Risk free interest rate	2.24% to 4.43%
Expected life of options	7.93 years

     The actual value of the stock options is dependent on the actual future performance of our shares of common stock, the continued employment of the option holder throughout the vesting period and the timing of the exercise of the options. Accordingly, the actual values achieved may differ from the values set forth in this table.

Option Exercises and Year-End Option Values

     The following table sets forth information for each of the named executive officers regarding the number of shares subject to both exercisable and unexercisable stock options, as well as the value of unexercisable in-the-money options, as of December 31, 2004.

Aggregated Option Exercises in 2004
and December 31, 2004 Option Values

Number of Securities

	Shares		Underlying Unexercised		Value of Unexercised
	Acquired		Options at		In-The-Money Options at
	on	Value	December 31, 2004(#)		December 31, 2004($)
	Exercise	Realized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Courtney C. Smith	—	—	—	190,000	—	—
Peter E. Jokiel	—	—	—	136,000	—	—
William S. Loder	—	—	—	64,000	—	—
Gary J. Ferguson	—	—	—	64,000	—	—
Scott Goodreau	—	—	—	30,000	—	—

Compensation Committee Interlocks and Insider Participation

     Messrs. Dean, Groth and Philp are members of the compensation committee. None of our executive officers has served on the board of directors or compensation committee of any other entity that has had any of such entity’s officers serve either on our board of directors or compensation committee.

Employment and Noncompetition Agreements

     On November 11, 2004, we entered into amended and restated employment agreements with Courtney C. Smith, Peter E. Jokiel, William S. Loder and Gary J. Ferguson. The agreements provide for a base salary for Mr. Smith of $400,000, Mr. Jokiel of $350,000, Mr. Loder of $250,000 and Mr. Ferguson of $250,000, subject to a non-discretionary increase of 5% in each of the second and third full fiscal years. Each executive is eligible to receive an annual bonus of no more than 100% of base salary.

     Each agreement provides that the bonuses are computed in the following manner:

•	for the partial year ending December 31, 2004, each executive received a bonus equal to 25% of the executive’s base salary level in recognition of his contribution to our organizational activities and successful completion of our initial public offering; and

•	until December 31, 2007 for each of the first three full fiscal years after November 23, 2004, each executive will (1) receive a non-performance related bonus equal to 25% of the executive’s base salary for such fiscal year provided the executive is employed by us at the end of such fiscal year and (2) be eligible to receive a performance based bonus of up to 75% of the executive’s base salary, if the performance goals for the executive determined by our compensation committee for the respective full fiscal year are achieved.

     In addition, each agreement provides that in the event of termination by (1) us due to the executive’s death or disability or cause, or (2) by the executive other than for good reason, the executive will be entitled to receive:

•	base salary up to and including the effective date of termination, prorated on a daily basis;

•	payment for any accrued, unused vacation as of the effective date of termination;

•	in the event of termination due to the executive’s death or disability, any performance-based bonus previously earned but not paid;

•	a prorated amount of any guaranteed bonus, if termination occurs during the first three fiscal years after the commencement of the agreement; and

•	any other benefits (if any) payable upon the executive’s death or disability.

     Further, each agreement provides that in the event of termination by (1) us other than due to the executive’s death or disability or cause, or (2) by the executive for good reason, the executive will be entitled to receive:

•	a lump sum payment of an amount equal to the amount of the executive’s base salary that would have been paid to the executive through the date on which the term otherwise would have ended (or through the date on which the initial term otherwise would have ended); provided, however, that if such termination occurs within 18 months before the date on which the initial term otherwise would have ended, or as a result of our failure to extend the initial term to the full extent of the three one-year extension periods, or during any extension period, then the executive will instead receive a lump sum payment of an amount equal to 150% of the annual amount of the executive’s base salary calculated at the rate in effect at the date of such termination;

•	a lump sum payment of an amount equal to 50% of the amount of the executive’s base salary paid pursuant to the employment agreement;

•	any performance-based bonus previously earned but not paid; and

•	any payment for any accrued, unused vacation as of the date of termination.

     Each employment agreement provides that during the executive’s employment (and for the further period described below), the executive will not within the United States:

•	engage in any activity that competes with us in the business of insurance;

•	solicit any person or entity which is then a customer or party to any insurance-related contract with us or has been a customer or supplier or such a party or solicited by us in the preceding two-year period, to divert their business to any entity other than us;

•	solicit for employment, engage and/or hire any person who is then employed by us or engaged by us as an independent contractor or consultant; and/or

•	encourage or induce any person who is then employed by us or engaged by us as an independent contractor or consultant to end his/her business relationship with us.

     Each employment agreement also provides that if employment is terminated by the executive other than for good reason, the executive has agreed not to compete with us through the date on which the employment would have otherwise ended. If the employment is terminated for cause, the executive has agreed not to compete with us through the longer of (1) one year following the termination of his employment with us, or (2) the period during which the term would have otherwise continued in effect. During such period, we will continue to pay the executive the base salary and any guaranteed bonus, if applicable. We, at our sole option, may choose to terminate such payments at any time during the restricted period, at which time the executive will no longer be subject to the non-competition restrictions. If the employment is terminated under any circumstances that result in any payments from us to the executive, each of the executives has agreed not to compete with us through the longer of (1) one year following the termination of his employment with us, (2) the period during which we continue to pay the base salary to the executive, or (3) two years following the termination of his employment with us in case the termination is due to causes other than the executive’s death or disability, cause, good reason or change in control. In any event, an executive will no longer be subject to such restrictions if, at his sole option, he advises us that he will forfeit receipt of any further payments.

     Notwithstanding the provisions described above, if the executive’s employment is terminated by us, other than due to the executive’s death or disability or cause, or by the executive for good reason, in either case, upon or within six months following a “change in control”, then, (1) all stock options then held by the executive that were not previously exercised will become fully vested and exercisable; (2) any performance-based bonus previously earned but unpaid will become fully vested and will be paid as soon as practicable; and (3) the executive shall be entitled to receive a lump sum payment of an amount equal to three times the annual amount of the executive’s base salary calculated at the rate in effect at the date of such termination. Notwithstanding the preceding, if these benefits and payments, either alone or together with other benefits and payments that the executive has the right to receive either directly or indirectly from us or any of our affiliates, would constitute an excess parachute payment, or excess payment, under Section 280G of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, the executive hereby agrees that these benefits and payments will be reduced (but not below zero) by the amount necessary to prevent any such benefits and payments to the executive from constituting an excess payment, as determined by our independent auditor.

     “Cause” means that the executive: (1) has committed an act constituting a misdemeanor involving moral turpitude or a felony under the laws of the United States or any state or political subdivision thereof; (2) has committed an act constituting a breach of fiduciary duty, gross negligence or willful misconduct; (3) has engaged in conduct that violated our then-existing material internal policies or procedures and which is detrimental to the business, reputation, character or standing of us or any of our affiliates; (4) has committed an act of fraud, self dealing, conflict of interest, dishonesty or misrepresentation; or (5) after written notice by us and a reasonable opportunity to cure, has materially breached his obligations as set forth in his employment agreement.

     “Good Reason” will apply if the executive sends us written notice setting forth the alleged good reason and after a 60-day cure period there continues to be: (1) a material adverse change in the executive’s title, position or responsibilities; and/or (2) a material breach by us of any material provision of the employment agreement.

     “Change in Control” is defined as:

•	any person or group of persons acting in concert (other than any person who, prior to our initial public offering, is a holder of our voting securities) that holds or becomes entitled to more than 50% of the combined voting power of our outstanding voting securities;

•	our board of directors approves our merger or consolidation with any other corporation, other than a merger or consolidation that would result in all or substantially all of the holders of our voting securities immediately prior thereto continuing to hold at least 50% of the combined voting power of our outstanding voting securities or the surviving entity immediately after such merger or consolidation; or.

•	our board of directors approves a plan of our complete liquidation or an agreement for the sale or disposition by us of all or substantially all of our assets, other than any such sale or disposition where all or substantially all of the holders of our voting securities immediately prior thereto continue to hold at least 50% of the combined voting power of the outstanding voting securities of the acquiror or transferee entity immediately after such sale or disposition.

Stock Option Plan

     Our board of directors and stockholders approved the 2004 stock option plan on April 27, 2004. Through board and stockholder action, the stock option plan was amended and restated effective November 11, 2004. The purpose of the stock option plan is to provide directors, employees, consultants and independent contractors with additional incentives by increasing their personal ownership interests. Individual awards under the stock option plan may take the form of:

•	incentive stock options, or

•	non-qualified stock options.

     Our compensation committee administers the stock option plan and selects the individuals who will receive awards and the terms and conditions of those awards. The maximum number of shares of common stock that may be issued under the stock option plan may not exceed 850,000 shares. The maximum number of shares of common stock that may be the subject of options granted to any individual during any calendar year shall not exceed 500,000. Shares of common stock subject to awards which have expired, terminated or been canceled or forfeited are available for issuance or use in connection with future awards. In addition, the stock option plan provides that on the first business day following each annual meeting of stockholders (and on the date on which a non-employee director first becomes a member of our board of directors before the first annual meeting), each non-employee director will receive an automatic option grant to purchase 10,000 shares of common stock. The stock option plan provides that the term of any option may not exceed ten years.

     The stock option plan will remain in effect until April 27, 2014 unless the board of directors terminates it. An increase in the number of shares issuable under the plan or a change in the class of persons to whom options may be granted may be made by the board of directors or the compensation committee but is subject to the approval of the stockholders within one year of such amendment. The stock option plan may be amended by the board of directors without the consent of the stockholders.

     As of the date of this prospectus, 656,466 options have been granted under the stock option plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with our Executive Officers

     Prior to our initial public offering, we entered into a short-term subordinated loan agreement with Messrs. Smith, Jokiel, Loder and Ferguson, as subordinated lenders. Under this loan agreement, the subordinated lenders had agreed to provide term loans of a maximum of $450,000 at an interest rate of 12% per year. At the time of our initial public offering, the aggregate outstanding principal balance of those loans was $450,000. The proceeds of the loans had been used to pay some of our operating and offering expenses. As payment for the outstanding principal and interest due to those subordinated lenders, at the completion of our initial public offering we delivered to them an aggregate amount of 55,509 shares of our Common Stock. The subordinated loan agreement terminated with our initial public offering.

     In connection with the subordinated loan agreement, we granted to (1) Mr. Smith warrants to purchase 58,857 shares of our Common Stock; (2) Mr. Jokiel warrants to purchase 26,033 shares of our Common Stock; (3) Mr. Loder warrants to purchase 10,187 shares of our Common Stock; and (4) Mr. Ferguson warrants to purchase 7,018 shares of our Common Stock. The holder of a warrant would be entitled to purchase each share of our Common Stock at an exercise price of $0.01 per share. On August 31, 2004, we entered into a warrant exchange agreement with Messrs Smith, Jokiel, Loder and Ferguson pursuant to which they surrendered their warrants in exchange for new warrants. At that time, the warrants previously granted to Messrs. Smith, Jokiel, Loder and Ferguson were exchanged and we issued to (1) Mr. Smith warrants to purchase 82,626 shares of our Common Stock (71,307 of which are exercisable at the initial public offering price per share less underwriting discounts and 11,319 of which are exercisable at $0.01 per share); (2) Mr. Jokiel warrants to purchase 38,710 shares of our Common Stock; (3) Mr. Loder warrants to purchase 15,280 shares of our Common Stock; and (4) Mr. Ferguson warrants to purchase 10,526 shares of our Common Stock. Messrs Jokiel, Loder and Ferguson were entitled to purchase each share of our Common Stock at an exercise price equal to $8.835. The price of the warrants and the terms of the exchange were determined in a negotiation between the parties. In connection with our initial public offering, the warrants granted to Messrs. Smith, Jokiel, Loder and Ferguson were canceled.

     Upon the completion of our initial public offering, Messrs. Smith, Jokiel, Loder and Ferguson received options to purchase 190,000, 136,000, 64,000 and 64,000 shares, respectively, of our Common Stock in connection with entering into their employment agreements. The exercise price of the options was equal to $9.50, which was the initial public offering price per share.

     Concurrent with our initial public offering, Messrs. Smith, Jokiel, Loder and Ferguson purchased directly from us 22,637, 33,956, 16,978 and 16,978 shares of our Common Stock, respectively.

Transactions with Friedman, Billings, Ramsey Group, Inc. and Standard American Insurance Limited

     Prior to our initial public offering, we entered into a short-term senior loan agreement with Friedman, Billings, Ramsey Group, Inc., or FBR, and Standard American Insurance Limited, or SAIL, as senior lenders. Under that loan agreement, each of FBR and SAIL agreed to provide term loans of a maximum of $2.0 million and $1.45 million, respectively, at an interest rate of 12% per year. We had also entered into an intercreditor and subordination agreement with the senior lenders, FBR and SAIL, and the subordinated lenders, Messrs. Smith, Jokiel, Loder and Ferguson wherein the parties had agreed that any security interests we may have granted to the senior lenders would take priority over any security interests we may have granted to the subordinated lenders. The intercreditor agreement terminated with our initial public offering. At the time of our initial public offering the outstanding principal balance of the senior and subordinated loans was $3.5 million. The proceeds of those loans had been used to pay some of our operating expenses and offering expenses. As payment for the outstanding principal and interest due to the senior lenders, we delivered to them at the completion of our initial public offering an aggregate amount of 412,620 shares of our Common Stock. At such time, FBR and SAIL’s commitment to provide additional loans under the loan agreement terminated.

     In connection with the loan senior agreement, we granted to (1) FBR warrants to purchase 452,745 shares of our Common Stock at an exercise price of $0.01 per share and (2) SAIL warrants to purchase 328,240 shares of our Common Stock at an exercise price of $0.01 per share. On August 31, 2004, we entered into a warrant exchange agreement with FBR pursuant to which they surrendered they warrants in exchange for new warrants. At that time, the warrants previously granted to FBR were exchanged for warrants to purchase 622,524 shares of our Common Stock (509,338 of which were exercisable at the initial public offering price per share less underwriting discounts and 113,186 of which were exercisable at $0.01 per share). In connection with our initial public offering, the warrants granted to FBR and SAIL were canceled.

     Concurrent with the closing of our initial public offering, FBR purchased 1,000,000 shares of our Common Stock at a price equal to $8.835. The shares in the concurrent private placement were not registered and are restricted securities. We entered into a registrations rights agreement with FBR in connection with the concurrent private placement pursuant to which we have agreed to register the resale of the shares of our Common Stock that FBR purchased in the concurrent private placement. The registration statement of which this prospectus constitutes a part has been filed to satisfy this obligation. In addition, at that time FBR entered into a voting agreement that remains in place for at least two years or, if earlier, such time as FBR does not beneficially own any shares of our Common Stock. Pursuant to the voting agreement, FBR will vote all shares beneficially owned by it exceeding 5% of the outstanding shares of Common Stock in the same proportion as our other shares of Common Stock are voted.

Registration Rights

     We have granted to FBR registration rights with respect to a 1,000,000 shares of our common stock that FBR purchased in a private placement concurrent with our initial public offering. We have agreed to file a registration statement with the SEC with respect to the 1,000,000 shares within 150 days following the consummation of our initial public offering, and use our good faith best efforts to cause such registration statement to be declared effective by the SEC as soon as possible. The registration statement of which this prospectus constitutes a part has been filed to satisfy this obligation. We will use our commercially reasonable efforts to maintain the effectiveness of such registration statement until the earlier of (1) the second anniversary of the effective date of such registration statement and (2) the date upon which all shares then held by FBR may be resold without restriction of any kind and without need for such registration statement to be effective. The existence of this agreement may adversely affect the terms upon which we can obtain additional equity financing in the future. We have agreed to bear expenses incident to the registration requirements under these registration rights, except that such expenses will not include any brokers’ commissions or transfer taxes. Regardless of when this registration statement becomes effective, FBR is subject to a lock-up arrangement pursuant to which FBR is not be able to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any of these shares for a 180-day period after November 17, 2004, except to an affiliate or as permitted by the Conduct Rules of the National Association of Securities Dealers.

PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth information as of April 15, 2005 regarding the beneficial ownership of our outstanding common stock by:

•	each person or group that we know owns more than 5% of our common stock,

•	each of our directors and named executive officers,

•	all of our directors and named executive officers as a group, and

•	each of our stockholders who are selling shares in this offering.

     We are registering the shares covered by this prospectus on behalf of FBR, Standard American Insurance Limited, or SAIL, Messrs. Smith, Jokiel, Loder and Ferguson. Other stockholders set forth in the table below are not selling stockholders. We are registering the shares to permit the selling stockholders, and their respective pledgees, donees, transferees or other successors-in-interest that receive their shares from a selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus, to resell the shares.

     The selling stockholders received their shares of common stock in transactions with us concurrent with the closing of our initial public offering as follows:

•	we sold 1,000,000 shares of our common stock to FBR at a price per share equal to $8.835;

•	Messrs. Smith, Jokiel, Loder and Ferguson purchased directly from us 22,637, 31,956, 16,978 and 16,978 shares of our common stock, respectively, at a price per share equal to $8.835;

•	we issued to FBR, SAIL, Messrs Smith, Jokiel, Loder and Ferguson 242,410, 170,210, 31,834, 14,186, 5,627 and 3,862 shares of our common stock as payment of outstanding principal and interest under notes issued by us.

     The following table sets forth information known to us with respect to beneficial ownership of our common stock as of April 15, 2005 by the selling stockholders. The number of shares in the column “Number of Shares of Common Stock Beneficially Owned” represents all of the shares that any selling stockholder (and their respective pledgees, donees, transferees or other successors-in-interest that receive their shares from a selling stockholder as a gift, partnership distribution or other non-sale related transfer) may offer under this prospectus. The following table assumes that the selling stockholders sell all of their respective shares registered for sale under this prospectus. The selling stockholders may sell some, all or none of their respective shares.

     In the following table, we have determined the number and percentage of shares beneficially owned in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and this information does not necessarily indicate beneficial ownership for any other purpose. In determining the number of shares beneficially owned by a selling stockholder and the percentage ownership, we include any shares as to which any selling stockholder has sole or shared voting power or investment power. There are no options, warrants or other derivative securities or convertible preferred stock outstanding that are exercisable within 60 days after ___, 2005. To our knowledge, each selling stockholder has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by it in the table below.

	Number of Shares of Common			Percentage of Shares of Common
	Stock		Share of Common	Stock Beneficially Owned
	Beneficially Owned		Stock to be Sold
Name and address of Beneficial Owner(1)	Before Offering	After Offering	in this Offering	Before Offering	After Offering
Friedman, Billings, Ramsey Group, Inc.(2) 1001 Nineteenth Street North, 18th Floor Arlington, VA 22209	1,242,410	0	1,242,410	8.5%	0
Standard American Insurance Limited 44 Church Street Hamilton HM 12 Bermuda	170,210	0	170,210	1.2%	0
Eubel Brady & Suttman Asset Management, Inc.(3)	838,150	838,150	0	5.71%	5.71%
7777 Washington Village Drive Suite 210 Dayton, OH 45459
FMR Corp. 82 Devonshire Street, Boston, Massachusetts 02109	1,184,000	1,184,000	0	8.065%	8.065%
Pequot Capital Management, Inc. 500 Nyala Farm Road Westport, CT, 06880	1,011,100	1,011,100	0	6.89%	6.89%
Southpoint Capital Advisors LP(4) 222 South Riverside Plaza Chicago, IL 60606	1,121,000	1,121,000	0	7.64%	7.64%
Wayne Goldstein(5)	815,000	815,000	0	5.6%	5.6%
Robert Usdan(5)	815,000	815,000	0	5.6%	5.6%
Courtney C. Smith(6)	54,481	0	54,481	*	0
Peter E. Jokiel(7)	48,142	0	48,142	*	0
William S. Loder(8)	22,605	0	22,605	*	0
Gary J. Ferguson(9)	20,840	0	20,840	*	0
Robert E. Dean(10)	2,500	2,500	0	*	*
Raymond C. Groth(11)	1,000	1,000	0	*	*
Robert H. Whitehead(12)	500	500	0	*	*
Russell E. Zimmermann(13)	1,500	1,500	0	*	*
Paul A. Philp(14)	0	0	0	0	0
All executive officers and directors as a group (9 persons)	151,568	5,500	146,068	1.0%	*

*	Less than 1%.

(1)	All addresses are those of Specialty Underwriters’ Alliance, Inc., unless otherwise indicated.
(2)	We have entered into a voting agreement with FBR pursuant to which it will vote all shares beneficially owned by it exceeding 5% of the outstanding shares of common stock in the same proportion as our other shares of common stock are voted.
(3)	Ronald L. Eubel, Mark E. Brady, Robert J. Suttman, William E. Hazel, and Bernad J. Holtgreive have shared voting power and shared dispositive power over these shares.
(4)	Southpoint GP, LP, Southpoint Capital Advisors, LLC, Southpoint GP, LLC, Robert W. Butts and John S. Clark II filed a Schedule 13G jointly to reflect ownership of these shares.
(5)	Messrs. Goldstein and Usdan are the beneficial owners of, and have shared voting and dispositive power over, 815,000 shares, by virtue of their ultimate voting and dispositive power over the following shares: (i) 147,600 shares held by W.R. Endicott, L.L.C., as general partner of Endicott Partners, L.P.; (ii) 281,400 shares held by W.R. Endicott II, L.L.C., as general partner of Endicott Partners II, L.P.; (iii) 110,000 shares held by W.R.D. Endicott, L.L.C., as general partner of Endicott Opportunity Partners, L.P.; and (iv) 245,000 shares held by Endicott Offshore Investors, Ltd., and 31,000 shares held by two managed accounts. The shares referenced under (iv) are beneficially owned by Endicott Management Company.
(6)	Courtney C. Smith is our president, chief executive officer and director.
(7)	Peter E. Jokiel is our executive vice president, chief financial officer and director.
(8)	William S. Loder is our senior vice president and chief underwriting officer.
(9)	Gary J. Ferguson is our senior vice president and chief claims officer.
(10)	Robert E. Dean is a director.
(11)	Raymond C. Groth is a director.
(12)	Robert H. Whitehead is a director.
(13)	Russell E. Zimmermann is a director.
(14)	Paul A. Philp is a director.

DESCRIPTION OF CAPITAL STOCK

     The following summarizes important provisions of our capital stock and describes all material provisions of our certificate of incorporation and bylaws, each of which will be in effect upon the completion of this offering. This summary is qualified by our certificate of incorporation and bylaws, copies of which may be obtained from the Company upon request, and by the provisions of applicable law.

     Our authorized capital stock consists of 75,000,000 shares of common stock, par value $0.01 per share, 2,000,000 shares of Class B common stock, par value $0.01 per share and 1,000,000 shares of preferred stock, par value $0.01 per share. In connection with our 2005 Annual Meeting of Stockholders, we are soliciting the consent of our stockholders to reduce our authorized shares of common stock to 30,000,000 shares. As of the date of this prospectus, there were 14,680,688 shares of our common stock outstanding and held of record by eleven stockholders. In addition, as of the date of this prospectus, there were 26,316 shares of our Class B common stock outstanding and no shares of our preferred stock outstanding. We have received $700,000 in payments from some of our partner agents and expect to issue approximately 46,975 shares shortly.

Common Stock

     Holders of common stock are entitled to one vote per share in the election of directors and on all other matters on which stockholders are entitled or permitted to vote. Holders of common stock are not entitled to cumulative voting rights. Therefore, holders of a majority of the shares voting for the election of directors can elect all the directors. Subject to the terms of any outstanding series of preferred stock, the holders of common stock are entitled to dividends in amounts and at times as may be declared by the board of directors out of funds legally available. Upon liquidation or dissolution, holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders, after payment of any liquidation preferences to holders of preferred stock. Holders of common stock have no redemption, conversion or preemptive rights.

Class B Common Stock

     Holders of Class B common stock are not entitled to any voting rights. Subject to the terms of any outstanding series of preferred stock, the holders of Class B common stock are entitled to dividends in amounts and at times as may be declared by the board of directors out of funds legally available in the same proportion as the holders of the common stock. Upon liquidation or dissolution, holders of Class B common stock are entitled to share ratably, pari passu with holders of our common stock, in all net assets available for distribution to stockholders, after payment of any liquidation preferences to holders of preferred stock. Holders of Class B common stock have no redemption or preemptive rights. However, such holders have the right to exchange shares of Class B common stock for shares of our common stock upon the occurrence of certain events, as set forth in the partner agent agreement and a securities purchase agreement to be entered into between us and each partner agent.

     We have received commitments from three partner agents to purchase $3.0 million of our Class B common stock, at a purchase price equal to $9.50 per share (the price of our common stock sold in our initial public offering). As of the date of this prospectus, a total of 26,316 shares of Class B common stock have been issued under these agreements and are outstanding. We expect to issue and deliver approximately 46,975 additional shares of Class B common stock shortly. The remaining shares are to be delivered to such partner agents against payment over the next 19 months.

Preferred Stock

     The board of directors is authorized, subject to the limitations prescribed by law and by our certificate of incorporation, to provide for the issuance of shares of preferred stock in series, and to establish, from time to time, the number of shares included in each such series and to fix the designation, power, preferences and relative rights of the shares of each of the series and the qualifications and restrictions of such shares of preferred stock without any further stockholder approval. If our board of directors issues preferred shares, any rights, including voting rights, preferences, powers and limitations established could have the effect of discouraging an attempt to obtain control of us, could adversely affect the voting power of the holders of our common stock and could depress the market price of the shares. We have no present plans to issue shares of preferred stock.

Delaware Anti-Takeover Law and Charter Provisions

     Provisions of our certificate of incorporation and bylaws are intended to enhance continuity and stability in our board of directors and in our policies, but might have the effect of delaying or preventing a change in control of our company and may make more difficult the removal of incumbent management even if the transactions could be beneficial to the interests of stockholders. A summary description of these provisions follows:

     Change in Control.

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law, or DGCL, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s voting stock.

     The provisions of Section 203, together with the ability of our board of directors to issue preferred stock without further stockholder action, could delay or frustrate the removal of incumbent directors or a change in control of our company. The provisions also could discourage, impede or prevent a merger, tender offer or proxy contest, even if this event would be favorable to the interests of stockholders. Our stockholders, by adopting an amendment to the certificate of incorporation or bylaws, may elect not to be governed by Section 203 effective 12 months after adoption. Neither our certificate of incorporation nor bylaws currently exclude us from the restrictions imposed by Section 203.

     Authority to Issue Preferred Stock.

     The certificate of incorporation authorizes the board of directors, without stockholder approval, to establish and to issue shares of one or more series of preferred stock, each series having the voting rights, dividend rates, liquidation, redemption, conversion and other rights as may be fixed by the board of directors.

     Limitation of Director Liability.

     Section 102(b)(7) of the DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors’ fiduciary duty of care. Although Section 102(b) does not change directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our certificate of incorporation limits the liability of directors to us or our stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by Section 102(b). Specifically, our directors will not be personally liable for monetary damages for breach of a director’s fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders,

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL, or

•	for any transaction from which the director derived an improper personal benefit.

     Indemnification.

     To the maximum extent permitted by law, our bylaws provide for mandatory indemnification of directors and permit indemnification of our officers, employees and agents against all expense, liability and loss to which they may become subject or which they may incur as a result of being or having been our director, officer, employee or agent. In addition, we must advance or reimburse directors, and may advance or reimburse officers, employees and agents, for expenses incurred by them as a result of indemnifiable claims.

PLAN OF DISTRIBUTION

     The selling stockholders may sell the shares at any time and from time to time. The selling stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale. The sales may be made on the Nasdaq National Market, on one or more exchanges, in the over-the-counter market or otherwise. The selling stockholders may effect these transactions by selling the shares to or through broker-dealers. The selling stockholders may sell their respective shares in one or more of, or a combination of:

•	a block trade in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

•	purchases by a broker-dealer as principal and resale by a broker-dealer for its account under this prospectus,

•	an exchange distribution in accordance with the rules of an exchange,

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers,

•	put or call option transactions relating to the shares or through short sales of shares, and

•	privately negotiated transactions.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. If the plan of distribution involves an arrangement with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, the amendment or supplement will disclose:

•	the name of the selling stockholder and of the participating broker-dealer(s),

•	the number of shares involved,

•	the price at which the shares were sold,

•	the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable,

•	that a broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

•	other facts material to the transaction.

     From time to time, a selling stockholder may transfer, pledge, donate or assign its shares of common stock to lenders or others and each of such persons will be deemed to be the “selling stockholder” for purposes of this prospectus. The number of shares of common stock beneficially owned by such selling stockholder will decrease as and when it takes such actions. The plan of distribution for a selling stockholder’s shares of common stock sold under this prospectus will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be a selling stockholder hereunder. Upon being notified by a selling stockholder that a donee, pledgee, transferee or assignee intends to sell more than 500 shares, we will file a supplement to this prospectus.

     The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with a selling stockholder. The selling stockholders also may sell shares short and redeliver the shares to close out short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer the shares under this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the loaned shares, or upon a default the broker-dealer may sell the pledged shares under this prospectus.

     In effecting sales, broker-dealers engaged by a selling stockholder may arrange for other broker-dealers to participate in the resales. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from such selling stockholder. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or such selling stockholder may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, as amended, in connection with sales of the shares. Accordingly, any commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because a selling stockholder may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, such selling stockholder will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus that qualify for sale under Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised that it has not entered into any agreements, understanding or arrangements with any underwriters or broker-dealers regarding the sale of its securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

     The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification is available and is complied with.

     Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect of our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed the selling stockholders of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

     We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against specific liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify the selling stockholders against specified liabilities, including specified liabilities under the Securities Act. We have agreed to maintain the effectiveness of this registration statement until the date on which the shares may be resold by non-affiliates of our company without registration by reason of Rule 144(k) under the Securities Act or any other rule of similar effect. The selling stockholders may sell all, some or none of the shares offered by this prospectus.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Nasdaq National Market System

     Our common stock is listed on the Nasdaq National Market System under the symbol “SUAI.”

LEGAL MATTERS

     The validity of the shares of common stock being offered by the selling stockholders in this offering will be passed upon for us by Stroock & Stroock & Lavan LLP, New York, New York.

EXPERTS

     The financial statements of Specialty Underwriters’ Alliance Inc. as of and for the year ended December 31, 2004 and as of December 31, 2003 and for the period from April 3, 2003 (Date of Inception) to December 31, 2003 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Potomac Insurance Company of Illinois for the period from January 1, 2004 to November 23, 2004 and for the years ended December 31, 2003 and 2002 (Predecessor) included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form S-1 with the Securities and Exchange Commission for the common stock being offered by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. When we complete this offering, we also will be required to file annual, quarterly and special reports, proxy statements and other information with the SEC. We anticipate making these documents publicly available free of charge on our website at www.suainsurance.com as soon as practicable after filing such documents with the SEC. Information contained on our website is not incorporated by reference into this prospectus and should not be considered to be a part of this prospectus. Our website address is included here only as an inactive technical reference.

     You also can read our SEC filings, including the registration statement, over the Internet at the SEC’s web site at www.sec.gov. You also may read and copy any document we file with the SEC at its public reference facility at 450 Fifth Street, N.W., Washington, D.C. 20549. You also may obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

INDEX TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES

Reports of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets of Specialty Underwriters’ Alliance, Inc. (Successor) as of December 31, 2004 and 2003	F-4

Consolidated Statements of Income and Comprehensive Income of Specialty Underwriters’ Alliance, Inc. (Successor) for the year ended December 31, 2004 and for the period from April 3, 2003 to December 31, 2003 and Potomac Insurance Company of Illinois (Predecessor) for the period from January 1, 2004 to November 23, 2004 and the years ended December 31, 2003 and December 31, 2002
F-5

Consolidated Statements of Stockholders’ Equity of Specialty Underwriters’ Alliance, Inc. (Successor) as of December 31, 2004 and December 31, 2003	F-6

Consolidated Statements of Cash Flows for Specialty Underwriters’ Alliance, Inc. (Successor) for the year ended December 31, 2004 and the period from April 3, 2003 to December 31, 2003 and Potomac Insurance Company of Illinois (Predecessor) for the period from January 1, 2004 to November 23, 2004 and for the years ended December 31, 2003 and December 31, 2002
F-7

Notes to Consolidated Financial Statements	F-8

Financial Statements Schedules

Schedule I - Specialty Underwriters’ Alliance, Inc. – Summary of Investments other than investments in related parties at December 31, 2004	F-21

Schedule II - Specialty Underwriters’ Alliance, Inc. – Condensed Financial Information of Registrant for the year ended December 31, 2004 and for the period from April 3, 2003 to December 31, 2003	F-22

Schedule III - Specialty Underwriters’ Alliance, Inc. – Supplementary Insurance Information for the year ended December 31, 2004 and for the period from April 3, 2003 to December 31, 2003	F-25

Schedule IV - Specialty Underwriters’ Alliance, Inc. – Reinsurance for the year ended December 31, 2004 and for the period from April 3, 2003 to December 31, 2003	F-26

Schedule V - Specialty Underwriters’ Alliance, Inc. – Valuation and Qualifying Accounts of Registrant	F-27

Schedule VI - Specialty Underwriters’ Alliance, Inc. – Supplemental Information Concerning Property and Casualty Insurance Operations for the year ended December 31, 2004 and for the period from April 3, 2003 to December 31, 2003
F-28

Schedule III - Potomac Insurance Company of Illinois – Supplementary Insurance Information for the period from January 1, 2004 to November 23, 2004 and for the years ended December 31, 2003 and 2002	F-29

Schedule IV - Potomac Insurance Company of Illinois – Reinsurance for the period from January 1, 2004 to November 23, 2004 and for the years ended December 31, 2003 and 2002	F-30

Schedule V - Potomac Insurance Company of Illinois – Valuation and Qualifying Accounts of Registrant for the year ended December 31, 2003	F-31

Schedule VI - Potomac Insurance Company of Illinois – Supplemental Information for Property and Casualty Insurance Underwriters for the period from January 1, 2004 to November 23, 2004 and for the years ended December 31, 2003 and 2002
F-32

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Specialty Underwriters’ Alliance, Inc.:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Specialty Underwriters’ Alliance, Inc. and its subsidiary at December 31, 2004 and December 31, 2003, and the results of their operations and their cash flows for the year ended December 31, 2004 and the period from April 3, 2003 (date of inception) to December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the accompanying index present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
Chicago, Illinois
March 28, 2005

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Specialty Underwriters’ Alliance, Inc.:

In our opinion, the financial statements listed in the accompanying index of Potomac Insurance Company of Illinois present fairly, in all material respects, the results of its operations and its cash flows for the period from January 1, 2004 to November 23, 2004 and for the two years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the accompanying index present fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
Chicago, Illinois
March 28, 2005

Balance Sheets

	Specialty Underwriters’
	Alliance, Inc.
	(Successor)
	December 31,	December 31,
	2004	2003
	(Dollars in thousands)
ASSETS
Fixed maturity investments, at fair value (cost:$50,455)	$50,465	$—
Short–term investments, at amortized cost (which approximates fair value)	47,370	—

Total investments	97,835	—
Cash and cash equivalents	8,986	200
Reinsurance recoverable on paid and unpaid loss and loss adjustment expenses	95,959	—
Investment income accrued	677	—
Equipment and capitalized software at cost (less accumulated depreciation of $0)	2,389	—
Prepaid expenses	632	10
Deferred charges	—	4,730
Intangible assets	10,745	—
Other assets	8	—

Total assets	$217,231	$4,940

LIABILITIES
Loss and loss adjustment expense reserves	$95,959	$—
Unearned insurance premiums	3	—
Short-term debt	—	700
Payable for securities purchased	1,000	—
Accounts payable and other liabilities	1,339	23
Stock warrants	—	4,795

Total liabilities	$98,301	$5,518

Commitments (Note 9)
Stockholders’ equity
Common stock Class A at $.01 par value per share — authorized 75,000,000 shares; issued and outstanding 14,680,688 shares	147	—
Common stock Class B at $.01 par value per share — authorized 2,000,000 shares; issued and outstanding 26,316 shares	—	—
Paid-in capital — Class A	127,256	—
Paid-in capital — Class B	250	—
Accumulated deficit	(8,733)	(578)
Accumulated other comprehensive income, net of tax	10	—

Total stockholders’ equity	118,930	(578)

Total liabilities and stockholders’ equity	$217,231	$4,940

The accompanying notes are an integral part of these financial statements

Statements of Income and Comprehensive Income

	Specialty Underwriters’		Potomac Insurance Company
	Alliance, Inc. (Successor)		of Illinois (Predecessor)
	Twelve months
	ended	From April 3,	From January 1,	Twelve months ended
	December 31,	to December 31,	to November 23,	December 31,
	2004	2003	2004	2003	2002
	(dollars in thousands except per share data)
Revenues:
Earned insurance premiums	$—	$—	$—	$9,961	$13,518
Net investment income	278	—	1,329	2,128	1,580
Net realized gains (losses)	2	—	390	(466)	426
Other revenue	—	—	—	318	391

Total revenues	280	0	1,719	11,941	15,915

Expenses:
Loss and loss adjustment expenses	—	—	—	6,821	10,068
Insurance acquisition expenses	—	—	674	1,843	2,990
Service company fees	4,650	205	—	—	—
Financing expenses	268	157	—	—	—
General and administrative expenses	3,517	216	45	939	1,537
Accretion of loss and loss adjustment expense reserves to fair value	—	—	—	243	399

Total expenses	8,435	578	719	9,846	14,994

Pretax income (loss)	(8,155)	(578)	1,000	2,095	921
Federal income tax expense	—	—	(350)	(736)	(326)

Net income (loss) before change in accounting principle	(8,155)	(578)	650	1,359	595

Cumulative effect of change in accounting principle, net of tax.	—	—	—	—	3,126

Net income (loss)	(8,155)	(578)	650	1,359	3,721

Net change in unrealized investment gains, net of tax	10	—	(391)	(25)	654

Comprehensive net income (loss)	$(8,145)	$(578)	$259	$1,334	$4,375

Earnings (loss) per share available to common stockholders
Basic	$(4.59)	$(57,800.00)
Diluted	$(4.59)	$(57,800.00)

The accompanying notes are an integral part of these financial statements.

Statements of Stockholders’ Equity

						Accumulated
						Other
	Common	Paid-in	Common	Paid-in	Retained	Comprehensive	Total
Specialty Underwriters' Alliance, Inc.	Stock	Capital	Stock	Capital	Earnings	Income (Loss),	Stockholders’
(Successor)	Class A	Class A	Class B	Class B	(Deficit)	Net of Tax	Equity
	(dollars in thousands)
Balances at April 3, 2003	$—	$—	$—	$—	$—	$—	$—
Net loss	—	—	—	—	(578)	—	(578)

Balances at December 31, 2003	$—	$—	$—	$—	$(578)	$—	$(578)
Net loss	—	—	—	—	(8,155)	—	(8,155)
Net change in unrealized investment gains, net of tax	—	—	—	—	—	10	10
Stock issuance	147	127,256	—	250	—	—	127,653

Balances at December 31, 2004	$147	$127,256	$—	$250	$(8,733)	$10	$118,930

The accompanying notes are an integral part of these financial statements.

Statements of Cash Flows

	Specialty Underwriters’		Potomac Insurance Company
	Alliance, Inc. (Successor)		of Illinois (Predecessor)
	Twelve months
	ended	From April 3,	From January 1,	Twelve months ended
	December 31,	to December 31,	to November 23,	December 31,
	2004	2003	2004	2003	2002
	(dollars in thousands)
Cash flows from operations:
Net income (loss)	$(8,155)	$(578)	$650	$1,359	$3,721
Charges (credits) to reconcile net income to cash flows from operations:
Federal income tax expense	—	—	350	736	326
Net realized losses (gains)	(2)	—	(390)	466	(426)
Cumulative effect of change in accounting principle	—	—	—	—	(3,126)
Accrued interest costs exchanged for common stock	234	—	—	—	—
Net change in:
Deferred charges	4,730	(4,730)	—	—	—
Stock warrants	(4,795)	4,795	—	—	—
Reinsurance recoverable on unpaid loss and loss adjustment expense reserves	(95,959)	—	42,008	35,591	79,010
Loss and loss adjustment expense reserves	95,959	—	(57,017)	(39,385)	(81,995)
Insurance premiums receivable	—	—	2,119	686	1,746
Unearned insurance premiums	3	—	(4,823)	(1,159)	(6,444)
Deferred acquisition costs	—	—	674	117	394
Other, net	21	13	(683)	(1,966)	5,092

Total adjustments	191	78	(17,762)	(4,914)	(5,423)

Net cash flows used for operations	(7,964)	(500)	(17,112)	(3,555)	(1,702)
Cash flows from investing activities:
Net (increase) decrease in short-term investments	(47,370)	—	12,020	(10,022)	42,775
Sales of fixed maturity investments	—	—	34,272	314,811	44,777
Redemptions, calls and maturities of fixed maturity investments	—	—	13,697	267	—
Purchases of fixed maturity investments	(39,230)	—	(33,555)	(324,867)	(50,415)
Purchase of equipment and capitalized software	(2,389)	—	—	—	—
Net cash paid for acquisition	(20,978)	—	—	—	—

Net cash flows (used for) provided by investing activities	(109,967)	—	26,434	(19,811)	37,137
Cash flows from financing activities
Cash contributions received from Parent	—	—	—	—	505
Cash distributions paid to Parent	—	—	(18,610)	—	(3,000)
Issuance of common stock	123,517	—	—	—	—
Short-term borrowings	3,200	700	—	—	—

Net cash flows (used for) provided by financing activities	126,717	700	(18,610)	—	(2,495)
Net (decrease) or increase from cash and cash equivalents during the period	8,786	200	(9,288)	(23,366)	32,940
Cash and cash equivalents at beginning of the period	200	—	10,307	33,673	733

Cash and cash equivalents at end of the period	$8,986	$200	$1,019	$10,307	$33,673

On November 23, 2004 the Company repaid short term debt of $3.9 million by the issuance of common stock.

The accompanying notes are an integral part of these financial statements.

     NOTES TO FINANCIAL STATEMENTS – SPECIALTY UNDERWRITERS’ ALLIANCE, INC.
     (dollars in thousands)

     NOTE 1 – NATURE OF OPERATIONS

     UAI Holdings, Inc., a Delaware holding company, was organized on April 3, 2003. There was no financial activity between the organizational date and the initial funding date of December 12, 2003. On November 5, 2003, UAI Holdings, Inc. changed its name to Specialty Underwriters’ Alliance, Inc. (the “Company”). The Company was organized to provide specialty program commercial property and casualty insurance through wholly owned insurance subsidiaries.

     On November 23, 2004, the Company successfully completed an initial public offering (“IPO”) which generated net proceeds of $119,789. On December 22, 2004 the Company received proceeds of $3,728 from the underwriter’s exercise of the over allotment option.

     Prior to completing the IPO, the Company’s sole source of cash was $3,900 in term loans with senior and subordinated lenders. Concurrent with the IPO, all outstanding loans, together with accrued interest of $236 were repaid, through an exchange for common stock.

     On March 22, 2004, the Company entered into a stock purchase agreement to acquire all of the outstanding shares of Potomac Insurance Company of Illinois (“Potomac”) from OneBeacon Insurance Company (“OneBeacon”). Concurrent with the initial public offering the Company purchased Potomac for $21,997 which was equivalent to Potomac’s statutory basis capital and surplus as of the closing date plus $10,745. On the same date, the Illinois Department of Insurance approved an amendment to Potomac’s charter to change the name to SUA Insurance Company.

     As of December 31, 2004 the Company had not written any insurance policies. As a result its operations consist only of investment activities, start-up costs and operating expenses.

     Certain reclassifications have been made to prior period financial statement line items to enhance the comparability of the results presented.

     NOTE 2 – ACQUISITION

     The sole reason for the purchase of Potomac was to obtain the insurance licenses of Potomac. The purchase price for Potomac was $21,997. Potomac’s results of operations are included in the consolidated income statement of the Company from November 23, 2004.

     The purchase price has been allocated based on an estimate of the fair value of assets and liabilities assumed as of November 23, 2004, as follows:

Cash	$1,019
Investments	10,233
Cost of insurance licenses	10,745
Reinsurance recoverable on paid and unpaid losses	97,270
Loss reserves	(97,270)

Purchase price	$21,997

     Investments are valued at quoted market price at the date of acquisition. Insurance licenses are valued at their purchase price of $250 for each of the 42 licenses plus transaction cost of $245.

     Potomac was a participant in a OneBeacon inter-company pooling arrangement under which Potomac ceded all of its insurance business into the Pool and assumed 0.5% of the Pool’s insurance business. Potomac ceased its participation in the Pool effective January 1, 2004 and entered into reinsurance agreements whereby it ceded all of its business to OneBeacon. As a result, Potomac will not share in any favorable or unfavorable development of prior losses recorded by it or the Pool after January 1, 2004, unless OneBeacon fails to perform on its reinsurance obligations.

     Prior to the completion of the acquisition, OneBeacon liquidated all of Potomac’s assets other than cash and investments backing statutory capital and surplus, and settled or assumed Potomac’s remaining non-insurance liabilities.

     The Company did not issue any policies or enter into any reinsurance agreements after the acquisition date. As a result all premium and loss values shown represent the direct premium and loss reserves of Potomac for the period November 23, 2004 to December 31, 2004, which are fully reinsured by OneBeacon.

December 31	2004
Premiums earned:
Direct	$9
Assumed	—
Ceded	(9)

Net	$—

Loss reserves
Direct	$95,959
Assumed	—
Ceded	(95,959)

Net	$—

     NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

     The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Predecessor

     On January 1, 2002, Potomac adopted Statement of Financial Accounting Standards (“SFAS”) No. 141 entitled “Business Combinations” which requires the recognition of all existing deferred credits arising from business combinations prior to July 1, 2001 through the income statement as a change in accounting principle on the first day of the fiscal year beginning after December 15, 2001. In accordance with SFAS No. 141, Potomac recognized its entire December 31, 2001 unamortized deferred credit balance of $3,126 on January 1, 2002 as a cumulative effect of a change in accounting principle.

     Cash and Investments

     All fixed maturity investment securities are classified as available for sale. As such, they are reported at estimated fair value; unrealized appreciation or depreciation of available-for-sale investments carried at fair value are excluded from net income and credited or charged, net of applicable deferred income taxes, directly to accumulated other comprehensive income, a separate component of stockholders’ equity. The change in unrealized appreciation or depreciation during the year will be reported as a component of other comprehensive income (loss). Estimated fair value is based on quoted market prices. Where quoted market prices are unavailable, we expect to base the estimate on recent trading. Premium and discounts on fixed maturity investments are accreted to income over the anticipated life of the investment.

     Cash and cash equivalents include cash on hand, money market funds and investments with remaining maturities of three months or less, as determined on the date of purchase. Short-term investments consist of investments with original maturities of more than three months but less than one year, as determined on the date of purchase.

     The Company continually monitors the difference between the cost basis and the estimated fair value of investments. The accounting policy for impairment recognition for fixed maturities requires other-than-temporary impairment charges to be recorded when it is determined that it is probable the Company will be unable to collect all amounts due according to the contractual terms of the investment. Impairment charges on investments are recorded based on the fair value of the investments at the balance sheet date, and are included in net realized gains and losses. Factors considered in evaluating whether a decline in value is other than temporary include: the length of time and the extent to which the fair value has been less than cost; the financial conditions and near-term prospects of the issuer; and intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery.

     Investment income is recorded when earned. Realized investment gains and losses are recognized using specific identification of the security sold.

     Equipment and Capitalized Software

     Equipment consists of office furniture and equipment and will be depreciated over three to five years. Capitalized software cost are related to computer software that has been developed for internal use. These costs generally consist of software and licensing costs. The amortization period for capitalized costs is three to five years. None of these assets were placed in service or were ready for their intended use at December 31, 2004, and as a result there was no depreciation or amortization recorded in 2004 or 2003.

     Deferred Charges

     Deferred charges consist of deferred stock issuance costs, primarily legal and accounting fees, and deferred financing costs, associated with stock warrants granted to lenders. Deferred financing costs were amortized over the original term of the debt using the interest method. A liability for the fair value of the warrants was accrued at the grant date, offset by a related deferred charge for debt issue costs. Stock warrants were terminated prior to the completion of the IPO on November 23, 2004 and all associated charges were reversed. All other deferred charges were settled and recorded as a reduction of paid in capital as part of the stock issuance costs for the IPO.

     Intangible Assets

     The cost of insurance licenses is an indefinite life intangible asset because they will remain in effect indefinitely as long as the Company complies with relevant state insurance regulations. This intangible asset will not be amortized, but will be evaluated for impairment at least annually or upon the occurrence of certain triggering events.

     Short-Term Debt

     All outstanding short-term debt as of December 31, 2003, together with additional borrowings during 2004 and accrued interest, were exchanged for common stock at the completion of the IPO. As of December 31, 2004, the Company had no short-term debt.

     Stock Warrants

     In connection with the short-term senior and subordinated loan agreements, the Company issued warrants to the lenders, respectively, to purchase for $.01 per share, the number of shares of common stock of the Company that could be purchased in the planned IPO for $4,795.

     A liability for the fair value of the warrants was accrued at the grant date, offset by a related deferred charge for debt issue costs. The Company valued the warrants at their estimated intrinsic value as if the planned IPO were successful because of the inherent subjectivity in estimating the fair value of the warrants at the date of grant. In 2004, prior to the completion of the IPO in the fourth quarter, the warrants were terminated and the stock warrants and associated charges were reversed in the financial statements.

     Earned and Unearned Insurance Premiums

     Premiums are recognized as revenue over the coverage period of policies written on a daily pro rata basis. Unearned insurance premiums represent the portion of premiums written relating to the remaining term of each policy.

     Reinsurance

     Reinsurance premiums, commissions expense reimbursements and reserves related to reinsured business are accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Premiums ceded to other companies are reported as a reduction of premiums written. Expense allowances received in connection with reinsurance ceded will be accounted for as a reduction of the related policy acquisition costs and are deferred and amortized accordingly.

     Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policies. The collectibility of reinsurance recoverables is subject to the solvency of the reinsurers.

     Specialty Underwriters’ Alliance, Inc. acquired Potomac Insurance Company of Illinois on November 23, 2004 and did not issue any policies after the acquisition date. As a result all reserve values shown represent the direct loss and LAE reserves of Potomac December 31, 2004 which are fully reinsured by OneBeacon Insurance Company.

     Unpaid Loss and LAE

     Liabilities for loss and loss adjustment expenses (“LAE”) are comprised of case basis estimates for claims and claim expenses reported prior to year-end and estimates of incurred but not reported (“IBNR”) losses and loss expenses, net of estimated salvage and subrogation recoverable. These estimates are recorded gross of reinsurance and are continually reviewed and updated with any resulting adjustments reflected in current operating results. As of December 31, 2004 all these liabilities consist of the remaining direct obligations of our predecessor, Potomac Insurance Company of Illinois, whose claim handling and reserving are continued to be provided to the Company from OneBeacon.

     In the future, for business generated by the Company, case reserves are estimated based on the experience and knowledge of claims staff regarding the nature and potential cost of each claim and are adjusted as additional information becomes known or payments are made. IBNR reserves are regarded as the most uncertain reserve segment and are derived by subtracting paid loss and LAE and case reserves from estimates of ultimate loss and LAE. Actuaries estimate ultimate loss and LAE using various generally accepted actuarial methods applied to known losses and other relevant information. Like case reserves, IBNR reserves are adjusted as additional information becomes known or payments are made.

     For IBNR losses, the amount of reserves for each line of business are estimated on the basis of historical and statistical information. We consider historical patterns of paid and reported claims, industry data and the probable number and nature of losses arising from claims that have occurred but have not yet been reported for a given year.

     Ultimate loss and LAE are generally determined by extrapolation of claim emergence and settlement patterns observed in the past that can reasonably be expected to persist into the future. In forecasting ultimate loss and LAE with respect to any line of business, past experience with respect to that line of business is the primary resource, but cannot be relied upon in isolation.

     Stock Options

     The Company accounts for stock-based compensation plans in accordance with Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations. No compensation expense for options is reflected in net income, as all options granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of the grant.

     Recent Accounting Pronouncements

     In December 2004, the FASB issued FAS No. 123 (revised 2004), “Share-Based Payment” (“FAS 123R”). FAS 123R replaces FAS No. 123, “Accounting for Stock-Based Compensation” (“FAS 123”) and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). As permitted by FAS 123, the Company currently accounts for share-based payments to employees using APB 25’s intrinsic value method and, as such, generally recognizes no compensation expense for employee stock options. Accordingly, the adoption of FAS 123R’s fair value method will have a significant impact on our result of operations, although it will have no impact on our overall financial position. The impact of adoption of FAS 123R cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had the Company adopted FAS 123R in prior periods, the impact of that standard would have approximated the impact of FAS 123 as described in the disclosure of pro forma net income and earnings per share in Note 7 to the consolidated financial statements. FAS 123R also requires the benefits of tax deductions in excess of recognized compensation expense to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption. While the Company cannot estimate what those amounts will be in the future (because they depend on, among other things, when employees exercise stock options), the amount of operating cash flows recognized in prior periods for such excess tax deductions were zero in 2004, as the Company had a net operating loss carry forward in 2004 and has never paid any tax.

NOTE 4 – INVESTMENTS

     The cost or amortized cost and estimated fair values of fixed maturities at December 31, 2004 were as follows:

	Cost or	Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
2004	Cost	Gains	Losses	Fair Value
U.S. Treasury Securities	$6,458	$—	$(8)	$6,450
U.S. Government Agencies Securities	9,153	23	(3)	9,173
Corporate Securities	29,936	34	(43)	29,927
Mortgage Backed Securities	4,908	12	(5)	4,915

Total Fixed Maturities	$50,455	$69	$(59)	$50,465

     There were no investments at December 31, 2003.

     Temporary losses on investment securities are recorded as unrealized losses. Temporary losses do not impact net income but do reduce comprehensive net income and stockholders’ equity. Unrealized losses subsequently identified as other-than-temporary impairments are recorded as realized losses. The Company’s methodology for assessing other-than-temporary impairments is based on security-specific facts and circumstances as of the balance sheet date. Factors considered in evaluating whether a decline in value is other than temporary will include: the length of time and the extent to which the fair value has been less than cost; the financial conditions and near-term prospects of the issuer; and our intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery. As a result, subsequent adverse changes in an issuers’ credit quality or subsequent weakening of market conditions that differ from expectations could result in additional other-than-temporary impairments. The Company did not record any other-than-temporary impairment charges on investment securities for the period ended December 31, 2004.

     The cost or amortized cost and fair values of fixed maturities by contractual maturity at December 31, 2004 are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Cost or
	Amortized
	Cost	Fair Value
Due in one year or less	$3,983	$3,990
Due after one year through five years	28,845	28,816
Due after one year through ten years	17,467	17,499
Due after ten years	160	160

Total	$50,455	$50,465

     Fixed maturities with carrying values of $9,829 were on deposit with insurance regulatory authorities as required by law at December 31, 2004.

The Company had no sales on fixed maturities in the year ended December 31, 2004.

The components of the Company’s net investment income follow:

Twelve Months
Ended
December 31,
2004
Fixed maturities	$113
Short-term investments	165

Net investment income	$278

     Predecessor

     Information relating to Potomac’s investments is shown below:

	Period	Twelve months
	Ended	Ended
	November 23,	December 31,
	2004	2003	2002
Proceeds from voluntary sales	$34,272	$314,811	$44,777
Gross realized gains	687	812	445
Gross realized losses	(297)	(1,278)	(19)

     The components of Potomac’s net investment income follow:

	Period	Twelve months
	Ended	Ended
	November 23,	December 31,
	2004	2003	2002
Fixed maturities	$1,408	$2,146	$869
Short-term investments	15	135	755
Other investment income	14	33	109

Gross investment income	1,437	2,314	1,733
Less: investment expenses	108	186	153

Net investment income	$1,329	$2,128	$1,580

NOTE 5 – FEDERAL INCOME TAXES

     As of December 31, 2004 and December 31, 2003 the Company had net operating loss carryforwards of $5,812 and $3, respectively. The Company also had, at December 31, 2004 and December 31, 2003, accumulated start-up and organization expenditures that will be deductible over a 60 month period once operations commence, of $2,920 and $427, respectively. These loss carryforwards and start up and organization expenditures generate a potential asset of $2,969 and $146 at December 31, 2004 and 2003, respectively. The Company has recorded a full valuation allowance against these tax assets until such time as its operating results and future outlook produce sufficient taxable income.

     Predecessor

     The components of Potomac’s federal income taxes and a reconciliation of the Potomac’s expected and actual federal income taxes follow:

	Period	Twelve months
	Ended	ended
	November 23,	December 31,
	2004	2003	2002
Current	$—	$—	$—
Deferred	350	736	326

Income tax expense	$350	$736	$326

Expected federal income taxes at 35%	$350	$733	$322
Other, net	—	3	4

Income tax expense	$350	$736	$326

NOTE 6 – OTHER COMPREHENSIVE INCOME

     The components of the Company’s other comprehensive income follow:

	Twelve months
	Ended	From April 3, to
	December 31,	December 31,
	2004	2003
Other comprehensive income for the period:
Unrealized gains on investments	$10	$—
Less related federal income tax expense (benefit)	—	—

Total	$10	$—

     The components of the Company’s accumulated other comprehensive income at December 31, 2004 and December 31, 2003 follow:

	December 31,	December 31,
	2004	2003
Accumulated other comprehensive income:
Net unrealized gains on investments	$10	$—
Less related federal income taxes	—	—

Total	$10	$—

     Predecessor

     The components of Potomac’s other comprehensive income follow:

	Period	Twelve months
	Ended	Ended
	November 23,	December 31,
	2004	2003	2002
Other comprehensive income for the period:
Unrealized (losses) gains on investments	$197	$(504)	$1,432
Adjustment for unrealized gains (losses) realized	(390)	466	(426)
Dividend to parent	(409)	—	—
Less related federal income tax expense (benefit)	211	13	(352)

Total	$(391)	$(25)	$654

     NOTE 7 – STOCK OPTIONS

     The Board of Directors approved the Stock Option Plan during 2004. The Stock Option Plan authorizes the grant of options to certain personnel for up to 850,000 shares of the Company’s common stock. All options granted have ten-year terms and vest ratably over the three-year period following the date of grant. The number of shares available for the granting of options under the Stock Option Plan as of December 31, 2004, was approximately 225,000.

     The following table presents activity under the Stock Option Plan during 2004.

2004
Weighted
Average
Exercise
	Number	Price Per
Option Plan Activity	of Shares	Share
Balance at January 1	—	$—
Options granted	624,600	9.50
Options exercised	—	—
Options forfeited	—	—

Balance at December 31	624,600	9.50

Options exercisable at December 31	—	—

     The weighted-average fair value per share of options granted in 2004 was $4.61.

     Pro forma information regarding net income and earnings per share is required by FAS No. 123, “Accounting for Stock-Based Compensation” (“FAS 123”) to reflect net income and earnings per share under the fair value method. In December 2002, the FASB issued FAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure” (“FAS 148”). FAS 148 amends the disclosure requirements of FAS 123 to require prominent disclosure in both annual and interim financial statements regarding the method of accounting for stock-based compensation and the effect of the method used on reported results.

(in thousands of U.S. dollars, except per share amounts)	2004
Net income (loss) as reported	$(8,155)
Deduct: Compensation expense	(115)

Pro forma net income (loss)	$(8,270)

Basic earnings (loss) per share:
As reported	$(4.59)
Pro forma	$(4.65)
Diluted Earnings Per Share:
As reported	$(4.59)
Pro forma	$(4.65)

     The fair value of options issued is estimated on the date of grant using the binomial lattice option-pricing model, with the following weighted-average assumptions used for grants in 2004: dividend yield of 0% expected for five years beginning 2005 and no more than 2% expected for five years beginning 2011, expected volatility of 45%, risk free interest rate of 2.24% to 4.43% and an expected life of 7.93 years.

     NOTE 8 – RELATED PARTY TRANSACTIONS

     As of December 31, 2004, the Company had no related party transactions.

     Predecessor

     Potomac had a service contract with White Mountains Advisors LLC (“Advisors”), a wholly-owned subsidiary of OneBeacon. Under this agreement, Advisors provided investment research and advice, including the execution of orders for the purchase and sale of securities. The amounts charged to Potomac by Advisors for such services are based on a fixed fee applied to the month-end market values of the investments being managed. During the periods ended November 23, 2004, December 31, 2003 and December 31, 2002, Potomac incurred a total of $102, $185 and $115 of fees and expenses, respectively, with Advisors for services provided.

     As of January 1, 2004, with its withdrawal from the Pool, Potomac settled its net loss and LAE reserves of $15,278, unearned insurance premiums of $4,097 and other net insurance-related liabilities of $77 with the Pool in exchange for $19,298 in cash.

     During 2004 Potomac declared and paid cash dividends and capital distributions of $18,610 and distributed net assets of $13,276 to OneBeacon. During 2002 Potomac declared and paid $3,000 in cash dividends to OneBeacon and OneBeacon contributed $505 in cash to Potomac.

     NOTE 9 – COMMITMENTS

     The Company has entered into an arrangement with Syndicated Services Company, Inc. (“SSC”) for administrative and operational support. The agreement with SSC, dated November 1, 2003, is for a term of 26 months. For the 2005 calendar year the Company will pay SSC a fee of approximately $8,733 in equal monthly installments, commencing January 1, 2005. Either the Company or SSC can terminate the agreement at any time after October 1, 2005 upon 90 days’ written notice.

     On February 3, 2005, the Company entered into a lease agreement for its office space that commences on May 1, 2005 and terminates on April 30, 2020. The Company’s future net lease obligations are $1,432 for years 1 through 5, $2,374 for years 6 through 10 and $2,686 for years 11 through 15.

NOTE 10 – REINSURANCE – Predecessor

     The effects of Potomac’s reinsurance follow:

	Period	Twelve months
	ended	ended
	November 23,	December 31,
	2004	2003	2002
Premiums written:
Direct	$267	$928	$3,542
Assumed	(4,823)	8,886	11,781
Ceded	(267)	(928)	(3,542)

Net	$(4,823)	$8,886	$11,781

Premiums earned:
Direct	$667	$1,597	$8,236
Assumed	—	9,961	13,518
Ceded	(667)	(1,597)	(8,236)

Net	—	$9,961	$13,518

Losses and loss adjustment expenses:
Direct	$(130,439)	$24,803	$834
Assumed	—	6,821	10,068
Ceded	130,439	(24,803)	(834)

Net	—	$6,821	$10,068

NOTE 11 – UNPAID LOSS AND LOSS ADJUSTMENT EXPENSES – Predecessor

     Loss and LAE reserves are estimates of amounts needed to pay claims and related expenses in the future for insured events that have already occurred. Potomac establishes estimates of amounts recoverable from its reinsurers in a manner consistent with the claim liability covered by the reinsurance contracts, net of an allowance for uncollectible amounts. Net loss and LAE reserves represent gross loss and LAE reserves reduced by reinsurance recoverable on unpaid losses. Potomac’s loss and LAE reserves represent management’s best estimate of reserves based on a composite of the results of the various actuarial methods, as well as consideration of known facts and trends. Potomac believes that its reserves are reasonably stated; however, since the process of estimating loss and LAE reserves involves a considerable degree of judgment by management, ultimate loss and LAE for past accident years may deviate, perhaps materially, from the amounts currently reflected.

     Changes in the Potomac’s liability for unpaid losses and LAE were as follows:

	Twelve months
	ended
	December 31,
	2003	2002
Beginning of period:
Gross	$193,672	$275,667
Less reinsurance recoverables	(174,463)	(253,509)

Net	19,209	22,158

Incurred losses and LAE relating to:
Current year	6,086	9,792
Prior years	735	276

Total incurred losses and LAE	6,821	10,068

Accretion of loss and LAE reserves to fair value	243	399
Transfer of loss and LAE reserves to OneBeacon	—	—

Paid losses and LAE related to:
Current year	(3,145)	(4,394)
Prior years	(7,850)	(9,022)

Total paid losses and LAE	(10,995)	(13,416)

End of period:
Net	15,278	19,209
Plus reinsurance recoverables	139,009	174,463

Gross	$154,287	$193,672

     The net unfavorable development of $735 recognized in 2003 related primarily to construction defect claims on OneBeacon’s run-off operations. The 2003 net unfavorable development also resulted from a significant 1995 property claim from a pool in which OneBeacon had participated (the Industrial Risk Insurers pool) which was settled through an arbitration decision during 2003.

     The net unfavorable development of $276 recognized in 2002 related primarily to increases in reserves for workers compensation coverages. This reserve increase related primarily to a continuing unfavorable trend of increases in workers compensation medical claims and indemnity costs.

     In connection with purchase accounting for Potomac, OneBeacon was required to adjust to fair value of Potomac’s loss and LAE reserves and the related reinsurance recoverables by $3,234 and $1,734, respectively, thereby reducing such balances by those amounts on Potomac’s June 1, 2001 balance sheet. This reduction to net loss and LAE reserves of $1,500 is being accreted through an income statement charge over the period that the claims are expected to be settled. As a result, Potomac recognized $243 and $399 of accretion to loss and LAE reserves during 2003 and 2002, respectively.

     As of January 1, 2004, with its withdrawal from the Pool, Potomac transferred net loss and LAE reserves of $15,278 to OneBeacon.

NOTE 12 – STATUTORY INFORMATION

     Statutory accounting is a basis of accounting developed to assist insurance regulators in monitoring and regulating the solvency of insurance companies. It is primarily concerned with measuring an insurer’s surplus to policyholders. Accordingly, statutory accounting focuses on valuing assets and liabilities of insurers at financial reporting dates in accordance with appropriate insurance law and regulatory provisions applicable to each insurer’s domiciliary state.

     Statutory accounting practices established by the National Association of Insurance Commissioners (NAIC) and adopted, in part, by state insurance departments will determine, among other things, the amount of statutory surplus and statutory net income, which will affect, in part, the amount of funds available to pay dividends.

     As an Illinois property and casualty insurer the maximum amount of dividends which can be paid by the SUA Insurance Company to shareholders without prior approval of the Director of Insurance is the greater of net income or 10% of statutory surplus, further limited to earned surplus. At December 31, 2004 SUA Insurance Company has no earned surplus and therefore no dividend capacity without the prior approval of the Illinois Director of Insurance.

     In order to enhance the regulation of insurer solvency, the NAIC adopted in December 1993 a formula and model law to implement risk-based capital requirements for property and casualty insurance companies. These risk-based capital requirements are designed to assess capital adequacy and to raise the level of protection that statutory surplus provides for policyholder obligations. The risk-based capital model for property and casualty insurance companies measures three major areas of risk facing property and casualty insurers:

•	underwriting, which encompasses the risk of adverse loss development and inadequate pricing;

•	declines in asset values arising from credit risk; and

•	declines in asset values arising from investment risk.

     An insurer’s statutory surplus is compared to its risk-based capital requirement. If adjusted statutory surplus falls below company action level risk based capital, the company would be subject to regulatory action including submission of a report to insurance regulators outlining the corrective action the company intends to take.

     SUA Insurance Company’s statutory information is as follows:

Period Ended
December 31, 2004
Ending capital and surplus	$100,725
Net income/(loss)	$(3,383)
Company action level risk-based capital	$830

NOTE 13 – QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following table sets forth the unaudited financial data for the year ended December 31, 2004 and for the period April 1, 2003 (date of inception) to December 31, 2003.

						Fourth
	First	Second	Third	Fourth	Year	and Year
Quarterly Financial Data	2004	2004	2004	2004	2004	2003
	(in thousands, except per share data)
Revenues	$—	$—	$—	$280	$280	$—
Expenses	1,808	5,635	2,109	1,117	8,435	578
Net income (loss)	(1,808)	(5,635)	(2,109)	1,397	(8,155)	(578)
Net income (loss) per share	$(180,800.00)	$(563,500.00)	$(210,900.00)	$0.20	$(4.59)	$(57,800.00)

     Warrants were issued to original lenders for $4,795 in 2003. Expense was recognized for the warrants in the amount of $151, $1,311 and $3,333 in the fourth quarter of 2003, first quarter of 2004 and second quarter of 2004, respectively. The warrants were reduced to $3,996 in the third quarter of 2004, resulting in a gain of $799. The warrants were cancelled in the fourth quarter of 2004 resulting in a gain of $3,996.

SCHEDULE I

SPECIALTY UNDERWRITERS’ ALLIANCE, INC.

SUMMARY OF INVESTMENTS – OTHER THAN
INVESTMENTS IN RELATED PARTIES
At December 31, 2004

	Cost	Fair Value
	(dollars in thousands)
Fixed maturities:
U.S. treasury securities	$6,458	$6,450
U.S. government agencies securities	9,153	9,173
Corporate securities	29,936	9,927
Mortgage backed securities	4,908	4,915

Total fixed maturities	50,455	50,465

Short-term investments	47,370	47,370

Total investments	$97,825	$97,835

SCHEDULE II

SPECIALTY UNDERWRITERS’ ALLIANCE, INC.

CONDENSED FINANCIAL INFORMATION OF REGISTRANT

	Specialty Underwriters’
	Alliance, Inc. (Successor)
	December 31,	December 31,
Balance Sheets	2004	2003
	(dollars in thousands)
ASSETS

Investments in subsidiaries	$113,812	$—

Total investments	113,812	—
Cash and cash equivalents	4,960	200
Deferred charges	—	4,730
Other assets	481	10

Total assets	$119,253	$4,940

LIABILITIES

Short-term debt	—	700
Accounts payable and other liabilities	323	23
Stock warrants	—	4,795

Total liabilities	323	5,518
Stockholders’ equity
Common stock Class A at $.01 par value per share - authorized 75,000,000 shares; issued and outstanding 14,680,688 shares	147	—
Common stock Class B at $.01 par value per share - authorized 2,000,000 shares; issued and outstanding 26,316 shares	—	—
Paid-in capital – Class A	127,256	—
Paid-in capital – Class B	250	—
Retained earnings	(8,733)	(578)
Accumulated other comprehensive income, net of tax	10	—

Total stockholders’ equity	118,930	(578)

Total liabilities and stockholders’ equity	$119,253	$4,940

SCHEDULE II

SPECIALTY UNDERWRITERS’ ALLIANCE, INC.

CONDENSED FINANCIAL INFORMATION OF REGISTRANT

	Specialty Underwriters’
	Alliance, Inc. (Successor)
	Twelve months	From April 13,
	ended	to
	December 31,	December 31,
Statement of Operations	2004	2003
	(dollars in thousands except
	per share data)
Revenues:
Total revenues	$—	$—

Expenses:
Service company fees	2,511	205
Financing expenses	268	157
General and administrative expenses	2,180	216
Loss of subsidiary	3,196	—

Total expenses	8,155	578

Pretax income (loss)	(8,155)	(578)
Federal income tax expense	—	—

Net income (loss)	(8,155)	(578)

Net change in unrealized investment gains, net of tax	10	—

Comprehensive net income (loss)	$(8,145)	$(578)
Earnings (loss) per share available to common stockholders
Basic	$(4.59)	$(57,800.00)
Diluted	$(4.59)	$(57,800.00)

SCHEDULE II

SPECIALTY UNDERWRITERS’ ALLIANCE, INC.

CONDENSED FINANCIAL INFORMATION OF REGISTRANT

	Specialty Underwriters’
	Alliance, Inc. (Successor)
	Twelve months	From April 13,
	ended	to
	December 31,	December 31,
Statement of Cash Flows	2004	2003
	(dollars in thousands)
Cash flows from operations:
Net income (loss)	$(8,155)	$(578)
Charges (credits) to reconcile net income to cash flows from operations:
Loss (income) of subsidiary	3,196	—
Interest expense exchanged for common stock	234	—
Net change in:
Deferred charges	4,730	(4,730)
Stock warrants	(4,795)	4,795
Other, net	311	13

Total adjustments	3,676	78

Net cash flows used for operations	(4,479)	(500)
Cash flows from investing activities:
Purchase of insurance subsidiary	(21,998)	—
Capital contributions to subsidiary	(95,000)	—
Purchase of capitalized software	(480)	—

Net cash flows (used for) provided by investing activities	(117,478)	—
Cash flows from financing activities
Issuance of common stock	123,517	—
Short-term borrowings	3,200	700

Net cash flows (used for) provided by financing activities	126,717	700
Net increase from cash and cash equivalents during the period	4,760	200
Cash and cash equivalents at beginning of the period	200	—

Cash and cash equivalents at end of the period	$4,960	$200

SCHEDULE III

SPECIALTY UNDERWRITERS’ ALLIANCE, INC.

SUPPLEMENTARY INSURANCE INFORMATION
(dollars in thousands)

Column A	Column B	Column C	Column D	Column E	Column F	Column G	Column H	Column I	Column J	Column K
		Future policy					Benefits,
		benefits,		Other policy			claims,	Amortization
	Deferred	losses,		claims and		Net	losses, and	of deferred	Other
	acquisition	claims, and	Unearned	benefits	Premiums	investment	settlement	policy	operating	Premiums
	costs	loss expenses	premiums	payable	earned	income	expenses	acquisition	expenses	written
Twelve months ended:

December 31, 2004	$—	$95,959	$3	$—	$—	$278	$—	$—	$—	$—

Period from:
April 3 through December 31, 2003	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—

SCHEDULE IV

SPECIALTY UNDERWRITERS’ ALLIANCE, INC.

REINSURANCE
(dollars in thousands)

Column A	Column B	Column C	Column D	Column E	Column F
Percentage of
Premiums		Ceded to other	Assumed from		amount
earned	Direct amount	companies	other companies	Net amount	assumed to net
Twelve months ended:

December 31, 2004	$9	$9	$—	$—	0.0%

Period from:

From April 3, to December 31, 2003	$—	$—	$—	$—	—

SCHEDULE V

SPECIALTY UNDERWRITERS’ ALLIANCE, INC.

VALUATION AND QUALIFYING ACCOUNTS

NONE

SCHEDULE VI

SPECIALITY UNDERWRITERS’ ALLIANCE, INC.

SUPPLEMENTAL INFORMATION CONCERNING PROPERTY AND CASUALTY INSURANCE OPERATIONS

Column A	Column B	Column C	Column D	Column E	Column F	Column G	Column H		Column I	Column J	Column K
Claims and claims
		Reserves for					adjustment
		unpaid					expenses incurred		Amortization
		claims and	Discount, if				related to		of deferred	Paid claims
	Deferred	claims	any,			Net	(1)	(2)	policy	and claims
	acquisition	adjustment	deducted in	Unearned	Earned	investment	Current	Prior	acquisition	adjustment	Premiums
	costs	expenses	Column C	premiums	Premiums	income	Year	Year	costs	expenses	written
(dollars in thousands)
Twelve months ended:
December 31, 2004	$—	$95,959	$—	$3	$—	$278	$—	$—	$—	$—	$—

Period from:
April 3, 2003 through December 31, 2003	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—

SCHEDULE III

POTOMAC INSURANCE COMPANY OF ILLINOIS

SUPPLEMENTARY INSURANCE INFORMATION
(dollars in thousands)

Column A	Column B	Column C	Column D	Column E	Column F	Column G	Column H	Column I	Column J	Column K
		Future policy					Benefits,
		benefits,		Other policy			claims,	Amortization
	Deferred	losses,		claims and		Net	losses, and	of deferred	Other
	acquisition	claims, and	Unearned	benefits	Premiums	investment	settlement	policy	operating	Premiums
	costs	loss expenses	premiums	payable	earned	income	expenses	acquisition	expenses	written

Period from:
January 1,2004 through November 23, 2004	$—	$—	$—	$—	$—	$1,329	$—	$—	$45	$(4,823)

Twelve months ended:

December 31, 2003	$674	$154,287	$4,835	$—	$9,961	$2,218	$6,821	$1,843	$939	$8,886
December 31, 2002	$791	$193,672	$6,394	$—	$13,518	$1,580	$10,068	$2,990	$1,537	$11,781

SCHEDULE IV

POTOMAC INSURANCE COMPANY OF ILLINOIS

REINSURANCE
(dollars in thousands)

Column A	Column B	Column C	Column D	Column E	Column F
					Percentage of
Premiums		Ceded to other	Assumed from		amount
earned	Gross amount	companies	other companies	Net amount	assumed to net

Period from:
January 1, 2004 through November 23, 2004	$667	$(667)	$—	$—	—

Twelve months ended:

December 31, 2003	$1,597	$(1,597)	$9,961	$9,961	100%
December 31, 2002	$8,236	$(8,236)	$13,518	$13,518	100%

SCHEDULE V

POTOMAC INSURANCE COMPANY OF ILLINOIS

VALUATION AND QUALIFYING ACCOUNTS
(dollars in thousands)

Column A	Column B	Column C		Column D	Column E
		Additions (subtractions)
	Balance at	Charged to	Charged to		Balance at
	beginning	costs and	other	Deductions	end of
	of period	expenses	accounts	described(1)(2)	period

Years ended:

December 31, 2003

Allowance for insurance balances receivable	$340	$(167)	$—	$(58)	$115
Allowance for reinsurance recoverable	83	—	—	(13)	70

December 31, 2002

Allowance for insurance balances receivable	$480	$24	$—	$(164)	$340
Allowance for reinsurance recoverable	120	(34)	—	(3)	83

(1) As of January 1, 2004 with its withdrawal from the Pool, Potomac transferred its valuation and qualifying accounts to OneBeacon.

(2) Represent write-offs of balances receivables.

SCHEDULE VI

POTOMAC INSURANCE COMPANY OF ILLINOIS

SUPPLEMENTAL INFORMATION FOR PROPERTY AND CASUALTY INSURANCE UNDERWRITERS
(dollars in thousands)

Column A	Column B	Column C	Column D		Column E	Column F	Column G	Column H		Column I	Column J	Column K

								Claims and claims
		Reserves for						adjustment
		unpaid						expenses incurred		Amortization
		claims and	Discount, if					related to		of deferred	Paid claims
	Deferred	claims	any,				Net	(1)	(2)	policy	and claims
	acquisition	adjustment	deducted in		Unearned	Earned	investment	Current	Prior	acquisition	adjustment	Premiums
	costs	expenses	Column C		premiums	Premiums	income	Year	Year	costs	expenses	written

Period from:

January 1,2004 through November 23, 2004	$—	$—	$—		$—	$—	$1,329	$—	$—	$—	$—	$(4,823)

Twelve months ended:

December 31, 2003	$674	$154,287	$190	(1)	$4,835	$9,961	$2,218	$6,086	$735	$1,843	$10,995	$8,886
December 31, 2002	$791	$193,672	$211	(1)	$6,394	$13,518	$1,580	$9,792	$276	$2,990	$13,416	$11,781

(1) The amounts shown exclude unamortized fair value adjustments to reserves of $0, $578, and $821, for unpaid claims and claims adjustment expenses made in purchase accounting as a result of White Mountains’ purchase of Potomac for the period from January 1, 2004 through November 1, 2004 and the years ended December 31, 2003 and December 31, 2002.

GLOSSARY OF SELECTED INSURANCE, REINSURANCE AND INVESTMENT TERMS

Acquisition costs:	The aggregate of policy acquisition costs, including commissions and the portion of administrative, general and other expenses attributable to underwriting operations.

Broker:	One who negotiates contracts of insurance or reinsurance, receiving a commission for placement and other service rendered, between (1) a policyholder and a primary insurer, on behalf of the insured party, (2) a primary insurer and reinsurer, on behalf of the primary insurer, or (3) a reinsurer and a retrocessionaire, on behalf of the reinsurer.

Capacity:	The percentage of surplus, or the dollar amount of exposure, that an insurer or reinsurer is willing or able to place at risk. Capacity may apply to a single risk, a program, a line of business or an entire book of business. Capacity may be constrained by legal restrictions, corporate restrictions or indirect restrictions.

Case reserves:	Loss reserves, established with respect to specific, individual reported claims.

Casualty insurance and reinsurance:	Insurance or reinsurance that is primarily concerned with the losses caused by injuries to third persons (in other words, persons other than the policyholder) and the resulting legal liability imposed on the underlying insured resulting therefrom.

Catastrophe; Catastrophic:	A severe loss or disaster, typically involving multiple claimants. Common perils include earthquakes, hurricanes, hailstorms, severe winter weather, floods, fires, tornadoes, explosions and other natural or man-made disasters. Catastrophe losses also may arise from acts of war, acts of terrorism and political instability.

Catastrophe loss:	Loss and directly identified loss adjustment expenses from catastrophes.

Cede; Cedent; Ceding company:	When a party reinsures its liability with another, it transfers or “cedes” business (premiums or losses) and is referred to as the “cedent” or “ceding company.”

Claim:	Request by an insured or reinsured for indemnification by an insurance company or a reinsurance company for loss incurred from an insured peril or event.

Deductible:	The amount of loss that an insured retains, although the insurer is legally responsible for losses within the deductible and looks to the insured for reimbursement for such losses. Contrast this with a self-insured retention (SIR), where the insurer is only responsible for claims in excess of the SIR, regardless of the financial status of the insured.

Directors’ and officers’ liability:	Insurance or reinsurance that covers liability for corporate directors and officers for wrongful acts, subject to applicable exclusions, terms and conditions of the policy.

Excess of loss:	A generic term describing insurance or reinsurance that indemnifies the insured or the reinsured against all or a specified portion of losses on underlying insurance policies in excess of a specified amount, which is called a “retention.” Also known as non-proportional insurance or reinsurance. Excess of loss insurance or reinsurance is written in layers. An insurer or reinsurer or group of insurers or reinsurers accepts a band of coverage up to a specified amount. The total coverage purchased by the cedent is referred to as a “program” and will typically be placed with predetermined insurers or reinsurers in pre-negotiated layers. Any liability exceeding the outer limit of the program reverts to the ceding company, which also bears the credit risk of an insurer’s or reinsurer’s insolvency.

Exclusions:	Provisions in an insurance or reinsurance policy excluding certain risks or otherwise limiting the scope of coverage.

Exposure:	The possibility of loss. A unit of measure of the amount of risk a company assumes.

Frequency:	The number of claims occurring during a given coverage period. This is sometimes quoted as number of claims per unit of exposure.

GAAP:	Accounting principles generally accepted in the United States, as defined by the American Institute of Certified Public Accountants or statements of the Financial Accounting Standards Board. GAAP is the method of accounting to be used by Specialty Underwriters’ Alliance, Inc. for reporting to stockholders.

Incurred but not reported(“IBNR”):	Reserves for estimated losses that have been incurred by insureds and reinsureds but not yet reported to the insurer or reinsurer, including unknown future developments on losses which are known to the insurer or reinsurer.

Layer:	The interval between the retention or attachment point and the maximum limit of indemnity for which an insurer or reinsurer is responsible.

Loss and loss adjustment expense ratio:	The ratio of losses and loss expenses to net premiums earned, determined in accordance with either SAP or GAAP.

Loss reserves:	Liabilities established by insurers and reinsurers to reflect the estimated cost of claims payments and the related expenses that the insurer or reinsurer will ultimately be required to pay in respect of insurance or reinsurance it has written. Reserves are established for losses and for loss adjustment expenses.

Losses and loss adjustment expense:	The expense of settling claims, including legal and other fees and the portion of general expense allocated to claim settlement costs (also known as claim adjustment expenses), plus losses incurred with respect to claims.

Losses incurred:	The total losses sustained by an insurer or reinsurer under a policy or policies, whether paid or unpaid. Incurred losses include a provision for IBNR.

Premiums:	The amount charged during the term on policies and contracts issued, renewed or reinsured by an insurance company or reinsurance company.

Rates:	Amounts charged per unit of insurance and reinsurance (also

sometimes shown per unit of exposure).

Reinsurance:	An arrangement in which an insurance company, the reinsurer, agrees to indemnify another insurance or reinsurance company, the ceding company, against all or a portion of the insurance or reinsurance risks underwritten by the ceding company under one or more policies. Reinsurance can provide a ceding company with several benefits, including a reduction in net liability on individual risks and catastrophe protection from large or multiple losses. Reinsurance also provides a ceding company with additional underwriting capacity by permitting it to accept larger risks and write more business than would be possible without a concomitant increase in capital and surplus, and facilitates the maintenance of acceptable financial ratios by the ceding company. Reinsurance does not legally discharge the primary insurer from its liability with respect to its obligations to the insured.

Reinsurance agreement:	A contract specifying the terms of a reinsurance transaction (also known as a reinsurance certificate).

Reserves:	Liabilities established by insurers to reflect the estimated costs of claim payments and the related expenses that the insurer will ultimately be required to pay in respect of insurance or reinsurance it has written. Reserves are established for losses, for loss adjustment expenses and for unearned premiums. Loss reserves consist of “case reserves,” or reserves established with respect to individual report claims, and “IBNR reserves.” Unearned premium reserves constitute the portion of premium paid in advance for insurance or reinsurance that has not yet been provided. See also “Loss Reserves.”

Retention:	The amount or portion of risk that an insurer retains for its own account. Losses in excess of the retention level up to the outer limit of the program, if any, are paid by the reinsurer. In proportional agreements, the retention may be a percentage of the original policy’s limit. In excess of loss business, the retention is a dollar amount of loss, a loss ratio or a percentage.

Retrocessionaire:	Retention also may mean that portion of the loss is retained by the insured or policyholder. Most insureds do not purchase insurance to cover their entire exposure. Rather, they elect to take a deductible or self-insured retention, a portion of the risk that they will cover themselves. A retrocessionaire is a reinsurer to which another reinsurer cedes all or part of the reinsurance that the first reinsurer has assumed. Reinsurance companies cede risks to retrocessionaires for reasons similar to those that cause primary insurers to purchase reinsurance: To reduce net liability on individual risks; to protect against catastrophic losses; to stabilize financial ratios; and to obtain additional underwriting capacity.

Risk-based capital:	A measure adopted by the NAIC and enacted by states for determining the minimum statutory capital and surplus requirements of insurers with required regulatory and company actions that apply when an insurer’s capital and surplus is below these minimums.

Self-insure:	The retention of a portion of the risk by a person or entity for its own account. See “Deductible” above for a comparison.

Specialty program lines:	Lines of insurance that typically serve well-defined groups of insureds with similar risk characteristics that require highly specialized knowledge of the business class.

Statutory accounting principles (“SAP”):	Recording transactions and preparing financial statements in accordance with the rules and procedures prescribed or permitted by United States state insurance regulatory authorities including the NAIC, which in general reflect a liquidating, rather than going concern, concept of accounting.

Surplus:	As determined under SAP, the amount remaining after all liabilities, including loss reserves, are subtracted from all admitted assets. Admitted assets are assets of an insurer prescribed or permitted by a state to be recognized on the statutory balance sheet. Surplus is often referred to as “surplus as regards policyholders” for statutory accounting purposes.

Underwriter:	An employee of an insurance or reinsurance company who examines, accepts or rejects risks and classifies accepted risks in order to charge an appropriate premium for each accepted risk. The underwriter is expected to select business that will produce an average risk of loss no greater than that anticipated for the class of business.

Underwriting:	The insurer’s or reinsurer’s process of reviewing applications for insurance coverage, and the decision whether to accept all or part of the coverage and determination of the applicable premiums; also refers to the acceptance of that coverage.

Workers’ compensation:	A system (established under state and federal laws) under which employers provide insurance for benefit payments to their employees for work-related injuries, deaths and diseases, regardless of fault.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock.

1,558,688 Shares
Common Stock

[LOGO]

Specialty Underwriters’ Alliance, Inc.

PROSPECTUS

                    , 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Registration.

     The following table sets forth the costs and expenses, other than the underwriting discount, payable by the registrant in connection with the sale of the common stock being registered. All amounts are estimates except the SEC registration fee, and the Nasdaq National Market System listing fee.

SEC Registration Fee		$1,546.55
Nasdaq National Market System Listing Fee		$0
Blue Sky Fees and Expenses		$0
Printing and Engraving Costs	$	*
Legal Fees and Expenses	$	*
Accounting Fees and Expenses	$	*
Transfer Agent and Registrar Fees and Expenses	$	*
Miscellaneous	$	*

Total	$	*

*	To be completed by amendment.

Item 14. Indemnification of Directors and Officers.

     Our certificate of incorporation provides that, except to the extent prohibited by the Delaware General Corporation Law, as amended (the “DGCL”), our directors shall not be personally liable to the registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the registrant. Under the DGCL, the directors have a fiduciary duty to the registrant which is not eliminated by this provision of the certificate of incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director’s duty of loyalty to the registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors’ responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. The registrant has applied for liability insurance for its officers and directors. Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) arising under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The certificate of incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the registrant may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that person is or was a director or officer of the registrant, or is or was serving at the request of the registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the certificate. The registrant is not aware of any threatened litigation or proceeding that may result in a claim for any indemnification.

Item 15. Recent Sales of Unregistered Securities.

     The following is a summary of the sales during the past three years by the Registrant of securities that were not registered under the Securities Act of 1933, as amended, or the Securities Act. Except for the warrants issued in exchange for old warrants, all of the following securities were issued in reliance on the exemption from registration under Section 4(2) of the Securities Act. All recipients listed below were accredited investors, sophisticated and received adequate information about us. The new warrants issued in exchange for the old warrants, as described below, were issued in reliance on the exemption from registration under Section 3(a)(9) of the Securities Act. No commission or other remuneration was paid to any person, directly or indirectly, in connection with these transactions.

     1. On December 12, 2003, the Registrant issued a senior secured note with a principal amount not to exceed $1,250,000 to Friedman, Billings, Ramsey Group, Inc. On March 26, 2004 such note was amended to increase the maximum principal amount to $1,500,000. On July 23, 2004 such note was amended and restated to increase the maximum principal amount to $2,000,000.

     2. On December 12, 2003, the Registrant issued a subordinated note with a principal amount not to exceed $200,000 to Courtney C. Smith. On July 23, 2004 such note was amended and restated to increase the maximum principal amount to $260,000.

     3. On December 12, 2003, the Registrant issued a subordinated note with a principal amount not to exceed $200,000 to Peter E. Jokiel. On July 23, 2004 such note was further amended to decrease the maximum principal amount to $114,000.

     4. On December 12, 2003, the Registrant issued a subordinated note with a principal amount not to exceed $125,000 to William S. Loder. On July 23, 2004 such note was further amended to decrease the maximum principal amount to $45,000.

     5. On December 12, 2003, the Registrant issued a subordinated note with a principal amount not to exceed $125,000 to Gary J. Ferguson. On July 23, 2004 such note was further amended to decrease the maximum principal amount to $31,000.

     6. On December 12, 2003, the Registrant issued a warrant to FBR to purchase a number of shares of our common stock equal to $3,750,000 divided by the initial public offering price of our common stock less underwriters’ discounts and commissions. On July 23, 2004 such warrant was amended and restated to entitle FBR to purchase a number of shares of our common stock equal to $4,000,000 divided by the initial public offering price less underwriters’ discounts and commissions. Such warrant has an exercise price of $0.01 per share. On August 31, 2004, such warrant was exchanged for two new warrants: (i) a warrant to purchase a number of shares of our common stock equal to $4,500,000 divided by the initial public offering price less underwriting discounts and commissions, with an exercise price equal to the initial public offering price less underwriting discounts and commissions and (ii) a warrant to purchase a number of shares of our common stock equal to $1,000,000 divided by the initial public offering price less underwriting discounts and commissions, with an exercise price equal to $0.01.

     7. On December 12, 2003, the Registrant issued a warrant to Courtney C. Smith to purchase a number of shares of our common stock equal to $300,000 divided by the initial public offering price of our common stock less underwriters’ discounts and commissions. On July 23, 2004 such warrant was amended and restated to entitle Mr. Smith to purchase a number of shares of our common stock equal to $520,000 divided by the initial public offering price less underwriters’ discounts and commissions. Such warrant had an exercise price of $0.01 per share. On August 31, 2004, such warrant was exchanged for two new warrants: (i) a warrant to purchase a number of shares of our common stock equal to $630,000 divided by the initial public offering price less underwriting discounts and commissions, with an exercise price equal to the initial public offering price less underwriting discounts and commissions and (ii) a warrant to purchase a number of shares of our common stock equal to $100,000 divided by the initial public offering price less underwriting discounts and commissions, with an exercise price equal to $0.01.

     8. On December 12, 2003, the Registrant issued a warrant to Peter E. Jokiel to purchase a number of shares of our common stock equal to $300,000 divided by the initial public offering price of our common stock less underwriters’ discounts and commissions. On July 23, 2004 such warrant was amended and restated to entitle Mr. Jokiel to purchase a number of shares of our common stock equal to $228,000 divided by the initial public offering price less underwriters’ discounts and commissions. Such warrant had an exercise price of $0.01 per share. On August 31, 2004, such warrant was exchanged for a new warrant to purchase a number of shares of our common stock equal to $342,000 divided by the initial public offering price less underwriting discounts and commissions, with an exercise price equal to the initial public offering price less underwriting discounts and commissions.

     9. On December 12, 2003, the Registrant issued a warrant to William S. Loder to purchase a number of shares of our common stock equal to $75,000 divided by the initial public offering price of our common stock less underwriters’ discounts and commissions. On July 23, 2004 such warrant was amended and restated to entitle Mr. Loder to purchase a number of shares of our common stock equal to $90,000 divided by the initial public offering price less underwriters’ discounts and commissions. Such warrant had an exercise price of $0.01 per share. On August 31, 2004, such warrant was exchanged for a new warrant to purchase a number of shares of our common stock equal to $135,000 divided by the initial public offering price less underwriting discounts and commissions, with an exercise price equal to the initial public offering price less underwriting discounts and commissions.

     10. On December 12, 2003, the Registrant issued a warrant to Gary J. Ferguson to purchase a number of shares of our common stock equal to $75,000 divided by the initial public offering price of our common stock less underwriters’ discounts and commissions. On July 23, 2004 such warrant was amended and restated to entitle Mr. Ferguson to purchase a number of shares of our common stock equal to $62,000 divided by the initial public offering price less underwriters’ discounts and commissions. Such warrant had an exercise price of $0.01 per share. On August 31, 2004, such warrant was exchanged for a new warrant to purchase a number of shares of our common stock equal to $93,000 divided by the initial public offering price less underwriting discounts and commissions, with an exercise price equal to the initial public offering price less underwriting discounts and commissions.

     11. On July 23, 2004, the Registrant issued a senior secured note with a principal amount not to exceed $1,450,000 to Standard American Insurance Limited.

     12. On July 23, 2004, the Registrant issued a warrant to Standard American Insurance Limited to purchase a number of shares of our common stock equal to $2,900,000 divided by the initial public offering price of our common stock less underwriters’ discounts and commissions. Such warrant has an exercise price of $0.01 per share.

     13. On November 23, 2004, certain members of management, including Messrs. Smith, Jokiel, Loder and Ferguson, purchased directly from the Registrant shares of common stock for $200,00, $300,000, $150,000 and $150,000, respectively, at $8.835 per share, which amounts were paid in cash.

     14. On November 23, 2004, three partner agents purchased shares of the Company’s Class B common stock for $250,000, at a price equal to $9.50 per share.

     15. On November 23, 2004, FBR, an affiliate of one of the representatives of the underwriters of the Registrant’s initial public offering, purchased 1,000,000 share of the Registrant’s common stock, at a price of $8.835 per share, in a private placement. The Registrant raised gross proceeds of approximately $8.835 million from such private placement.

     16. On March 30, 2005, pursuant to its purchase agreement, Risk Transfer Holdings, Inc. delivered payment of $150,000. We expect to deliver approximately 15,664 shares of Class B common stock to Risk Transfer Holdings, Inc. shortly.

     17. On April 18, 2005, pursuant to its purchase agreement, American Team Managers delivered payment of $300,000. We expect to deliver approximately 33,311 shares of Class B common stock to American Team Managers shortly.

     All of the foregoing securities are deemed restricted securities for purposes of the Securities Act. The certificates evidencing the securities described in this Item 15 included appropriate legends setting forth that the securities had not been registered under the Securities Act and were subject to applicable restrictions on transfer.

Item 16. Exhibits and Financial Statement Schedules.

     (a) Exhibits.

2.1**	Stock Purchase Agreement, dated March 22, 2004, between Registrant and OneBeacon Insurance Company. (Incorporated by reference to Exhibit 2.1, filed with Specialty Underwriters’ Alliance, Inc.’s Registration Statement on Form S-1 (File No. 333-117722) (the “Form S-1”))

2.2**	Amendment No. 1, dated May 4, 2004, to Stock Purchase Agreement between Registrant and OneBeacon Insurance Company. (Incorporated by reference to Exhibit 2.2, filed with the Form S-1)

2.3**	Amendment No. 2, dated July 1, 2004, to Stock Purchase Agreement between Registrant and OneBeacon Insurance Company. (Incorporated by reference to Exhibit 2.3, filed with the Form S-1)

2.4**	Amendment No. 3, dated July 13, 2004, to Stock Purchase Agreement between Registrant and OneBeacon Insurance Company. (Incorporated by reference to Exhibit 2.4, filed with the Form S-1)

2.5**	Amendment No. 4, dated October 12, 2004, to Stock Purchase Agreement between Registrant and OneBeacon Insurance Company. (Incorporated by reference to Exhibit 2.5, filed with the Form S-1)

3.1**	Amended and Restated Certificate of Incorporation. (Incorporated by reference to Exhibit 3.1, filed with the Form S-1)

3.2**	Amended and Restated Bylaws. (Incorporated by reference to Exhibit 3.2, filed with the Form S-1)

4.1**	Amended and Restated Senior Secured Note to the order of Friedman, Billings, Ramsey Group, Inc. for up to $2,000,000. (Incorporated by reference to Exhibit 4.1, filed with the Form S-1)

4.2**	Amended and Restated Subordinated Note to the order of Courtney C. Smith for up to $260,000. (Incorporated by reference to Exhibit 4.2, filed with the Form S-1)

4.3**	Amended and Restated Subordinated Note to the order of Peter E. Jokiel for up to $114,000. (Incorporated by reference to Exhibit 4.3, filed with the Form S-1)

4.4**	Amended and Restated Subordinated Note to the order of William S Loder for up to $45,000. (Incorporated by reference to Exhibit 4.4, filed with the Form S-1)

4.5**	Amended and Restated Subordinated Note to the order of Gary J. Ferguson for up to $31,000. (Incorporated by reference to Exhibit 4.5, filed with the Form S-1)

4.6**	Amended and Restated Amended and Restated Senior Secured Note to the order of Standard American Insurance Limited for up to $1,450,000. (Incorporated by reference to Exhibit 4.6, filed with the Form S-1)

5.1*	Opinion of Stroock & Stroock & Lavan LLP

10.1.1**	Management and Administrative Services Agreement, dated November 1, 2003, between the Registrant and Syndicated Services Company, Inc. (Incorporated by reference to Exhibit 10.1.1, filed with the Form S-1)

10.1.2**	Engagement letter, dated November 24, 2003 between the Registrant and MMC Securities Corp. (Incorporated by reference to Exhibit 10.1.2, filed with the Form S-1)

10.1.3**	Agreement, dated March 15, 2004, between the Registrant and Guy Carpenter & Company, Inc. (Incorporated by reference to Exhibit 10.1.3, filed with the Form S-1)

10.1.4**	Addendum I to the Management and Administrative Services Agreement, dated April 26, 2004,

between the Registrant and Syndicated Services Company, Inc. (Incorporated by reference to Exhibit 10.1.4, filed with the Form S-1)

10.1.5**	Amended and Restated Stock Option Plan dated as of November 11, 2004. (Incorporated by reference to Exhibit 10.1.5, filed with the Form S-1)

10.1.6**	Addendum II to the Management and Administrative Services Agreement, dated June 10, 2004, between the Registrant and Syndicated Services Company, Inc. (Incorporated by reference to Exhibit 10.1.6, filed with the Form S-1)

10.1.7**	First Amendment to Engagement Letter, dated June 24, 2004, between the Registrant and MMC Securities Corp. (Incorporated by reference to Exhibit 10.1.7, filed with the Form S-1)

10.1.8**	Amended and Restated Employment Agreement, dated November 11, 2004, between the Registrant and Courtney C. Smith. (Incorporated by reference to Exhibit 10.1.8, filed with the Form S-1)

10.1.9**	Amended and Restated Employment Agreement, dated November 11, 2004, between the Registrant and Peter E. Jokiel. (Incorporated by reference to Exhibit 10.1.9, filed with the Form S-1)

10.1.10**	Amended and Restated Employment Agreement, dated November 11, 2004, between the Registrant and William S. Loder. (Incorporated by reference to Exhibit 10.1.10, filed with the Form S-1)

10.1.11**	Amended and Restated Employment Agreement, dated November 11, 2004, between the Registrant and Gary J. Ferguson. (Incorporated by reference to Exhibit 10.1.11, filed with the Form S-1)

10.1.12**	Amended and Restated Senior Loan and Security Agreement, dated July 23, 2004, among FBR, Standard American Insurance Limited and Registrant. (Incorporated by reference to Exhibit 10.1.12, filed with the Form S-1)

10.1.13**	Amended and Restated Subordinated Loan and Security Agreement, dated July 23, 2004, among FBR, Standard American Insurance Limited, Registrant, Courtney C. Smith, Peter E. Jokiel, William S. Loder and Gary Ferguson. (Incorporated by reference to Exhibit 10.1.13, filed with the Form S-1)

10.1.14**	Amended and Restated Intercreditor and Subordination Agreement, dated July 23, 2004, among FBR, Standard American Insurance Limited, Registrant, Courtney C. Smith, Peter E. Jokiel, William S. Loder and Gary Ferguson. (Incorporated by reference to Exhibit 10.1.14, filed with the Form S-1)

10.1.15**	Partner Agent Program Agreement, dated May 18, 2004, between the Registrant and AEON Insurance Group, Inc. (Incorporated by reference to Exhibit 10.1.15, filed with the Form S-1)

10.1.16**	Amended and Restated Securities Purchase Agreement, dated September 30, 2004, between the Registrant and AEON Insurance Group, Inc. (Incorporated by reference to Exhibit 10.1.16, filed with the Form S-1)

10.1.17**	Partner Agent Program Agreement, dated May 1, 2004, between the Registrant and American Team Managers. (Incorporated by reference to Exhibit 10.1.17, filed with the Form S-1)

10.1.18**	Amended and Restated Securities Purchase Agreement, dated August 16, 2004, between the Registrant and American Team Managers. (Incorporated by reference to Exhibit 10.1.18, filed with the Form S-1)

10.1.19**	Software License Maintenance and Support Agreement, dated May 20, 2004, between the Registrant and ISO Strategic Solutions, Inc. (Incorporated by reference to Exhibit 10.1.21, filed with the Form S-1)

10.1.20**	Master Software Sales and Services, Agreement (Americas), dated May 19, 2004, between the Registrant and SunGard Sherwood Systems (US), Inc. (Incorporated by reference to Exhibit 10.1.22, filed with the Form S-1)

10.1.21**	Warrant Exchange Agreement, dated August 31, 2004, among Registrant, Friedman Billings, Ramsey Group, Inc., Courtney C. Smith, Peter E. Jokiel, William S. Loder and Gary Ferguson. (Incorporated by reference to Exhibit 10.1.23, filed with the Form S-1)

10.1.22**	Second Amendment to Engagement Letter, dated September 7, 2004, between the Registrant and MMC Securities Corp. (Incorporated by reference to Exhibit 10.1.24, filed with the Form S-1)

10.1.23**	Side letter, dated September 30, 2004, between the Registrant and AEON Insurance Group, Inc. (Incorporated by reference to Exhibit 10.1.25, filed with the Form S-1)

10.1.24**	Promissory Note, dated September 30, 2004, in favor of the Registrant. (Incorporated by reference to Exhibit 10.1.26, filed with the Form S-1)

10.1.25**	Side letter, dated August 16, 2004, between the Registrant and American Team Managers Insurance Services, Inc. (Incorporated by reference to Exhibit 10.1.27, filed with the Form S-1)

10.1.26**	Promissory Note, dated August 16, 2004, in favor of the Registrant. (Incorporated by reference to Exhibit 10.1.28, filed with the Form S-1)

10.1.27**	Letter Agreement, dated September 15, 2004, between the Registrant and Syndicated Services Company, Inc. (Incorporated by reference to Exhibit 10.1.31, filed with the Form S-1)

10.1.28**	Partner Agent Program Agreement, dated November 3, 2004, between the Registrant and Risk Transfer Holdings, Inc. (Incorporated by reference to Exhibit 10.1.32, filed with the Form S-1)

10.1.29**	Amended and Restated Securities Purchase Agreement, dated November 3, 2004, between the Registrant and Risk Transfer Holdings, Inc. (Incorporated by reference to Exhibit 10.1.33, filed with the Form S-1)

10.1.30**	Side Letter, dated November 3, 2004, between the Registrant and Risk Transfer Holdings, Inc. (Incorporated by reference to Exhibit 10.1.34, filed with the Form S-1)

10.1.31**	Promissory Note, dated November 3, 2004, in favor of the Registrant. (Incorporated by reference to Exhibit 10.1.35, filed with the Form S-1)

10.1.32**	First Amendment to Software License Maintenance and Support Agreement, dated October 13, 2004, between the Registrant and ISO Strategic Solutions, Inc. (Incorporated by reference to Exhibit 10.1.36, filed with the Form S-1)

10.1.33**	Second Amendment to Software License Maintenance and Support Agreement, dated November 9, 2004, between the Registrant and ISO Strategic Solutions, Inc. (Incorporated by reference to Exhibit 10.1.37, filed with the Form S-1)

10.1.34**	First Amendment to Amended and Restated Senior Loan and Security Agreement, dated November 11, 2004, among FBR, Standard American Insurance Limited and Registrant. (Incorporated by reference to Exhibit 10.1.38, filed with the Form S-1)

10.1.35**	First Amendment to Amended and Restated Subordinated Loan and Security Agreement, dated November 11, 2004, among FBR, Standard American Insurance Limited, Registrant, Courtney C. Smith, Peter E. Jokiel, William S. Loder and Gary Ferguson. (Incorporated by reference to Exhibit 10.1.39, filed with the Form S-1)

10.1.36**	Form of Voting Agreement, by and between the Registrant and FBR. (Incorporated by reference to Exhibit 10.1.40, filed with the Form S-1)

10.1.37**	Form of Registration Rights Agreement, by and between the Registrant and FBR. (Incorporated by reference to Exhibit 10.1.41, filed with the Form S-1)

10.1.38**	Form of Stock Purchase Agreement by and between the Registrant and FBR. (Incorporated by reference to Exhibit 10.1.42, filed with the Form S-1)

10.1.39**	Third Amendment to the Software License and Maintenance and Support Agreement by and between ISO Strategic Solutions, Inc. and the Registrant. (Incorporated by reference to Exhibit 10.1.43, filed with the Form S-1)

10.1.40**	Lease Agreement, dated February 7, 2005, between SUA Insurance Company, the wholly owned operating subsidiary of the Registrant, and 222 South Riverside Property LLC. (Incorporated by reference to Exhibit 10.1.40, filed with Specialty Underwriters’ Alliance, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004) (the “2004 10-K”)

10.1.41**	Amendment No. 1 Partner Agent Program Amendment, dated January 17, 2005, between the Registrant and American Team Managers, Inc. (Incorporated by reference to Exhibit 10.1.41, filed with the 2004 10-K)

21.1**	Subsidiaries of Registrant. (Incorporated by reference to Exhibit 21.1, filed with the 2004 10-K)

23.1*	Consent of PricewaterhouseCoopers LLP with respect to Registrant.

23.2*	Consent of PricewaterhouseCoopers LLP with respect to Potomac Insurance Company of Illinois.

23.3*	Consent of Stroock & Stroock & Lavan LLP. (included in Exhibit 5.1)

24.1*	Powers of Attorney. (included in this Part II of the registration statement)

*	Filed herewith.

**	Filed previously.

     (b) Financial Statement Schedules.

Item 17. Undertakings.

     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (a)1(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, Delaware Corporation law, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the question has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois, on this 20th day of April 2005.

SPECIALTY UNDERWRITERS’ ALLIANCE, INC.

By:	/s/ Peter E. Jokiel

Name: Peter E. Jokiel
Title: Chief Financial Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that that each of the persons whose names appear below appoints and constitutes Courtney C. Smith and Peter E. Jokiel and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to execute any and all amendments to the within Registration Statement, including post-effective amendments, and to file the same, together with all exhibits thereto, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the Registration Statement has been signed by the following persons in the capacities indicated:

Signature	Title	Date

/s/ Courtney C. Smith	Chairman, Chief Executive Officer,	April 20, 2005
Courtney C. Smith	President and Director
(principal executive officer)

/s/ Peter E. Jokiel	Executive Vice President, Chief	April 20, 2005
Peter E. Jokiel	Financial Officer, Treasurer and
Director (principal financial
and accounting officer)

/s/ Robert E. Dean	Director	April 20, 2005
Robert E. Dean

/s/ Raymond C. Groth	Director	April 20, 2005
Raymond C. Groth

/s/ Paul A. Philp	Director	April 20, 2005
Paul A. Philp

Signature	Title	Date

/s/ Robert H. Whitehead	Director
Robert H. Whitehead		April 20, 2005

/s/ Russell E. Zimmermann	Director
Russell E. Zimmermann		April 20, 2005

INDEX TO EXHIBITS

2.1**	Stock Purchase Agreement, dated March 22, 2004, between Registrant and OneBeacon Insurance Company. (Incorporated by reference to Exhibit 2.1, filed with Specialty Underwriters’ Alliance, Inc.’s Registration Statement on Form S-1 (File No. 333-117722) (the “Form S-1”))

2.2**	Amendment No. 1, dated May 4, 2004, to Stock Purchase Agreement between Registrant and OneBeacon Insurance Company. (Incorporated by reference to Exhibit 2.2, filed with the Form S-1)

2.3**	Amendment No. 2, dated July 1, 2004, to Stock Purchase Agreement between Registrant and OneBeacon Insurance Company. (Incorporated by reference to Exhibit 2.3, filed with the Form S-1)

2.4**	Amendment No. 3, dated July 13, 2004, to Stock Purchase Agreement between Registrant and OneBeacon Insurance Company. (Incorporated by reference to Exhibit 2.4, filed with the Form S-1)

2.5**	Amendment No. 4, dated October 12, 2004, to Stock Purchase Agreement between Registrant and OneBeacon Insurance Company. (Incorporated by reference to Exhibit 2.5, filed with the Form S-1)

3.1**	Amended and Restated Certificate of Incorporation. (Incorporated by reference to Exhibit 3.1, filed with the Form S-1)

3.2**	Amended and Restated Bylaws. (Incorporated by reference to Exhibit 3.2, filed with the Form S-1)

4.1**	Amended and Restated Senior Secured Note to the order of Friedman, Billings, Ramsey Group, Inc. for up to $2,000,000. (Incorporated by reference to Exhibit 4.1, filed with the Form S-1)

4.2**	Amended and Restated Subordinated Note to the order of Courtney C. Smith for up to $260,000. (Incorporated by reference to Exhibit 4.2, filed with the Form S-1)

4.3**	Amended and Restated Subordinated Note to the order of Peter E. Jokiel for up to $114,000. (Incorporated by reference to Exhibit 4.3, filed with the Form S-1)

4.4**	Amended and Restated Subordinated Note to the order of William S Loder for up to $45,000. (Incorporated by reference to Exhibit 4.4, filed with the Form S-1)

4.5**	Amended and Restated Subordinated Note to the order of Gary J. Ferguson for up to $31,000. (Incorporated by reference to Exhibit 4.5, filed with the Form S-1)

4.6**	Amended and Restated Amended and Restated Senior Secured Note to the order of Standard American Insurance Limited for up to $1,450,000. (Incorporated by reference to Exhibit 4.6, filed with the Form S-1)

5.1*	Opinion of Stroock & Stroock & Lavan LLP

10.1.1**	Management and Administrative Services Agreement, dated November 1, 2003, between the Registrant and Syndicated Services Company, Inc. (Incorporated by reference to Exhibit 10.1.1, filed with the Form S-1)

10.1.2**	Engagement letter, dated November 24, 2003 between the Registrant and MMC Securities Corp. (Incorporated by reference to Exhibit 10.1.2, filed with the Form S-1)

10.1.3**	Agreement, dated March 15, 2004, between the Registrant and Guy Carpenter & Company, Inc. (Incorporated by reference to Exhibit 10.1.3, filed with the Form S-1)

10.1.4**	Addendum I to the Management and Administrative Services Agreement, dated April 26, 2004, between the Registrant and Syndicated Services Company, Inc. (Incorporated by reference to Exhibit 10.1.4, filed with the Form S-1)

10.1.5**	Amended and Restated Stock Option Plan dated as of November 11, 2004. (Incorporated by reference to Exhibit 10.1.5, filed with the Form S-1)

10.1.6**	Addendum II to the Management and Administrative Services Agreement, dated June 10, 2004, between the Registrant and Syndicated Services Company, Inc. (Incorporated by reference to Exhibit 10.1.6, filed with the Form S-1)

10.1.7**	First Amendment to Engagement Letter, dated June 24, 2004, between the Registrant and MMC Securities Corp. (Incorporated by reference to Exhibit 10.1.7, filed with the Form S-1)

10.1.8**	Amended and Restated Employment Agreement, dated November 11, 2004, between the Registrant and Courtney C. Smith. (Incorporated by reference to Exhibit 10.1.8, filed with the Form S-1)

10.1.9**	Amended and Restated Employment Agreement, dated November 11, 2004, between the Registrant and Peter E. Jokiel. (Incorporated by reference to Exhibit 10.1.9, filed with the Form S-1)

10.1.10**	Amended and Restated Employment Agreement, dated November 11, 2004, between the Registrant and William S. Loder. (Incorporated by reference to Exhibit 10.1.10, filed with the Form S-1)

10.1.11**	Amended and Restated Employment Agreement, dated November 11, 2004, between the Registrant and Gary J. Ferguson. (Incorporated by reference to Exhibit 10.1.11, filed with the Form S-1)

10.1.12**	Amended and Restated Senior Loan and Security Agreement, dated July 23, 2004, among FBR, Standard American Insurance Limited and Registrant. (Incorporated by reference to Exhibit 10.1.12, filed with the Form S-1)

10.1.13**	Amended and Restated Subordinated Loan and Security Agreement, dated July 23, 2004, among FBR, Standard American Insurance Limited, Registrant, Courtney C. Smith, Peter E. Jokiel, William S. Loder and Gary Ferguson. (Incorporated by reference to Exhibit 10.1.13, filed with the Form S-1)

10.1.14**	Amended and Restated Intercreditor and Subordination Agreement, dated July 23, 2004, among FBR, Standard American Insurance Limited, Registrant, Courtney C. Smith, Peter E. Jokiel, William S. Loder and Gary Ferguson. (Incorporated by reference to Exhibit 10.1.14, filed with the Form S-1)

10.1.15**	partner agent Program Agreement, dated May 18, 2004, between the Registrant and AEON Insurance Group, Inc. (Incorporated by reference to Exhibit 10.1.15, filed with the Form S-1)

10.1.16**	Amended and Restated Securities Purchase Agreement, dated September 30, 2004, between the Registrant and AEON Insurance Group, Inc. (Incorporated by reference to Exhibit 10.1.16, filed with the Form S-1)

10.1.17**	partner agent Program Agreement, dated May 1, 2004, between the Registrant and American Team Managers. (Incorporated by reference to Exhibit 10.1.17, filed with the Form S-1)

10.1.18**	Amended and Restated Securities Purchase Agreement, dated August 16, 2004, between the Registrant and American Team Managers. (Incorporated by reference to Exhibit 10.1.18, filed with the Form S-1)

10.1.19**	Software License Maintenance and Support Agreement, dated May 20, 2004, between the Registrant and ISO Strategic Solutions, Inc. (Incorporated by reference to Exhibit 10.1.21, filed with the Form S-1)

10.1.20**	Master Software Sales and Services, Agreement (Americas), dated May 19, 2004, between the Registrant and SunGard Sherwood Systems (US), Inc. (Incorporated by reference to Exhibit 10.1.22, filed with the Form S-1)

10.1.21**	Warrant Exchange Agreement, dated August 31, 2004, among Registrant, Friedman Billings, Ramsey Group, Inc., Courtney C. Smith, Peter E. Jokiel, William S. Loder and Gary Ferguson. (Incorporated by reference to Exhibit 10.1.23, filed with the Form S-1)

10.1.22**	Second Amendment to Engagement Letter, dated September 7, 2004, between the Registrant and

MMC Securities Corp. (Incorporated by reference to Exhibit 10.1.24, filed with the Form S-1)

10.1.23**	Side letter, dated September 30, 2004, between the Registrant and AEON Insurance Group, Inc. (Incorporated by reference to Exhibit 10.1.25, filed with the Form S-1)

10.1.24**	Promissory Note, dated September 30, 2004, in favor of the Registrant. (Incorporated by reference to Exhibit 10.1.26, filed with the Form S-1)

10.1.25**	Side letter, dated August 16, 2004, between the Registrant and American Team Managers Insurance Services, Inc. (Incorporated by reference to Exhibit 10.1.27, filed with the Form S-1)

10.1.26**	Promissory Note, dated August 16, 2004, in favor of the Registrant. (Incorporated by reference to Exhibit 10.1.28, filed with the Form S-1)

10.1.27**	Letter Agreement, dated September 15, 2004, between the Registrant and Syndicated Services Company, Inc. (Incorporated by reference to Exhibit 10.1.31, filed with the Form S-1)

10.1.28**	partner agent Program Agreement, dated November 3, 2004, between the Registrant and Risk Transfer Holdings, Inc. (Incorporated by reference to Exhibit 10.1.32, filed with the Form S-1)

10.1.29**	Amended and Restated Securities Purchase Agreement, dated November 3, 2004, between the Registrant and Risk Transfer Holdings, Inc. (Incorporated by reference to Exhibit 10.1.33, filed with the Form S-1)

10.1.30**	Side Letter, dated November 3, 2004, between the Registrant and Risk Transfer Holdings, Inc. (Incorporated by reference to Exhibit 10.1.34, filed with the Form S-1)

10.1.31**	Promissory Note, dated November 3, 2004, in favor of the Registrant. (Incorporated by reference to Exhibit 10.1.35, filed with the Form S-1)

10.1.32**	First Amendment to Software License Maintenance and Support Agreement, dated October 13, 2004, between the Registrant and ISO Strategic Solutions, Inc. (Incorporated by reference to Exhibit 10.1.36, filed with the Form S-1)

10.1.33**	Second Amendment to Software License Maintenance and Support Agreement, dated November 9, 2004, between the Registrant and ISO Strategic Solutions, Inc. (Incorporated by reference to Exhibit 10.1.37, filed with the Form S-1)

10.1.34**	First Amendment to Amended and Restated Senior Loan and Security Agreement, dated November 11, 2004, among FBR, Standard American Insurance Limited and Registrant. (Incorporated by reference to Exhibit 10.1.38, filed with the Form S-1)

10.1.35**	First Amendment to Amended and Restated Subordinated Loan and Security Agreement, dated November 11, 2004, among FBR, Standard American Insurance Limited, Registrant, Courtney C. Smith, Peter E. Jokiel, William S. Loder and Gary Ferguson. (Incorporated by reference to Exhibit 10.1.39, filed with the Form S-1)

10.1.36**	Form of Voting Agreement, by and between the Registrant and FBR. (Incorporated by reference to Exhibit 10.1.40, filed with the Form S-1)

10.1.37**	Form of Registration Rights Agreement, by and between the Registrant and FBR. (Incorporated by reference to Exhibit 10.1.41, filed with the Form S-1)

10.1.38**	Form of Stock Purchase Agreement by and between the Registrant and FBR. (Incorporated by reference to Exhibit 10.1.42, filed with the Form S-1)

10.1.39**	Third Amendment to the Software License and Maintenance and Support Agreement by and between ISO Strategic Solutions, Inc. and the Registrant. (Incorporated by reference to Exhibit 10.1.43, filed with the Form S-1)

10.1.40**	Lease Agreement, dated February 7, 2005, between SUA Insurance Company, the wholly owned operating subsidiary of the Registrant, and 222 South Riverside Property LLC. (Incorporated by reference to Exhibit 10.1.40, filed with Specialty Underwriters’ Alliance, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004) (the “2004 10-K”)

10.1.41**	Amendment No. 1 partner agent Program Amendment, dated January 17, 2005, between the Registrant and American Team Managers, Inc. (Incorporated by reference to Exhibit 10.1.41, filed with the 2004 10-K)

21.1**	Subsidiaries of Registrant. (Incorporated by reference to Exhibit 21.1, filed with the 2004 10-K)

23.1*	Consent of PricewaterhouseCoopers LLP with respect to Registrant.

23.2*	Consent of PricewaterhouseCoopers LLP with respect to Potomac Insurance Company of Illinois.

23.3*	Consent of Stroock & Stroock & Lavan LLP. (included in Exhibit 5.1)

24.1*	Powers of Attorney. (included in this Part II of the registration statement)

*	Filed herewith.

**	Filed previously.